UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. 3)

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]	Preliminary Proxy Statement
[_]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[_]	Definitive Proxy Statement
[_]	Definitive Additional Materials
[_]	Soliciting Material Pursuant to § 240.14a-12

Del Laboratories, Inc.
(Name of Registrant as Specified In Its Charter)

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[_]	No fee required.
[_]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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[X]	Fee paid previously with preliminary materials
[_]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

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DEL LABORATORIES, INC.
178 EAB Plaza
Uniondale, New York 11556-0178
Tel: (516) 844-2020

[__________], 2004

Dear Stockholder:

You are cordially invited to attend a Special Meeting of Stockholders to be held on [__________], 2005, at [11:00 A.M.], local time, at [_______________]. At the Special Meeting, we will ask you to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of July 1, 2004, among DLI Holding Corp. (“DLI”), DLI Acquisition Corp., a wholly-owned subsidiary of DLI, and Del Laboratories, Inc. (“Del”), and approve the merger contemplated by that agreement.

If the merger agreement is adopted and the merger is completed, Del will become a wholly-owned subsidiary of DLI and you will receive $35.00 in cash for each share of your Del common stock unless you vote against the merger and subsequently perfect your appraisal rights.

Our Board of Directors has carefully considered the merger agreement and has determined that the terms of the merger agreement are fair to, and in the best interests of, our stockholders. Your Board of Directors has approved and declared advisable the merger agreement and recommends that you vote in favor of adoption of the merger agreement and approval of the merger.

Your vote is very important. We cannot complete the merger unless the merger agreement is approved by holders of not less than 80% of the outstanding shares of common stock. Whether or not you plan to attend the Special Meeting, we urge you to complete, sign, date and return the enclosed proxy card to ensure that your shares are represented at the Special Meeting.

The attached proxy statement provides you with detailed information about the proposed transaction and related matters. We urge you to read the entire proxy statement carefully, including the annexes. In making your decision, you should carefully consider all of the information in the proxy statement. If you have any questions about the merger, stockholders should call Innisfree M&A Incorporated (“Innisfree”), Del’s proxy solicitor, toll-free at (888) 750-5834, and bankers and brokers should call Innisfree collect at (212) 750-5833.

On behalf of your Board of Directors, I thank you for your support and appreciate your consideration of this matter.

Sincerely, Dan K. Wassong Chairman, President & CEO

This proxy statement is being first mailed to Del stockholders on or about [__________], 2004.

DEL LABORATORIES, INC.
178 EAB Plaza
Uniondale, New York 11556-0178
Tel: (516) 844-2020

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

A Special Meeting of the Stockholders of Del Laboratories, Inc. will be held at [_______________], on [__________], 2005, at [11:00 A.M.], local time, for the following purpose:

1.	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of July 1, 2004, among DLI, DLI Acquisition Corp., a wholly-owned subsidiary of DLI, and Del Laboratories, Inc., and approve the merger contemplated by that agreement. A copy of the merger agreement is attached as Annex A to the proxy statement accompanying this notice; and

2.	To consider and vote upon a proposal to adjourn the Special Meeting (if an insufficient number of proxies has been received at the time of the Special meeting to approve Proposal 1) so as to permit further solicitation of proxies.

Only stockholders of record at the close of business on December 15, 2004 will be entitled to vote at the Special Meeting, or any adjournments or postponements thereof. As of that date, there were [__________] shares of common stock outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the meeting. A list of stockholders eligible to vote at the Special Meeting will be available for inspection at the Special Meeting and during business hours from [________], 2005 to the date of the Special Meeting at Del’s corporate headquarters.

Stockholders who do not vote in favor of approval and adoption of the merger agreement and the related merger will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they perfect their appraisal rights by complying with all of the required procedures under Delaware law. See “Special Factors—Appraisal Rights of Stockholders” beginning on page 35 of the enclosed proxy statement and Annex C thereto.

Your Board of Directors recommends that you vote to adopt the merger agreement and approve the merger.

By Order of the Board of Directors, Gene L. Wexler Secretary

178 EAB Plaza
Uniondale, New York 11556-0178
[__________], 2004

— IMPORTANT —

Whether you expect to attend the Special Meeting or not, your proxy vote is important. To assure your representation at the meeting, please sign and date the enclosed proxy card and return it promptly in the enclosed envelope, which requires no additional postage if mailed in the United States or Canada. In this way, if you are unable to attend in person, your shares can still be voted at the Special Meeting. If you attend the Special Meeting and wish to vote in person, you may withdraw your proxy card and do so.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger, passed upon the merits or fairness of the merger agreement or the transactions contemplated thereby, including the proposed merger, or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

TABLE OF CONTENTS

PRINCIPAL TERMS OF THE MERGER	1
QUESTIONS AND ANSWERS ABOUT THE MERGER	3
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	7
INFORMATION ABOUT THE SPECIAL MEETING AND VOTING	9
Matters Relating to the Meeting	9
Vote Required	9
How to Vote	9
Other Business; Adjournments	10
SPECIAL FACTORS	11
General Description of the Merger	11
The Parties	11
Effects of the Merger	11
Benefits and Detriments of the Merger to Del’s Unaffiliated Stockholders	12
Benefits and Detriments of the Merger to Del	12
Benefits and Detriments of the Merger to Affiliates of Del	13
Post-Merger Ownership and Control	13
Background of the Merger	16
Reasons for the Merger; Recommendation of the Board of Directors	18
Opinion of Peter J. Solomon Company, L.P.	20
Position of Participating Affiliates as to the Fairness of the Merger	25
Purposes, Reasons and Plans for Del after the Merger	26
Financial Projections	27
Financing of the Merger	29
Financial Advisory Agreement	33
Material Federal Income Tax Consequences of the Merger	33
Tax Consequences to Our Stockholders and Optionholders Other than Continuing Investors	34
Tax Consequences to Continuing Investors	34
Tax Consequences to Del and Its Subsidiaries	34
Anticipated Accounting Treatment	34
Regulatory Matters Relating to the Merger	35
Appraisal Rights of Stockholders	35
Estimated Fees and Expenses	38
Provisions for Unaffiliated Security Holders	38
Conduct of the Business of Del If the Merger Is Not Completed	38
Interests of Certain Persons in the Merger	38
THE MERGER AGREEMENT	43
General	43
Closing	43
Consideration to be Received in the Merger	43
Treatment of Stock Options	43
Exchange of Certificates in the Merger	43
Covenants and Agreements	44
Other Covenants and Agreements	46
Representations and Warranties	46

i

Conditions	47
Termination of Merger Agreement	48
Termination Fee	48
Amendments and Waivers	49
Expenses	49
VOTING AGREEMENT	50
OWNERSHIP OF VOTING STOCK BY CERTAIN BENEFICIAL OWNERS	51
OWNERSHIP OF VOTING STOCK BY MANAGEMENT	52
MARKET PRICE AND DIVIDEND INFORMATION	53
TRANSACTIONS IN SHARES OF COMMON STOCK BY CERTAIN PERSONS	54
SELECTED HISTORICAL FINANCIAL INFORMATION	55
ADDITIONAL INFORMATION FOR STOCKHOLDERS	57
Stockholder Proposals	57
Other Matters	57
Incorporation by Reference	57
Where You Can Find More Information	57
ANNEXES
Annex A Agreement and Plan of Merger
Annex B Opinion of Peter J. Solomon Company, L.P.
Annex C Text of 262 of Delaware General Corporation Law
Annex D Voting Agreement

ii

PRINCIPAL TERMS OF THE MERGER

This summary of the principal terms of the merger, together with the question and answer section, highlights important information discussed in greater detail elsewhere in this proxy statement. This summary may not contain all of the information you should consider before voting on the merger agreement. To more fully understand the merger, you should read carefully this entire proxy statement and all of its annexes before voting on whether to adopt the merger agreement and approve the merger. You can also refer to “Where You Can Find More Information” on page 57 for additional information about us.

The Merger

•	Structure of Transaction. Under the terms of the proposed merger, DLI Acquisition Corp. (“Merger Sub”), a Delaware corporation and wholly-owned subsidiary of DLI Holding Corp., a Delaware corporation (“DLI”), will merge with and into Del Laboratories, Inc., a Delaware corporation (“Del”, “us”, “we”, “our” or the “Company”). For more information regarding the parties to the transaction, see “Special Factors—The Parties” on page 11. For a summary of the merger agreement, see “The Merger Agreement” on page 43. For a description of events leading to the approval of the merger agreement by our Board of Directors (the “Board of Directors” or “Board”), see “Special Factors—Background of the Merger” on page 16.

•	Consideration Offered. In connection with the merger, all of our outstanding shares of common stock will be converted into the right to receive $35.00 in cash, without interest, with the exception of those shares held by dissenting stockholders who perfect their appraisal rights under Delaware law as well as certain other shares. Upon the closing of the merger, Del common stock will cease to be quoted on the American Stock Exchange and the registration of Del’s common stock under the Securities Exchange Act of 1934, as amended, will be terminated.

•	Reasons for the Merger. The principal reasons for the merger are to provide you with an opportunity to receive an immediate cash payment for your Del shares at a price that represents a premium over recent market prices for Del’s common stock and to enable affiliates of Kelso and the continuing investors (as defined below) to acquire Del. See “Special Factors—Reasons for the Merger; Recommendation of the Board of Directors” on page 18.

Interested Parties

The following parties will have an interest in Del after the merger:

•	Kelso & Company, L.P. Kelso & Company, L.P., a New York-based private investment firm (“Kelso”), will hold, through DLI Holding LLC, a limited liability company formed under the laws of the State of Delaware (the “LLC”), shares of common stock of DLI representing approximately 93.7% of the fully diluted equity of DLI. Whenever we refer to a percentage of the fully diluted equity of DLI in this proxy statement, we assume the exercise of all fully vested DLI stock options that will be issued in exchange for Del stock options immediately prior to the merger, any grant of DLI stock options at or following the closing of the merger under a new DLI incentive plan or the award to the continuing investors of profit interests in the LLC.

•	The Continuing Investors. Certain individuals, referred to as the “continuing investors,” will continue to have an interest in Del after the merger. The “continuing investors” are William McMenemy (Del’s Executive Vice President, Marketing, Cosmetics Division, North America), Charles J. Hinkaty (Del’s Vice President and President of Del Pharmaceuticals, Inc.) and Harvey Alstodt (Del’s Executive Vice President, Sales, Cosmetic Division, North America). It is expected that the continuing investors will hold fully vested options to purchase DLI common stock representing in the aggregate approximately 6.3% of the fully diluted equity of DLI and, through the LLC, common stock of DLI representing in the aggregate less than 0.1% of the fully diluted equity of DLI. It is also anticipated that the continuing investors will be awarded certain profit interests in the LLC that will entitle such continuing investors to a portion of the future appreciation in the value of the assets of the LLC.

•	Enzo J. Vialardi. After the merger, Mr. Vialardi will continue to serve as Del’s Executive Vice President and Chief Financial Officer, although he will not have any equity interests in DLI or the LLC.

For more information, see “Special Factors—Interests of Certain Persons in the Merger” on page 38.

Board Recommendation and Required Stockholder Vote

•	Recommendation of the Board of Directors. The Board believes that the merger is advisable, fair to you and in your best interests and recommends that you vote FOR the adoption of the merger agreement and approval of the merger. For information regarding the reasons why the Board recommends such a vote, see “Special Factors—Reasons for the Merger; Recommendation of the Board of Directors” on page 18.

•	Stockholder Vote Required. Approval of the merger requires the affirmative vote of the holders of not less than 80% of our outstanding shares of common stock.

Fairness of the Merger

The Board of Directors of Del as well as the persons described above under “Interested Parties” believe that the merger is fair to Del’s unaffiliated stockholders based on several factors, described in detail under “Special Factors—Reasons for the Merger; Recommendation of the Board of Directors” on page 18 and “Special Factors—Position of Participating Affiliates as to the Fairness of the Merger” on page 25. In addition, Del’s Board received an opinion from Peter J. Solomon Company, L.P. (“PJSC”), Del’s financial advisor, that, based upon and subject to various considerations set forth in the opinion, as of July 1, 2004, the consideration to be received by the holders of Del common stock (other than DLI or any of its direct or indirect subsidiaries or affiliates) in the merger is fair from a financial point of view to such stockholders. We encourage you to read this opinion in its entirety. For more information regarding PJSC’s opinion, see “Special Factors—Opinion of Peter J. Solomon Company, L.P.” on page 20.

Conditions to Completion of the Merger

Completion of the merger is subject to certain conditions, including, but not limited to:

•	DLI obtaining financing for payment of the merger consideration and related fees and expenses. The financing is conditioned, among other things, upon the reasonable satisfaction of the lenders that consolidated EBITDA of Del for the 12-month period ended on the last day of the most recent fiscal quarter for which financial statements are available and on the last day of the most recent fiscal month for which financial statements are available, in each case without giving effect to the merger or any cost savings resulting therefrom in a manner reasonably satisfactory to the lenders, was not less than $46 million;

•	approval of the merger being obtained from holders of not less than 80% of the outstanding shares of our common stock;

•	no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other governmental entity or other legal restraints or prohibitions is in effect restricting, preventing or prohibiting the consummation of the merger; and

•	us having performed in all material respects all obligations required to be performed under the merger agreement at or prior to the closing date.

For a more complete list of conditions required to complete the merger, see “Special Factors—Financing of the Merger” on page 29 and “The Merger Agreement—Conditions” on page 47.

Material Federal Income Tax Consequences of the Merger

The receipt of cash by our stockholders will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws. Each stockholder will recognize gain or loss equal to the difference, if any, between the amount of cash received and such stockholder’s adjusted tax basis in its Del common stock converted into cash in the merger. A holder’s gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the common stock exchanged in the merger had been held for more than one year at the time of the merger. See “Special Factors—Material Federal Income Tax Consequences of the Merger” on page 33. The federal income tax consequences described above may not apply to some holders of our common stock, including some holders specifically referred to in “Special Factors—Material Federal Income Tax Consequences of the Merger”. Your tax consequences will depend upon your own personal situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:   What am I being asked to vote on?

A:   You are being asked to approve and adopt a merger agreement and related merger by which DLI will acquire Del.

Q:   What is the proposed transaction?

A:   Under the terms of the proposed merger agreement with DLI, Merger Sub will be merged with and into Del, with Del emerging as the surviving corporation and a wholly-owned subsidiary of DLI. After the merger is completed our common stock will cease to be traded on the American Stock Exchange.

Q:   With whom is Del merging?

A:   Del is merging with DLI Acquisition Corp., a Delaware corporation that was incorporated for the sole purpose of entering into the merger agreement and consummating the transactions contemplated thereby. DLI Acquisition Corp. is a subsidiary of DLI, which was also incorporated for the sole purpose of entering into the merger agreement and consummating the transactions contemplated thereby.

Q:   What will I receive if the merger is completed?

A:   You will have the right to receive $35.00 in cash, without interest, for each share of your Del common stock, unless you are a dissenting stockholder and you perfect your appraisal rights under Delaware law.

Q:   Will I receive any stock as a result of the merger?

A:   No. You will not have any further ownership of Del, and you will not receive any DLI stock, if the merger is consummated.

Q:   What will be the ownership structure of DLI after the merger?

A:   Immediately after the merger, DLI will hold all of the outstanding capital stock of Del. In turn, it is expected that (i) affiliates of Kelso will hold, through the LLC, common stock of DLI representing approximately 93.7% of the fully diluted equity of DLI and (ii) the continuing investors will hold fully vested options to purchase DLI common stock, representing in the aggregate approximately 6.3% of the fully diluted equity of DLI, and, through the LLC, common stock of DLI representing in the aggregate less than 0.1% of the fully diluted equity of DLI.

Q:   Who are the continuing investors?

A:   The “continuing investors” are William McMenemy (Del’s Executive Vice President, Marketing, Cosmetics Division, North America), Charles J. Hinkaty (Del’s Vice President and President of Del Pharmaceuticals, Inc.) and Harvey Alstodt (Del’s Executive Vice President, Sales, Cosmetics Division, North America).

Q:   What will the continuing investors receive in the merger?

A:   Each of the continuing investors will receive the same $35.00 per share price to be paid to the public stockholders for his shares of Del common stock, including the shares subject to his Del stock options. Additionally, the continuing investors will receive, in the aggregate, approximately $22.3 million, in cash which includes the “cash-out” of approximately 500,000 shares of Del common stock with an aggregate value of approximately $17.5 million and the “cash-out” of Del stock options with an aggregate spread value of approximately $4.8 million. The total amount to be received by each of Messrs. Wassong, McMenemy, Hinkaty and Alstodt in respect of shares and options to be “cashed-out” upon consummation of the merger is approximately $104,069,000, $6,019,000, $11,645,000, and $4,451,000, respectively. The continuing investors have further agreed in principle to exchange Del stock options having an aggregate value of approximately $4.5 million into stock options of DLI with an equivalent value immediately prior to the merger, with Messrs. McMenemy, Hinkaty and Alstodt exchanging options having a value of $2,000,000, $2,000,000 and $500,000, respectively. Each continuing investor will sell or “cash-out” the remainder of his current equity interests in Del in the merger. It is also anticipated that each continuing investor will acquire $20,000 worth of common interests in the LLC and will be awarded certain profit interests in the LLC that will entitle such continuing investors to a portion of the future appreciation in the value of the assets of the LLC.

Q:   Can I choose to be a continuing investor?

A:   No. The continuing investors will include only those persons identified above.

Q:   How will DLI finance the merger?

A:   DLI plans to finance the merger and payment of related fees and expenses through equity financing of approximately $138.7 million to be provided by Kelso, and through debt financing, consisting of approximately $260 million under senior secured credit facilities (comprised of a $50 million revolving credit facility, up to $5 million of which may be drawn at closing, and a $210 million Term Loan B facility, which we expect to be fully drawn at closing) available to the surviving corporation and approximately $150 million in senior subordinated notes to be issued by Del or the surviving corporation in a public offering or private placement concurrently with the closing of the merger.

Q:   Do any of the officers, directors or significant stockholders of Del have interests in connection with the merger that may be different from the interests of stockholders generally?

A:   Yes. All of the continuing investors have interests that may be different from or in addition to those of other stockholders. Among other things, each of the continuing investors will exchange some of his Del stock options for DLI stock options immediately prior to the merger. It is also anticipated that each continuing investor will acquire $20,000 worth of common interests in the LLC and will also be awarded certain profit interests in the LLC that will entitle such continuing investors to a portion of the future appreciation in the value of the assets of the LLC. Additionally, certain officers of Del are parties to change in control agreements with Del that will entitle them to severance payments equal to up to 36 months of compensation if they are terminated without cause or leave employment for good reason following the merger. Certain executive officers of Del (including the continuing investors and Mr. Vialardi) are entitled to payments under the Annual Incentive Plan. We expect that notwithstanding the terms of the plan, in connection with the merger, each participant in the plan (other than Mr. Wassong) will receive the maximum incentive award payable to that participant for the 2004 plan year. We expect these amounts to be equal, in the aggregate, to approximately $3,050,000. Mr. Wassong will receive a lump sum cash payment of $18,500,000, less any bonus payments with respect to 2004 or 2005 and less applicable withholding, in satisfaction of certain of his rights pursuant to the employment agreement between Mr. Wassong and Del.

Q:   What will happen to Del stock options as a result of the merger?

A:   The holders of all of our outstanding vested or unvested and unexercised stock options will receive a cash payment equal to the product of (i) the amount, if any, by which the $35.00 per share merger consideration exceeds the option exercise price, and (ii) the number of underlying shares with respect to which the option had not been exercised prior to the effective time of the merger, less any applicable income or employment tax withholding.

Q:   What are the tax consequences of the merger?

A:   The receipt of the cash merger consideration by you will be a taxable transaction for U.S. federal income tax purposes. You should consult your tax advisor as to your particular circumstances and the specific federal income tax effects of the merger to you, as well as the application of any foreign, state or local tax laws to you.

Q:   What happens if the merger is not completed?

A:   If the merger is not completed, the Board expects to continue to operate Del as an independent company substantially as presently operated. The Board would reassess the strategic alternatives available to Del to enhance stockholder value, including, among others, the possibility of a sale of Del and alternatives that would keep Del independent and publicly owned.

   However, failure to complete the merger could have a negative impact on the market price of our common stock and on our business. The price of our common stock may decline to the extent that the current market price reflects a market assumption that the merger will be completed. In addition, our business and operations may be harmed to the extent that customers, suppliers and others believe that we cannot compete effectively in the marketplace without the merger. Because we are unable to predict with certainty our future prospects or the market price of our common stock, we cannot assure you that the merger will provide greater value to you than you would have if Del continues as an independent public company.

   We will be required to pay significant costs incurred in connection with the merger, whether or not the merger is completed. In addition, we may also be required to pay to DLI a termination fee and the out-of-pocket expenses of Kelso and its affiliates in connection with the merger if the merger is not completed for certain reasons.

Q:   When do you expect the merger to be completed?

A:   It is contemplated that the transaction will be completed in January 2005 following the approval by Del’s stockholders. However, it is possible that factors outside our control could cause the merger to be completed at a later time. We hope to complete the merger as soon as reasonably practicable.

Q:   What is the vote required to adopt the merger agreement and approve the merger?

A:   Under Delaware law and our certificate of incorporation, the standard required to adopt the merger agreement and approve the merger is the affirmative vote of not less than 80% of the outstanding shares of Del common stock. This means that the affirmative vote of at least [________] shares of our outstanding common stock is required for adoption of the merger agreement. Mr. Wassong, who, not including the shares underlying his options to acquire Del common stock, beneficially owned approximately 24.5% of the outstanding shares of Del common stock as of July 31, 2004, has entered into a voting agreement with DLI pursuant to which, on the terms and subject to the conditions contained therein, he agreed to vote all of his shares in favor of approval of the merger agreement and the transactions contemplated by the merger agreement and against any other “acquisition proposal,” as such term is defined on page 44.

Q:   Does the Board of Directors recommend adoption of the merger agreement?

A:   Yes. After careful consideration, the Board recommends that the stockholders vote in favor of adoption of the merger agreement and approval of the merger.

Q:   When and where is the special stockholder meeting?

A:   The Special Meeting of Del stockholders will take place on [__________], 2005, at [_______________], at [11:00 A.M.], local time.

Q:   What do I need to do now?

A:   After you carefully read this document, mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the Special Meeting. In order to assure that your vote is obtained, please vote your proxy as instructed on the proxy card even if you currently plan to attend the Special Meeting in person.

Q:   Can I change my vote after I have mailed my proxy card?

A:   Yes. You can change your vote at any time before your proxy is voted at the Special Meeting. You can do this in one of three ways:

•	timely delivery of a valid, later-dated proxy;

•	written notice to our Secretary before the meeting that you have revoked your proxy; or

•	voting by ballot at the Special Meeting.

Q:   What happens if I do not return a proxy card?

A:   Failure to return your proxy card will have the same effect as voting against the merger, unless you attend and vote in person at the Special Meeting.

Q:   If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:   No. If you do not provide your broker with instructions on how to vote your “street name” shares, your broker will not be permitted to vote them on the adoption of the merger agreement. If you do not give voting instructions to your broker, you will, in effect, be voting against the merger unless you appear in person at the Special Meeting with a legal, valid proxy from the record holder. You should therefore be sure to provide your broker with instructions on how to vote your shares. Please check the voting form used by your broker to see if it offers telephone or Internet voting.

Q:   Should I send in my stock certificates now?

A:   No. If the merger is completed, DLI will send you written instructions for exchanging your Del common stock certificates for cash.

Q:   Am I entitled to appraisal rights?

A:   Yes. If you make a written demand for appraisal of your shares prior to the vote at the Special Meeting, do not vote in favor of the adoption of the merger agreement, continue to hold your shares of record through the date of the merger and otherwise follow the procedural requirements of the Delaware General Corporation Law, you will be entitled to have your shares appraised by the Delaware Court of Chancery and receive the fair value of your shares in cash, as determined by the Court.

Q:   Who can help me answer my questions about the Special Meeting or the merger?

A:   If you have questions about the Special Meeting or the merger, including the procedures for voting your shares, you should contact Innisfree M&A Incorporated (“Innisfree”), a professional soliciting organization retained by Del at:

   501 Madison Avenue, 20th floor
   New York, NY 10022
   Stockholders call toll-free: (888) 750-5834
   Bankers and Brokers call collect: (212) 750-5833

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains statements about future events and expectations that constitute forward-looking statements. Forward-looking statements are based on management’s beliefs, assumptions and expectations about our company and our industry, taking into account the information that is currently available to management. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties. Forward-looking statements include the information in this document, specifically, regarding:

•	financial results;	•	future economic performance;

•	future earnings per share;	•	conditions to, and the timetable for, completing the merger; and

•	growth;	•	management’s plans.

•	economic conditions and trends;

Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be achieved. We qualify any forward-looking statements entirely by these cautionary factors, and readers are cautioned not to place undue reliance on forward-looking statements.

Factors that could cause actual results to differ materially from any future results implied by the forward-looking statements contained herein include, but are not limited to:

•	delays in introducing new products or failure of consumers to accept new products;	•	changes in product mix to products which are less profitable;

•	actions by competitors which may result in mergers, technology improvement or new product introductions;	•	shipment delays;

•	the dependence on certain national chain drug stores, food stores and mass merchandiser relationships due to the concentration of sales generated by such chains;	•	depletion of inventory and increased production costs resulting from disruptions of operations at any of Del’s manufacturing or distribution facilities;

•	changes in fashion-oriented color cosmetic trends;	•	foreign currency fluctuations affecting Del’s results of operations and the value of our foreign assets and liabilities;

•	the effect on sales of lower retailer inventory targets;	•	the relative prices at which we sell our products and our foreign competitors sell their products in the same market;

•	the effect on sales of changing political and/or economic conditions;	•	our operating and manufacturing costs outside of the United States;

•	Del’s estimates of costs and benefits, cash flow from operations and capital expenditures;	•	changes in the laws, regulations and policies, including changes in accounting standards, that affect, or will affect, Del in the United States and/or abroad; trends in the general economy; and

•	interest rate or foreign exchange rate changes affecting Del and its market sensitive financial instruments, including Del’s qualitative and quantitative estimates as to market sensitive instruments;	•	Del’s inability to complete the merger.

The words “believe,” “may,” “will,” “could,” “should,” “would,” “anticipate,” “estimate,” “expect,” “intend,” “project,” “objective,” “seek,” “strive,” “might,” “seeks,” “likely result,” “build,” “grow,” “plan,” “goal”, “expand,” “position,” or similar words, or the negatives of these words, or similar terminology, identify forward-looking statements.

The forward-looking statements contained in this report only speak as of the date of this proxy statement. We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statements to reflect any change in management’s expectations or any change in events, conditions or circumstances on which the forward-looking statements are based. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, Del will, where relevant and if required by applicable law, (1) update such information through a supplement to this proxy statement and (2) amend the Rule 13e-3 Transaction Statement on Schedule 13E-3 filed in connection with the proposed merger, in each case to the extent necessary.

INFORMATION ABOUT THE SPECIAL MEETING AND VOTING

We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by the Board for use at the Special Meeting of our stockholders. We are first mailing this proxy statement and accompanying form of proxy to Del stockholders on or about [____________], 2004.

Matters Relating to the Meeting
Date, Time and Place:	11:00 a.m. local time, on [________], 2005, at [ ].

The Purpose of Meeting:	To vote on a proposal to adopt the merger agreement and approve the merger as described in “Special Factors—General Description of the Merger” on page 11 and “Special Factors—Effects of the Merger” on page 11.

Record Date:	The record date for shares entitled to vote is December 15, 2004.

Outstanding Shares Held on Record Date:	As of December 15, 2004, there were approximately [__________] shares of our common stock outstanding.

Shares Entitled to Vote:	Shares entitled to vote are the shares of our common stock held at the close of business on the record date, December 15, 2004.

Each share of our common stock that you own on the record date entitles you to one vote. Shares held by us in our treasury are not voted.

Quorum Requirement:	A quorum of stockholders is necessary to hold a valid meeting.

The presence in person or by proxy at the Special Meeting of holders of a majority of the outstanding shares of our common stock entitled to vote at the meeting constitutes a quorum. Abstentions and broker “non-votes” count as present for establishing a quorum. Shares held by us in our treasury do not count toward a quorum.

A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instruction from the beneficial owner of the shares and no instruction is given.

Shares Beneficially Owned by our	[________] shares of our common stock and options to purchase
Directors and Executive Officers as of	[________] shares of our common stock, which together represent
December 15, 2004:	approximately [__]% of the outstanding shares of our common stock as of December 15, 2004.

Vote Required

Adoption of the merger agreement and approval of the merger requires the affirmative vote of not less than 80% of the outstanding shares of our common stock.

If a quorum is not present at the meeting, or a quorum is present but sufficient votes to adopt the merger agreement and approve the merger are not received, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies. Any such adjournment will require the affirmative vote of a majority of the common stock represented at the meeting in person or by proxy.

How to Vote

You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the Special Meeting. You can always change your vote at the meeting.

Voting instructions are included on your proxy card. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. You may vote for or against the proposal or abstain from voting.

How to Vote by Proxy. Mark your proxy, date and sign it, and return it in the postage-paid envelope provided. If the envelope is missing, please mail your completed proxy card to Del Laboratories, Inc., 178 EAB Plaza, P.O. Box 9357, Uniondale, New York 11553-9357, Attention: CFO or, if by overnight courier, to Del Laboratories, Inc., 178 EAB Plaza, 8th Floor, Uniondale, New York 11556, Attention: CFO.

If you submit your proxy but do not make a specific choice, your proxy will follow the Board’s recommendation and vote your shares “FOR” the adoption of the merger agreement and approval of the merger and “FOR” any proposal in favor of an adjournment of the meeting in order to permit further solicitation of proxies.

If you are a participant in Del’s Employee Stock Ownership Plan (the “ESOP”), you should date, sign and return the separate ESOP card. The ESOP card will serve as a voting instruction to the trustee of the Employee Stock Ownership Trust, a trust that holds the shares acquired for the ESOP, with respect to shares held for your account. Unless the ESOP card is signed and returned, shares held in your account under the ESOP will be voted in the same proportion as the shares for which signed cards are returned by other ESOP participants.

Revoking Your Proxy. You may revoke your proxy at any time before it is voted by:

•	timely delivery of a valid, later-dated proxy;

•	written notice to our Secretary before the Special Meeting that you have revoked your proxy; or

•	voting by ballot at the Special Meeting.

Voting in Person. If you plan to attend the Special Meeting and wish to vote in person, we will give you a ballot at the meeting. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you are the beneficial owner of the shares on December 15, 2004, the record date for voting.

Proxy Solicitation. We will pay our own costs of soliciting proxies, including the expense of printing and mailing this proxy statement. In addition to this mailing, proxies may be solicited by our directors, officers or employees in person or by telephone or electronic transmission.

We have retained Innisfree to assist us in the distribution and solicitation of proxies. We will pay Innisfree a fee of approximately $20,000, plus reasonable expenses for these services.

The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are submitted. You should send in your proxy without delay by mail. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

Do not send in any stock certificates with your proxy cards. A letter of transmittal with instructions for surrendering your Del stock certificates will be mailed to you as soon as practicable after the completion of the merger.

Other Business; Adjournments

Any adjournment may be made from time to time by approval of the holders of shares representing a majority of the votes present in person or by proxy at the meeting, whether or not a quorum exists, without further notice other than by an announcement made at the meeting, unless the Board fixes a new record date for the adjourned meeting.

We may also adjourn or postpone the meeting to the extent necessary to ensure that any necessary supplement or amendment to this proxy statement is provided to our stockholders in advance of a vote on the merger and the merger agreement.

SPECIAL FACTORS

General Description of the Merger

The merger agreement provides that, subject to certain conditions, Merger Sub will be merged with and into Del. After completion of the merger, Merger Sub will cease to exist and Del will continue as the surviving corporation following the merger. As a result of the merger, Del’s stockholders will be entitled to receive $35.00 per share in cash, without interest, for each share of Del common stock that they own.

The Parties

Del Laboratories, Inc.
178 EAB Plaza
Uniondale, New York 11556-0178
Tel: (516) 844-2020

Del manufactures, markets and distributes cosmetics and proprietary over-the-counter pharmaceuticals. Our principal cosmetic products are nail care products, nail color, color cosmetics, beauty implements, bleaches and depilatories, personal care products, and other related cosmetic items. Our cosmetics products are marketed under such well-known brand names as Sally Hansen Hard as Nails and Sally Hansen Professional Nail (nail care and nail color products), Healing Beauty (skin care make-up), CornSilk (face make-up), LaCross (beauty implements), N.Y.C. New York Color (color cosmetics), and Naturistics (color cosmetics). Our proprietary pharmaceutical products include oral analgesics, first-aid products, eye/ear medications, diabetes treatments and baby care products. Our pharmaceutical products are marketed under such well-known brand names as Orajel and Tanac (oral analgesics), Pronto (pediculicides), Stye (ophthalmic ointment), Dermarest (psoriasis), Auro-Dri (ear remedy), DiabetAid (diabetes symptom relief) and Gentle Naturals (baby care products). Our products are sold principally in the United States and Canada to wholesalers and independent chain drug, mass merchandisers and food stores.

DLI Holding Corp.
c/o Kelso & Company, L.P.
320 Park Avenue, 24th Floor
New York, New York 10022
Tel: (212) 751-3939

DLI is a corporation formed under the laws of the State of Delaware and was established solely for the purpose of acquiring shares of Del in connection with the merger. At the closing of the merger, all of the outstanding common stock of DLI will be owned by the LLC and options to acquire common stock of DLI will be owned by the continuing investors. All of the outstanding equity interests of the LLC will be owned by affiliates of Kelso and the continuing investors.

DLI Acquisition Corp.
c/o Kelso & Company, L.P.
320 Park Avenue, 24th Floor
New York, New York 10022
Tel: (212) 751-3939

Merger Sub is a corporation formed under the laws of the State of Delaware and is a wholly-owned subsidiary of DLI. It was established solely for the purpose of merging with and into Del.

Effects of the Merger

As a result of and following the merger, DLI will own all of the capital stock of Del. DLI will be owned, directly or indirectly, by affiliates of Kelso and the continuing investors. For a more detailed description of the ownership of DLI following the merger, see “Special Factors—Post-Merger Ownership and Control” on page 13.

When the merger is completed, each share of Del common stock issued and outstanding immediately prior to the effective time of the merger (other than (1) shares of Del common stock owned by Del or any direct or indirect wholly-owned subsidiary of Del, (2) shares of Del common stock owned by DLI, Merger Sub or any other subsidiary of DLI, and (3) shares of Del common stock held by any dissenting stockholder who perfects his or her appraisal rights) will be cancelled and converted into the right to receive $35.00 in cash.

Immediately prior to the merger, each of the continuing investors will exchange some of his Del stock options for DLI stock options. The continuing investors will sell or “cash-out” the remainder of their current equity interests in Del in the merger. Each of their shares of Del common stock, including the shares underlying their Del stock options, will be “cashed-out” at $35.00 per share. In addition, it is anticipated that each continuing investor will purchase $20,000 worth of common interests in the LLC and will receive certain profit interests in the LLC that will entitle him to a portion of the future appreciation in the value of the assets of the LLC. The continuing investors are Messrs. McMenemy, Hinkaty and Alstodt.

Except for Del options exchanged by the continuing investors for DLI stock options, each option granted by Del to acquire Del common stock that is outstanding immediately prior to the closing of the merger will be cancelled in exchange for a single lump sum cash payment equal to the product of (1) the number of shares of Del common stock subject to the option and (2) the excess, if any, of $35.00 over the option exercise price, less any applicable income or employment tax withholding.

As a result of the merger, Del will be a privately held company and there will be no public market for Del common stock. Upon the completion of the merger, Del common stock will cease to be listed on the American Stock Exchange and price quotations for sales of shares in the public market will no longer be available. In addition, the registration of Del common stock under the Exchange Act will be terminated.

Benefits and Detriments of the Merger to Del’s Unaffiliated Stockholders

The primary benefits of the merger to Del’s unaffiliated stockholders (who are, for purposes of this proxy statement, the stockholders of Del other than the continuing investors and Mr. Vialardi) include the following:

•	stockholders will receive $35.00 in cash for each share of Del common stock, representing a premium of approximately 14% over the per share closing price of Del common stock on July 1, 2004, the last trading day prior to the public announcement of the proposed merger, and a premium of 25.5% over the average per share closing price of Del common stock for the 12 month period ended July 1, 2004; and

•	because stockholders will receive cash in exchange for their shares of Del common stock, they will no longer be subject to the uncertainty and risk associated with any decrease in the future earnings, growth or value of Del following the merger that could have an adverse effect on the value of Del’s common stock.

The primary detriments of the merger to Del’s unaffiliated stockholders include the following:

•	stockholders will no longer hold an equity interest in Del and therefore will not be able to benefit from any increase in Del’s future earnings, growth or value or receive dividends on Del common stock; and

•	the receipt of cash for shares of Del common stock in the merger will be a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended, and may also be a taxable transaction under applicable state, local, foreign and other tax laws.

Benefits and Detriments of the Merger to Del

The primary benefits of the merger to Del are that, because its equity will be privately held, (i) Del will enjoy certain efficiencies, such as a reduction of the time devoted by its management and certain other employees to compliance with certain SEC reporting requirements relating to equity securities and (ii) Del’s directors, officers and the beneficial owners of more than 10% of its common stock will be relieved of SEC reporting requirements, American Stock Exchange listing requirements and restrictions on insider trading under Section 16 of the Exchange Act.

A potential detriment of the merger to Del is that Del and its subsidiaries expect to incur approximately $360 million in long-term debt on a consolidated basis in connection with the closing of the merger (approximately $71 million of which is expected to be used to repay existing indebtedness) and that Del and its subsidiaries will be subject to restrictive covenants under the terms of that indebtedness, some of which may be more restrictive than those under Del’s existing indebtedness. In addition, such indebtedness may:

•	increase Del’s vulnerability to general adverse economic and industry conditions;

•	require Del to dedicate a substantial portion of its cash flow from operations to payments on its indebtedness, thereby reducing the availability of its cash flow to fund working capital, capital expenditures, acquisitions, investments and other general corporate purposes;

•	limit the ability of Del in planning for, or reacting to, changes in its business and the markets in which it operates;

•	place Del at a competitive disadvantage compared with competitors that have less debt; and

•	limit the ability of Del to borrow additional funds.

Benefits and Detriments of the Merger to Affiliates of Del

The primary benefits of the merger to the affiliates of Del (who are, for purposes of this proxy statement, Kelso, the continuing investors and Mr. Vialardi) include the following:

•	Kelso and the continuing investors will own, directly or indirectly, all of the outstanding common equity of DLI (which, in turn, will own all of the capital stock of Del) after the merger and therefore will receive all of the benefit, if any, of any increase in the future earnings, growth or value of Del;

•	certain continuing investors and Mr. Vialardi will receive a variety of other benefits under various new and existing arrangements as discussed more fully under the heading “Special Factors—Interests of Certain Persons in the Merger” on page 38;

•	Del, as a privately owned company, will no longer be subject to the responsibilities and expenses incurred in connection with compliance with the provisions of the Sarbanes-Oxley Act of 2002 and related listing standards of the American Stock Exchange, and the executive officers of Del will no longer be required to publicly certify the accuracy and completeness of Del’s financial statements, although it is expected that Del will again become subject to certain provisions of the Sarbanes-Oxley Act of 2002 upon the consummation of the exchange offer described in “Special Factors – Financing of the Merger” on page 29; and

•	the ongoing benefits of investing in a partnership with an experienced and successful management team.

The primary detriments of the merger to the affiliates of Del include the following:

•	all of the risk of any decrease in the future earnings, growth or value of Del following the merger will be borne by Kelso and the continuing investors;

•	all of the competitive risks related to the industry in which Del operates;

•	Del will have substantially more debt outstanding after the merger than it does now and this may adversely affect the equity value of DLI. In general, higher levels of debt can have the effect of increasing the risk to equity holders (i.e., Kelso and the continuing investors) of losing the entire value of their investment;

•	the equity interests in DLI that each continuing investor will receive in exchange for a portion of his or her equity interests in Del will be subject to restrictions on transfer; and

•	immediately following the merger, there will be no trading market for DLI’s equity.

Post-Merger Ownership and Control

Immediately after the merger, DLI will hold all of the outstanding capital stock of Del. In turn, it is expected that (i) affiliates of Kelso will hold, through the LLC, common stock of DLI, representing approximately 93.7% of the fully diluted equity of DLI, and (ii) the continuing investors will hold fully vested options to purchase DLI common stock, representing in the aggregate approximately 6.3% of the fully diluted equity of DLI, and through the LLC, common stock of DLI representing, in the aggregate less than 0.1% of the fully diluted equity of DLI.

The following table sets forth:

•	the percentage of the fully diluted equity of Del expected to be owned by Kelso, each of the continuing investors and Mr. Vialardi immediately prior to the merger, including shares issuable upon the exercise of Del stock options that have vested or that will fully vest upon the completion of the merger;

•	the implied value of the pre-merger fully diluted equity of Del held by each of these persons and the amount of cash that each of these persons will receive with respect to the “cash-out” of Del common stock or the “cash-out” of Del stock options as part of the merger, in each case based on the merger consideration of $35.00 per share of Del common stock, plus, for each option to purchase common stock of Del, a sum equal to the product of (1) the number of shares of common stock subject to such option and (2) the excess, if any, of $35.00 over the option exercise price;

•	the approximate percentage of the fully diluted equity of DLI expected to be owned by each of these persons immediately following the merger, including shares held by such person through the LLC and shares issuable upon the exercise of fully vested DLI stock options issued in exchange for Del stock options held by each such person immediately prior to the merger, any grant of DLI stock options at or following the closing of the merger under a new DLI stock incentive plan and the award of profit interests to such person in the LLC as described in “Special Factors—Interests of Certain Persons in the Merger” on page 38; and

•	the approximate implied value of such post-merger fully diluted equity interest of DLI to be held by each of these persons based on a per share price of approximately $32.71 per share of DLI common stock plus, for each fully vested option to purchase common stock of DLI, a sum equal to the product of (1) the number of shares of common stock subject to such option and (2) the excess, if any, of approximately $32.71 over the option exercise price.

Post-Merger	Percentage of Fully Diluted	Implied Value of Investment in
Equity Holders	Equity of Del Pre-Merger(1)(2)	Del Pre-Merger(3)	Cash Proceeds(3)

Kelso Affiliates	0%	$ 0	$ 0
William McMenemy	2.8%	8,019,000	6,019,000
Charles Hinkaty	4.6%	13,645,000	11,645,000
Harvey Alstodt	1.6%	4,951,000	4,451,000
Enzo J. Vialardi	0.8%	1,992,000	1,992,000

Total	9.8%	$28,607,000	$24,107,000

(1)	Based on 9,749,935 shares of common stock issued and outstanding as of September 30, 2004, plus 2,199,113 shares reserved for the issuance of common stock upon the exercise of outstanding options.

(2)	The percentages are rounded to the nearest tenth.

(3)	The dollar amounts reflected in the table are rounded to the nearest thousand.

Post-Merger	Percentage of Fully Diluted	Implied Value of Equity Investment
Equity Holders	Equity of DLI Post-Merger(1)	in DLI Post-Merger(2)

Kelso Affiliates	93.7%	$134,200,000
William McMenemy	2.5%	2,020,000
Charles Hinkaty	3.3%	2,020,000
Harvey Alstodt	0.5%	520,000
Enzo J. Vialardi	0.0%	0

Total	100.0%	$138,760,000

(1)	The percentages are rounded to the nearest tenth. Differences in percentages are attributable to different amounts of options and different exercise prices for each continuing investor.

(2)	The dollar amounts reflected in the table are rounded to the nearest thousand.

In addition to the foregoing, the following table sets forth:

•	the percentage of the fully diluted equity of Del expected to be owned by Kelso and each of the continuing investors and Mr. Vialardi immediately prior to the merger, including shares issuable upon the exercise of Del stock options that were vested or that will vest upon the completion of the merger;

•	the implied interest of each of these persons in Del’s net book value of $117,170,000 as of September 30, 2004, based on such percentages;

•	the implied interest of each of these persons in Del’s net income of $20,374,000 for the fiscal year ended December 31, 2003, based on such percentages and assuming each of these persons held such equity interests in Del for such entire fiscal year;

•	the approximate percentage of the fully diluted equity of DLI expected to be owned by each of these persons immediately following the merger, including shares held by such person through the LLC and shares issuable upon exercise of fully vested DLI stock options issued in exchange for Del stock options held by each such person immediately prior to the merger, any grant of DLI stock options at or following the closing of the merger under a new DLI stock incentive plan and the award of profit interests to such person in the LLC as described in “Special Factors—Interests of Certain Persons in the Merger” on page 38;

•	the approximate implied interest of each of these persons in Del’s net book value of $117,170,000 as of September 30, 2004, based on such percentages; and

•	the approximate implied interest of each of these persons in Del’s net income of $20,374,000 for the fiscal year ended December 31, 2003, based on such percentages and assuming each of these persons held such equity interests in Del for such entire fiscal year.

			Implied Interest in
		Implied Interest in	Del’s Net Income for the
Post-Merger	Percentage of Fully Diluted	Del’s Net Book Value	Fiscal Year Ended
Equity Holders	Equity of Del Pre-Merger(1)	as of September 30, 2004(2)	December 31, 2003(2)

Kelso Affiliates	0%	$ 0	$ 0
William McMenemy	2.8%	3,280,760	570,000
Charles Hinkaty	4.6%	5,389,820	940,000
Harvey Alstodt	1.6%	1,874,720	326,000
Enzo J. Vialardi	0.8%	937,360	163,000

Total	9.8%	$11,482,660	$1,999,000

			Implied Interest in
		Implied Interest in	Del’s Net Income for the
Post-Merger	Percentage of Fully Diluted	Del’s Net Book Value	Fiscal Year Ended
Equity Holders	Equity of DLI Post-Merger(1)	as of September 30, 2004(3)	December 31, 2003(3)

Kelso Affiliates	93.7%	$109,788,000	$19,090,000
William McMenemy	2.5%	2,929,000	509,000
Charles Hinkaty	3.3%	3,867,000	672,000
Harvey Alstodt	0.5%	586,000	102,000
Enzo J. Vialardi	0.0%	0	0

Total	100.0%	$117,170,000	$20,374,000

(1)	The percentages are rounded to the nearest tenth.

(2)	The dollar amounts reflected in the tables are rounded to the nearest thousand.

(3)	The dollar amounts reflected in the table are rounded to the nearest thousand and may differ from the amounts calculated based on the line items set forth in the table because of such rounding.

Background of the Merger

In July 2003, Del’s Board of Directors authorized management to retain Peter J. Solomon Company, L.P. (“PJSC”) as Del’s financial advisor to explore various strategies to maximize stockholder value. Del’s engagement of PJSC was subsequently confirmed in a written engagement letter dated as of July 10, 2003. Del’s Board did not consider going private or engage in any deliberations to that effect prior to retaining PJSC. A majority of Del’s directors are “independent” in accordance with American Stock Exchange listing standards and have no interest in the transaction apart from their interest as stockholders of Del. Therefore, Del’s non-employee directors did not retain an unaffiliated representative to act solely on behalf of Del’s unaffiliated stockholders for the purpose of exploring strategies to maximize stockholder value or for negotiating the merger.

In consultation with PJSC, Del’s Board of Directors considered two principal alternatives to achieve its objective of maximizing stockholder value: (1) pursue a sale of the entire company in one transaction or (2) pursue a sale of Del’s two business units in two separate transactions. The Board then determined, in consultation with PJSC, that the sale of the entire company in a single transaction was the alternative that would most likely generate the greatest value for Del’s stockholders, given Del’s strong brands and goodwill, as well as the negative tax implications of the separate sales, and thus determined to pursue potential acquirors to engage in such a transaction.

As part of its engagement, PJSC was authorized to contact potential acquirors for Del in order to explore their interest in a transaction with Del. Between September 2003 and January 2004, PJSC contacted approximately 21 third parties to solicit their interest in a possible transaction with Del. Certain of these parties received a confidential information memorandum prepared by Del, with the assistance of PJSC, after signing a confidentiality agreement with Del. Church & Dwight Co., Inc. (“Church & Dwight”) received the confidential information memorandum in December 2003. Subsequently, PJSC, on behalf of Del, provided some of the parties it had contacted and Church & Dwight with limited additional due diligence information. Throughout this period, PJSC reviewed with Del the results of its discussions with these parties. The Company concluded that the responses it had received as of January 2004 did not merit further discussion or negotiation toward a definitive transaction.

Commencing in late March 2004, PJSC contacted four additional strategic and financial parties to assess their interest in a transaction. At that time PJSC, on behalf of Del, also sent confidential information memoranda with updated financial information to three parties that it had contacted in late 2003 and remained interested in a transaction. Among the potential acquirors that received confidential information memoranda in late March 2004 was Church & Dwight, which had indicated to PJSC and Del that it intended to pursue a potential acquisition of Del together with Kelso.

Between March 29, 2004 and May 25, 2004, Del’s management gave presentations regarding Del’s businesses to seven potential purchasers and afforded these seven parties access to additional due diligence regarding Del, including meetings with management and visits to Del’s facilities.

Although the Board authorized PJSC to solicit interest from financial buyers, the Board did not specifically seek out or consider a going private transaction, nor was such a transaction proposed to the Board, until the Board received the offer described below from Kelso and Church & Dwight.

On June 1, 2004, PJSC delivered a draft merger agreement prepared by Del’s counsel to three third parties who had expressed an interest in acquiring Del. Del requested that interested parties submit detailed markups of the proposed merger agreement to Del’s counsel, Cadwalader, Wickersham & Taft LLP, by June 15, 2004, followed by the submission to PJSC by June 22, 2004 of the definitive terms on which the interested parties would be willing to acquire Del.

On June 15, 2004, Debevoise & Plimpton LLP, on behalf of Kelso and Church & Dwight, submitted a detailed markup of the proposed merger agreement to Del’s outside counsel. The other two parties that received the draft merger agreement did not submit a markup to Del’s counsel.

On June 22, 2004, Kelso and Church & Dwight submitted a written non-binding proposal to acquire 100% of the outstanding shares of Del common stock for $33.50 through a one-step cash merger offer. In their letter, Kelso and Church & Dwight noted that their proposal remained subject to, among other things, arriving at a satisfactory agreement with certain members of management as to their continuing employment with Del and their equity investment in the surviving company. Kelso and Church & Dwight’s proposal contemplated that Del would be privately owned after the acquisition. The Board first considered the possibility of Del’s going private in connection with its analysis of Kelso and Church & Dwight’s proposal.

On June 23 and June 24, 2004, representatives of Del discussed Kelso’s and Church & Dwight’s proposal with its financial and legal advisors. PJSC was instructed to inform Kelso and Church & Dwight that the terms of Kelso’s and Church & Dwight’s proposal, including the $33.50 price per share offer, were not acceptable to Del’s Board. On the evening of June 24, after further negotiations, Kelso and Church & Dwight orally advised Del that they were willing to increase the purchase price per share of Del common stock, first to $34.50 and, later, to $35.00.

On June 25, 2004, representatives of Del and its financial and legal advisors held a telephonic meeting to consider Kelso’s and Church & Dwight’s revised proposal. Following this discussion, Del and its financial and legal advisors continued negotiations with Kelso and Church & Dwight regarding the terms and conditions of a definitive acquisition agreement, including the completion of remaining due diligence. Later on June 25, 2004, Kelso and Church & Dwight submitted a binding proposal to acquire 100% of the outstanding shares of Del common stock for $35.00 based on the terms and assumptions outlined in its June 22, 2004 non-binding proposal.

Between June 25 and June 30, 2004, representatives of Del continued to negotiate the terms of a revised draft of the merger agreement with representatives of Kelso and Church & Dwight and Kelso and Church & Dwight completed their due diligence review of Del. During this time, Kelso and Church & Dwight also negotiated with certain members of Del’s management the terms of their continuing employment with Del and their equity investments in the surviving company should a transaction with Kelso and Church & Dwight occur. None of these members of management was involved in the negotiation of the terms (including price) and conditions of the transaction.

On the morning of July 1, 2004, Del’s Board met and considered the proposed transaction with Kelso and Church & Dwight and the status of Kelso’s and Church & Dwight’s offer. Del’s outside counsel made a presentation regarding the Board’s fiduciary duties in the context of the proposed transaction and then reviewed with the Board the terms of the proposed merger agreement and the related transaction documents. PJSC reviewed with the Board its financial analysis of the consideration payable in the merger and rendered to the Board an oral opinion (which opinion was subsequently confirmed by delivery of a written opinion dated July 1, 2004) to the effect that based upon and subject to various considerations set forth in such opinion, as of the date of the opinion, the consideration to be received by holders of Del common stock (other than DLI or any of its direct or indirect subsidiaries and affiliates) in the merger is fair from a financial point of view to such holders of Del common stock. PJSC did not, however, recommend the final $35 price per share. The Board then engaged in a general discussion with respect to the proposed transaction, including the role in the surviving company of certain members of Del’s management team.

After thorough discussion, the Board requested that Del’s management perform additional analyses to determine management’s comfort level with Del’s ability to meet certain financial conditions contained in the debt financing commitments obtained by Kelso and Church & Dwight. The Board also requested that Del’s outside counsel continue to negotiate certain open issues relating to the proposed merger agreement and the terms of Kelso’s and Church & Dwight’s financing for the transaction with Kelso’s and Church & Dwight’s respective outside counsel. Del’s management and legal and financial advisors were instructed to report back to the Board regarding these open issues. The principal issues which the Del board instructed counsel to negotiate were: the minimum EBITDA condition contained in the financing commitments, the termination fee provisions in the draft merger agreement and the right for Del to terminate the merger agreement if anti-trust clearance was not obtained by a certain date. As a result of these negotiations, the minimum EBITDA condition was decreased to $46 million; it was agreed that the amount of the termination fee payable by Del would be a maximum of $12 million and that, under certain circumstances, Del would only be required to reimburse fees and expenses up to a maximum of $6 million; and the parties agreed that either party can terminate the merger agreement if the waiting period for anti-trust clearance had not expired or been terminated as of October 31, 2004.

Late in the evening of July 1, 2004, the Board reconvened telephonically to discuss the proposed transaction further. Del’s management and legal and financial advisors reported to the Board that all open issues with respect to the transaction had been resolved satisfactorily within the guidelines set by the Board at its meeting earlier that day. After thorough discussion, the Board determined that the transaction proposed by Kelso and Church & Dwight was in the best interests of Del’s stockholders and the Board approved and authorized the merger agreement with

DLI and Merger Sub. The merger agreement was executed by Del, DLI and Merger Sub on the evening of July 1, 2004 and publicly announced the following day.

On November 30, 2004, the Del Board met and received an update regarding the status of the merger. Del’s financial advisor informed the Board that Church & Dwight was likely to withdraw from its equity participation in the merger and to relinquish its option to acquire the Orajel brand.

On December 6, 2004, Kelso notified Del that, by mutual agreement between Kelso and Church & Dwight, Church & Dwight will no longer participate in the acquisition of Del. On the same date, Del received a substitute equity commitment from Kelso for the amount that had previously been committed by Church & Dwight. Church & Dwight’s withdrawal from the transaction does not result in any changes to the merger agreement.

Reasons for the Merger; Recommendation of the Board of Directors

At its meeting on July 1, 2004, the Board:

•	determined that the merger agreement and the merger with DLI are advisable and fair to, and in the best interests of, Del and its stockholders;

•	approved and adopted the merger agreement;

•	directed that the proposed transaction be submitted for consideration by our stockholders; and

•	recommended that our stockholders vote FOR adoption and approval of the merger agreement and the transactions contemplated thereby, including the merger.

In the course of reaching its decision to approve the merger agreement, the Board consulted with our management, as well as our legal counsel and financial advisors, and considered a number of factors which it believed supported its recommendation that the transaction was fair, procedurally and substantively, to our stockholders, including, but not limited to, the following:

•	The Board’s determination that a sale would provide greater stockholder value than continuing to execute our strategy as an independent company. Although Del’s net sales and earnings increased in each of the last three years and Del’s management has projected positive growth in revenue and net income in each of the next three years, the Board determined that Del’s ability to expand its cosmetic and proprietary over-the-counter pharmaceutical businesses was limited by the financial resources available to Del as an independent company versus the financial resources that could be offered by a financial sponsor or strategic buyer who was willing to acquire the company and explore opportunities to expand Del’s businesses. Based on management’s experience and knowledge of the financing alternatives available to Del as an independent company, the Board concluded that without the assistance of a financial sponsor, which could invest significant equity in the Company and attract additional debt or equity capital, Del could not obtain sufficient capital on attractive terms to expand its business from financing available to it as an independent company in the debt and equity markets.

•	PJSC contacted approximately 25 third parties to gauge their interest in an acquisition of Del and Kelso and Church & Dwight were the only parties that submitted a definitive proposal to acquire the Company.

•	The consideration to be received by our stockholders under the merger agreement represents a premium of 16.7 percent over the average closing price for our common stock for the 30 days ending June 30, 2004 and a premium of 19.1 percent over the average closing price for our common stock for the 60 days ending June 30, 2004.

•	The negotiations that took place between us and Kelso and Church & Dwight with respect to the merger consideration and the belief by the Board that the merger consideration was the highest price that Kelso and Church & Dwight would agree to pay.

•	The Board considered the analyses, presentation and opinion of PJSC to the effect that, as of the date of the opinion and based upon and subject to the various considerations set out in its opinion, the consideration to be received in the merger by the holders of Del common stock (other than DLI or any of its direct or indirect subsidiaries or affiliates) was fair from a financial point of view to such holders of Del common stock. The Board did not conduct its own independent financial analysis of the factors considered in the PJSC opinion. The Board adopted the financial analyses and conclusions of PJSC.

•	The merger consideration would be all cash.

•	The terms of the merger agreement, including the Board’s ability, should we receive an unsolicited bona fide and written superior third party offer, to furnish information to and conduct negotiations with a third party and, subject to the termination, termination fee and expense reimbursement provisions of the merger agreement, enter into an agreement relating thereto.

•	The Board’s view that the amount of the termination fee, and the circumstances under which such fee would be payable to Kelso and Church & Dwight pursuant to the merger agreement, are reasonable considering that:

• Kelso and Church & Dwight were only willing to make its proposal on the express condition that we agree to such a termination fee upon the terms set forth in the merger agreement; and

• the Board believed that the amount of the termination fee would not be likely to deter potentially interested third parties from pursuing a strategic transaction with us.

•	The availability of appraisal rights under the Delaware General Corporation Law to stockholders who dissent from the merger, which provides stockholders who dispute the adequacy of the merger consideration with an opportunity to have a court determine the fair value of their shares.

•	The recommendation by all of the directors of Del, other than Mr. Hinkaty, who abstained because he is a continuing investor, that the merger agreement and the merger be approved (which constituted the recommendation of a majority of the non-employee directors).

•	While the merger is not structured to require approval of at least a majority of Del’s unaffiliated stockholders, the merger will require the affirmative vote of at least 80% of the outstanding shares of Del common stock. Based on the aggregate ownership of common stock of Del’s affiliated stockholders, this requirement will de facto require the approval of more than a majority of Del’s unaffiliated stockholders.

•	While Del’s non-employee directors did not retain an unaffiliated representative to act solely on behalf of Del’s unaffiliated stockholders for the purpose of exploring strategies to maximize stockholder value or negotiating the merger, a majority of Del’s directors are “independent” in accordance with American Stock Exchange listing standards and have no interest in the transaction apart from their interest as stockholders of Del.

The Board also considered a variety of risks and other potentially negative factors concerning the merger, including:

•	The fact that, following the merger, Del’s stockholders (other than the continuing investors) will cease to participate in any future earnings of Del or benefit from any future increase in Del’s value;

•	The fact that certain parties, including the continuing investors and other members of management, may have interests that are different from those of Del’s stockholders as described under “Interests of Certain Persons in the Merger;”

•	The possibility that the merger would not be consummated and the resulting effects of a failed transaction; and

•	The tax consequences to our stockholders upon their receipt of the merger consideration.

The Board was provided with historical market prices for its information in reaching its determination of fairness. Although the Board noted that the $35.00 per share merger consideration exceeded the highest market price for Del common stock for certain periods, the Board did not conclude that the transaction was substantively fair based on historical market prices because the Board does not consider market price information to be a reliable indication of value. Therefore, historical market prices were not applicable to the Board’s fairness analysis.

In determining to approve the terms of the merger, including the price per share of Del common stock, the Board did not consider the liquidation value of Del’s assets. Because Del has strong brands, a substantial portion of its assets is comprised of goodwill, and thus the Board believes that the liquidation value of Del’s assets is not helpful in evaluating the fairness of the consideration offered in the merger. The Board also did not consider the net book value of Del, because it was not directly related to Del’s financial performance and therefore of limited importance in evaluating a transaction. The Board did consider the going concern value of Del, as measured based on the discounted cash flow analysis described below under “Opinion of Peter J. Solomon Company, L.P.” The Board did not consider purchase prices paid in previous purchases of Del common stock by the Kelso affiliates or the continuing investors because no such purchases were made during the past two years. In addition, the Board was not aware of, and therefore did not consider, any firm offers made by any unaffiliated third parties with respect to a transaction with Del, including any firm offers for the merger or sale of Del, the sale or transfer of all or any substantial part of Del’s assets or any purchase of Del’s securities that would result in the purchaser obtaining control over Del.

In view of the variety of factors and the amount of information considered, the Board did not find it practicable to and did not quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. The Board’s determination was made after consideration of all of the factors as a whole. In addition, individual members of the Board may have given different weights to different factors.

The Board’s recommendation was made by all of the directors of Del, other than Mr. Hinkaty, who abstained because he is a continuing investor. The Board’s recommendation was made by a majority of the non-employee directors of Del.

THE BOARD HAS APPROVED THE MERGER AGREEMENT AND THE MERGER AND BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, DEL AND ITS STOCKHOLDERS. THE BOARD RECOMMENDS A VOTE FOR ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

Opinion of Peter J. Solomon Company, L.P.

PJSC has acted as financial advisor to Del’s Board of Directors in connection with the merger. At the July 1, 2004 meeting of Del’s Board of Directors, PJSC delivered its valuation analysis with respect to the merger and gave its oral opinion, subsequently confirmed in a written opinion dated July 1, 2004 (the “PJSC Opinion”), that, based upon and subject to various considerations set forth in such opinion, as of July 1, 2004, the consideration to be received by the holders of Del common stock (other than DLI or any of its direct or indirect subsidiaries or affiliates) in the merger is fair from a financial point of view to such holders of Del common stock. The PJSC Opinion is directed only to the fairness, from a financial point of view, of the consideration to be paid to holders of Del common stock in the merger, and does not constitute a recommendation or opinion to any Del stockholder as to the merits of the merger or a recommendation as to how any stockholder should vote at the Special Meeting. The full text of the PJSC Opinion, which sets forth assumptions made, procedures followed, matters considered, limitations on and scope of the review by PJSC in rendering the PJSC Opinion, is attached to this proxy statement as Annex B and is incorporated herein by reference. In addition, the PJSC Opinion will be made available for inspection or copying at the principal executive offices of Del located at 178 EAB Plaza, Uniondale, New York 11556-0178, during its regular business hours by any interested holder of Del common stock or representative of a holder who has been so designated in writing.

The PJSC Opinion is directed only to the fairness from a financial point of view of the consideration to be received by the holders of Del common stock in the merger, has been provided to Del’s Board of Directors in connection with its evaluation of the merger, does not address any other aspect of the merger and does not constitute a recommendation to any of the Del stockholders as to how any stockholder should vote on the merger. PJSC did not express any opinion as to the prices at which Del’s common stock will trade following the announcement of the merger. In addition, the PJSC Opinion does not address Del’s underlying business decision to proceed with the merger or the solvency of Del or any other entity following the consummation of the merger or at any other time. The summary of the PJSC Opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. We urge you to read the PJSC Opinion carefully and in its entirety.

In connection with the PJSC Opinion, PJSC:

•	reviewed certain publicly available financial statements and other information of Del;

•	reviewed certain internal financial statements and other financial and operating data concerning Del prepared by the management of Del;

•	reviewed certain financial projections for Del prepared by the management of Del;

•	discussed the past and current operations, financial condition and prospects of Del with management of Del;

•	reviewed the reported prices and trading activity of Del Common Stock;

•	compared the financial performance and condition of Del and the reported prices and trading activity of its common stock with those of certain other comparable publicly traded companies;

•	reviewed publicly available information regarding the financial terms of certain transactions comparable, in whole or in part, to the merger;

•	participated in certain discussions among representatives of each of DLI and Del;

•	reviewed a draft of the merger agreement dated June 30, 2004; and

•	performed such other analyses and took into account such other matters as PJSC deemed appropriate.

PJSC assumed and relied upon the accuracy and completeness of the information discussed with or reviewed by PJSC for the purposes of the PJSC Opinion, and PJSC did not assume any responsibility for independent verification of such information. With respect to the financial projections provided to PJSC, PJSC assumed that such financial projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Del as to the future financial performance of Del. PJSC expressed no opinion with respect to such financial projections. PJSC further assumed that the final form of the merger agreement would be substantially the same as the last draft reviewed by it. PJSC did not assume any responsibility for any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets or liabilities) of Del or any of its subsidiaries, nor was PJSC furnished with any such valuation or appraisal. PJSC did not evaluate the solvency or fair value of Del under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, PJSC did not review any of the books and records of Del, or assume any obligation to conduct any physical inspection of the properties or facilities of Del.

The PJSC Opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to PJSC as of, June 30, 2004. For purposes of rendering its opinion, PJSC assumed, in all aspects material to its analyses, that the representations and warranties of each party contained in the merger agreement were true and complete, that each party to the merger agreement would perform all of the covenants and agreements required to be performed by such party thereunder and that all conditions to the consummation of the merger would be satisfied without waiver thereof. Although subsequent developments may affect the PJSC Opinion, PJSC does not have any obligation to update, revise or reaffirm its opinion.

The following summarizes the significant financial analyses performed by PJSC and reviewed with the Board of Directors on July 1, 2004 in connection with the delivery of the PJSC Opinion:

Del Common Stock Performance. PJSC reviewed the closing prices and trading volumes of Del common stock on The American Stock Exchange from July 1, 2003 to June 30, 2004 (one trading day prior to the delivery of the PJSC Opinion). PJSC noted that during the period from July 1, 2003 to June 30, 2004, the high closing price for Del common stock was $34.21 per share and the low closing price was $21.87 per share. During the three years ended June 30, 2004, the high closing price for Del common stock was $34.21 per share and the low closing price was $9.33 per share. PJSC reviewed the premiums implied by the per share merger consideration to Del’s historical median stock price as shown in the table below.

		Premium Based on Merger
Period	Median Closing Price	Consideration of $35.00

6/23/04 – 6/30/04	$30.48	14.8%
6/16/04 – 6/30/04	$30.45	14.9%
5/31/04 – 6/30/04	$30.06	16.4%
5/16/04 – 6/30/04	$29.60	18.2%
5/01/04 – 6/30/04	$29.48	18.7%
4/01/04 – 6/30/04	$30.02	16.6%
1/02/04 – 6/30/04	$30.46	14.9%
7/01/03 – 6/30/04	$28.16	24.3%
7/01/02 – 6/30/04	$23.24	50.6%
7/01/01 – 6/30/04	$20.92	67.3%

The $35.00 per share merger consideration exceeded the highest market price per share of Del common stock for the periods presented.

Analysis of Selected Publicly Traded Comparable Companies. Using publicly available information, projections provided by Del management and estimates from First Call Investment Research as of June 30, 2004, PJSC reviewed and compared selected financial data of Del with similar data of the following group of publicly traded companies engaged in the cosmetics or over-the-counter pharmaceutical industries: Alberto-Culver Company; Alpharma, Inc.; Avon Products, Inc.; CCA Industries, Inc.; Chattem, Inc.; Church & Dwight Co., Inc.; CNS, Inc.; Elizabeth Arden, Inc.; Estee-Lauder Companies, Inc.; Inter Parfums, Inc.; KAO Corp.; L’Oreal SA; Parlux Fragrances, Inc.; Perrigo Company; Revlon, Inc.; and Shiseido Co., Ltd. (collectively, “PJSC Comparable Companies”). Although none of the PJSC Comparable Companies are directly comparable to Del, the companies included were chosen because they are publicly traded companies with operations that for purposes of PJSC’s analysis may be considered similar to certain operations of Del.

PJSC calculated and compared various financial multiples and ratios, including, among other things: (1) the stock price per share as a multiple of the latest twelve months (“LTM”) ended March 31, 2004, earnings per share (“EPS”) and estimated EPS for the calendar years 2004 and 2005 based upon projections prepared by Del management and (2) enterprise value (which represents total equity value plus book values of total debt less cash) (“Enterprise Value”) as a multiple of LTM revenue, earnings before interest and taxes (“EBIT”) and earnings before interest, taxes, depreciation and amortization (“EBITDA”).

Based on this data, as of June 30, 2004, PJSC developed a summary valuation analysis based on a range of trading valuation multiples for certain of the PJSC Comparable Companies and Del’s financial information for the latest twelve months and estimated EPS for the calendar years 2004 and 2005. The range of trading valuation multiples for certain of the PJSC Comparable Companies compared to selected valuation multiples of Del based on the Merger Consideration is summarized in the following chart:

Implied Multiples for
	Del at $35.00 Merger	PJSC Comparable
Latest Twelve Months (3/31/04)	Consideration	Companies

Net Sales	126.5%	100.0% – 200.0%
EBITDA	11.8x	8.0x – 12.0x
EBIT	14.9x	11.0x – 16.0x
EPS	20.4x	16.0x – 25.0x
Calendar Year 2004

EPS	16.5x	12.0x – 22.0x
Calendar Year 2005

EPS	14.6x	10.0x – 20.0x

The trading valuation multiples implied by the $35.00 per share merger consideration were within the range of trading valuation multiples for the PJSC Comparable Companies.

As an adjunct to this analysis, PJSC also applied a premium to the Del share prices calculated using the relevant ranges of implied multiples of PJSC Comparable Companies and Del LTM financial information and projected earnings per share information. A review of U.S. public company mergers and acquisitions transactions with enterprise values between $300 million and $600 million for the period from June 28, 2001 to June 28, 2004 resulted in a mean premium paid relative to the prevailing market price one week prior to announcement of approximately 26%. As described above, the 26% premium was applied to a range of Del share prices calculated using the relevant ranges of implied multiples of PJSC Comparable Companies and Del LTM financial information and projected earnings per share information. The proposed merger consideration was within the range of the implied prices per share based on applying this 26% premium to the implied Del share prices using Del LTM financial information and projected earnings per share information. This analysis was hypothetical and, accordingly, the selected comparable transactions analysis might have been viewed as a more relevant valuation methodology for considering precedent mergers and acquisitions transactions than the hypothetical premiums analysis, since the comparable transactions analysis uses actual transaction multiples for precedent mergers and acquisitions transactions in the beauty product, toiletry and over-the-counter pharmaceutical industries as opposed to a hypothetical 26% premium for transactions across all industries.

None of the PJSC Comparable Companies used in the above analysis are identical to Del. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the PJSC Comparable Companies and other factors that could affect the public trading value of Del and the PJSC Comparable Companies. Mathematical analysis (such as determining the average or median) of the financial ratios of the PJSC Comparable Companies is not in itself a meaningful method of using comparable company data.

Analysis of Selected Comparable Transactions. Using publicly available information, PJSC reviewed certain mergers and acquisitions transactions in the beauty product, toiletry and over-the-counter pharmaceutical industries over the last four years, including the merger. The merger and acquisition transactions used for the analysis were transactions that were publicly available, occurred since January 1, 2000, and were selected as being comparable to the merger on various bases, including the size of the transaction and the target companies in the selected transactions having operations that for purposes of PJSC’s analysis may be considered similar to certain operations of Del.

Based on this data, as of June 30, 2004, PJSC developed a summary valuation analysis based on a range of valuation multiples for selected comparable transactions and Del’s financial information for the latest twelve months. The following chart summarizes the range of valuation multiples based on selected comparable transactions relative to similar valuation multiples of Del based on the merger consideration:

	Del at $35 Merger	Implied Multiples for
Latest Twelve Months (03/31/04)	Consideration	Comparable Transactions

Net Sales	126.5%	120.0% – 220.0%
EBITDA	11.8x	9.0x – 14.0x
EBIT	14.9x	10.0x – 18.0x
EPS	20.4x	18.0x – 23.0x

The trading valuation multiples implied by the $35.00 per share merger consideration were within the range of trading valuation multiples for the PJSC comparable transactions.

None of the companies or selected transactions used in the above analysis is identical to Del or the merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the financial and operating characteristics of the target companies in the selected transactions. Mathematical analysis (such as determining the average or median) of the financial ratios of the selected transactions is not in itself a meaningful method of using precedent transaction data.

Discounted Cash Flow Analysis. PJSC performed a discounted cash flow analysis to calculate the net present value per share of Del common stock based on projections provided by Del management. In performing its discounted cash flow analysis, PJSC considered various assumptions that it deemed appropriate based on a review with the management of Del of Del’s prospects and risks. PJSC utilized various discount rates ranging from 9.0%

to 11.0%, taking into account such factors in calculating a weighted average cost of capital, including a beta provided by Bloomberg for Del, a market risk premium, a 30-year risk-free rate and Del’s current capital structure. PJSC also utilized EBITDA terminal value multiples ranging from 8.0x to 12.0x to apply to forecasted EBITDA for the fiscal year 2009.

Based on the foregoing, this analysis yielded a range of net present values from $31.50 to $49.23 per share for Del, compared to the $35.00 merger consideration.

In arriving at the PJSC Opinion, PJSC performed a variety of financial analyses, the material portions of which are summarized above. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, PJSC did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to significance and relevance of each analysis and factor. Accordingly, PJSC believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all such analyses, could create an incomplete view of the process underlying the PJSC Opinion.

In performing its analyses, numerous assumptions were made with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of PJSC or Del. Any estimates contained in the analyses performed by PJSC are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of business or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. With regard to the comparable public company analysis and the comparable transactions analysis summarized above, PJSC selected comparable public companies on the basis of various factors for reference purposes only; however, no public company or transaction utilized as a comparison is fully comparable to Del or the merger. Accordingly, an analysis of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the acquisition or public trading value of the comparable companies and transactions to which Del and the merger are being compared. In addition, as described above, the PJSC Opinion and the information provided by PJSC to Del’s Board of Directors were two of many factors taken into consideration by Del’s Board of Directors in making its determination to approve the merger. Consequently, the PJSC analyses described above should not be viewed as determinative of the opinion of Del’s Board of Directors or the view of Del management with respect to the value of Del.

As part of its investment banking activities, PJSC is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, restructurings and valuations for corporate or other purposes. Del’s Board of Directors selected PJSC to deliver an opinion with respect to the merger on the basis of such experience. Other than this engagement, PJSC has not provided financial advisory services to Del in the past two years. In the past, PJSC has provided financial advisory services to affiliates of Kelso & Company, L.P. and has received fees for rendering these services. PJSC also may provide financial advisory services to Del or Kelso & Company, L.P. or their respective affiliates in the future.

Pursuant to the PJSC engagement letter, Del agreed to pay a customary transaction fee of 0.9% of the transaction value (or approximately $4.3 million based on the merger consideration), a portion of which was payable and was paid upon delivery of the PJSC Opinion and the remainder of which will be payable upon consummation of the merger. Del has also agreed to reimburse PJSC for reasonable expenses as incurred. In addition, Del agreed to indemnify PJSC and its affiliates, counsel and other professional advisors, and the respective directors, officers, controlling persons, agents and employees of each of the foregoing against certain liabilities and expenses arising out of PJSC’s engagement. The fees and expenses of PJSC, together with a transaction fee of approximately $3.7 million payable to Kelso’s financial advisor and Kelso’s transaction fee described on page 33 under the heading “Special Factors—Financial Advisory Agreement”, amount to aggregate financial advisor fees and expenses of approximately $12.5 million.

Position of Participating Affiliates as to the Fairness of the Merger

For purposes of the discussion under the headings “Position of Participating Affiliates as to the Fairness of the Merger” and “Purposes, Reasons and Plans for Del after the Merger,” (1) the “participating DLI affiliates” are each of the Kelso affiliates, the continuing investors and Mr. Vialardi, and (2) the “Kelso affiliates” are DLI, Merger Sub, the Kelso Investment Associates VII, L.P., KEP VI, LLC, Kelso GP VII, L.P. and Kelso GP VII, LLC.

Each of the participating DLI affiliates believes that the merger agreement and the merger are substantively fair to Del’s unaffiliated stockholders (who are, for purposes of this proxy statement, the stockholders of Del other than the continuing investors and Mr. Vialardi) based on their consideration of the following factors:

•	The historical results of operations, financial condition, assets, liabilities, business strategy and prospects of Del and the nature of the industry in which Del competes;

•	The relationship of the $35.00 per share cash merger consideration to the historical trading prices for Del common stock, including the fact that the $35.00 per share merger consideration represents a premium of 16.7 percent over the average closing price for Del’s common stock for the 30 days ending June 30, 2004, the last day prior to the public announcement of the merger and a premium of 19.1 percent over the average closing price for Del’s common stock for the 60 days ending June 30, 2004;

•	The $35.00 per share cash consideration represents an amount in excess of the net book value per share of $11.31 as of June 30, 2004; and

•	Del authorized PJSC to contact potential acquirors for Del beginning in September 2003 to explore a possible sale of Del and no other financial or strategic buyer submitted a definitive proposal to acquire Del.

In addition, each of the participating DLI affiliates believes that sufficient procedural safeguards were and are present to ensure the fairness of the merger to Del’s unaffiliated stockholders. These procedural safeguards include the following:

•	The terms of the merger resulted from arm’s-length bargaining between Del’s Board of Directors and its advisors, on the one hand, and Kelso, Church & Dwight and their respective advisors, on the other hand;

•	The Board of Directors retained and received the advice of Cadwalader, Wickersham & Taft LLP and PJSC, and both of these advisors have experience in transactions similar to the merger and assisted Del’s Board of Directors in its negotiations with Kelso and Church & Dwight;

•	Del’s Board of Directors and its advisors conducted extensive negotiations with Kelso and Church & Dwight and had the authority to reject the transactions proposed by Kelso and Church & Dwight;

•	None of Kelso, Church & Dwight or any of the continuing investors had any influence on the conclusions reached by Del’s Board of Directors or the negotiating positions of Del’s Board of Directors or its advisors;

•	The merger agreement provides Del with the ability to terminate the merger agreement in order to recommend, approve or accept a “superior proposal” as defined in “The Merger Agreement—Covenants and Agreements” on page 44 that would, if completed, result in a transaction more favorable to Del’s stockholders from a financial point of view than the merger, subject to certain conditions and the payment to DLI of a termination fee and reimbursement of certain of Kelso’s out-of-pocket expenses;

•	The recommendation by all of the directors of Del, other than Mr. Hinkaty, who abstained because he is a continuing investor, that the merger agreement and the merger be approved (which constituted the recommendation of a majority of the non-employee directors);

•	While the merger is not structured to require approval of at least a majority of Del’s unaffiliated stockholders, the merger will require the affirmative vote of at least 80% of the outstanding shares of Del common stock. Based on the aggregate ownership of common stock of Del’s affiliated stockholders, this requirement will de facto require the approval of more than a majority of Del’s unaffiliated stockholders;

•	While Del’s non-employee directors did not retain an unaffiliated representative to act solely on behalf of Del’s unaffiliated stockholders for the purpose of exploring strategies to maximize stockholder value or negotiating the merger, a majority of Del’s directors are “independent” in accordance with American Stock Exchange listing standards and have no interest in the transaction apart from their interest as stockholders of Del; and

•	Del’s stockholders who object to the merger will obtain “fair value” for their shares if they exercise and perfect their appraisal rights under Delaware law.

The participating DLI affiliates did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their opinion as to the fairness of the merger agreement and the merger. In their consideration of the fairness of the merger to Del’s unaffiliated stockholders, the participating DLI affiliates did not consider the liquidation value of Del a relevant valuation methodology because (i) they consider Del to be a viable, going concern business, (ii) they believe that liquidation sales generally result in substantially lesser proceeds than generated when selling a going concern and (iii) since Del has strong brands, a substantial portion of its assets is comprised of good will, such that the liquidation value of Del is not indicative in determining the fairness of the merger consideration. The participating DLI affiliates did not establish a going concern value. Since going concern value is often defined as the ability to generate earnings (rather than cash flows) from assets, the participating DLI affiliates did not believe that Del’s pre-merger going concern value was meaningful to their valuation analysis because, if the merger were to occur, Del would have a significantly different capital structure, which would result in different risks and opportunities for the business as a highly leveraged private company. For example, Del would have a significantly different level of fixed interest costs following the merger, which would affect Del’s ability to generate earnings from its assets. While the participating DLI affiliates did not believe that Del’s going concern value was relevant to their valuation analysis, and therefore did not establish a going concern value, Del’s going concern value may be viewed as relevant by another acquirer of Del or by Del’s existing stockholders. The participating DLI affiliates also did not consider purchase prices paid in previous purchases of Del common stock by the Kelso affiliates or the continuing investors because no such purchases were made during the past two years. In addition, the DLI participating affiliates did not consider any other firm offers made by any unaffiliated third parties with respect to a transaction with Del because the participating DLI affiliates are not aware that any such offers have been made during the past two years.

Other than Mr. Hinkaty, who in his capacity as a director of Del, received the PJSC Opinion, the participating DLI affiliates did not receive any written opinion, report or appraisal from an outside party that is materially related to the merger. In addition, since the participating DLI affiliates relied on their own analysis and conclusions in forming their belief as to the fairness of the proposed merger to Del’s unaffiliated stockholders, they did not adopt the conclusions of PJSC’s analysis with respect to such fairness.

The participating DLI affiliates include directors and/or executive officers of Del who have interests in the merger transaction that are not shared by other stockholders of Del. These interests are described in “Special Factors—Interests of Certain Persons in the Merger” on page 38. Each of the participating DLI affiliates who is a stockholder of Del intends to vote in favor of the approval and the adoption of the merger agreement and the merger at the Special Meeting, but such affiliates do not make any recommendation as to how any stockholder of Del should vote on the merger agreement and the merger.

In addition, while the Kelso affiliates believe that the merger is fair to Del and its stockholders, the Kelso affiliates attempted to negotiate the terms of a transaction that would be most favorable to them, and not to Del and its stockholders, and, accordingly, did not negotiate the merger agreement with a goal of obtaining terms that were fair to Del and its stockholders. The Kelso affiliates do not believe that they had or have any fiduciary duty to Del or its stockholders, including with respect to the merger and its terms.

Purposes, Reasons and Plans for Del after the Merger

Purposes

The purpose of the merger is to enable DLI to acquire all of the Del common stock issued and outstanding immediately prior to the closing of the merger. Kelso believes that Del’s future business prospects can be improved through its active participation in the strategic direction and operations of Del. In addition, Kelso believes that its access to capital sources will provide Del with development opportunities that are not currently available to Del. With respect to the continuing investors, each believes that the merger provides them with a desirable opportunity to work with Kelso in an effort to improve the future business prospects of Del by combining the strategic strengths of Kelso with each continuing investor’s understanding of the operations of Del.

Reasons of Del

Del’s Board of Directors believes, based upon the reasons discussed above under the caption “Special Factors—Reasons for the Merger; Recommendation of the Board of Directors” on page 18, that the merger provides the best available opportunity to increase stockholder value.

Reasons of the Participating DLI Affiliates

Each of the participating DLI affiliates believes that it is best for Del to operate as a privately held entity. Despite Del being a market leader with what the participating DLI affiliates believe to be an excellent management team, Del’s historical stock prices were at levels below what the participating DLI affiliates believe to be full value. As a privately held entity, Del will have the flexibility to focus on continuing improvements to its business without the constraints and distractions caused by the public equity market’s valuation of Del. In addition, as an entity whose common stock is not publicly traded, it will be easier for Del to make decisions that may negatively affect quarterly earnings but that may, in the long run, increase the value of Del’s assets or earnings.

In addition, after the merger, Del will no longer be subject to SEC reporting requirements with respect to its equity securities, which will allow Del to eliminate the time devoted by its management and certain other employees to matters relating exclusively to having equity securities publicly traded. Del, however, will likely be required to file, or resume filing, reports with the SEC as a result of its issuing debt securities registered under the Securities Act.

These assessments are based upon publicly available information regarding Del and the participating DLI affiliates’ due diligence, investigation or knowledge of Del and the experience of the participating DLI affiliates in investing in or managing public companies generally. While the participating DLI affiliates believe that there will be significant opportunities associated with their investment in Del, and that the value of such an equity investment could be considerably greater than the original cost thereof, they realize that there are also substantial and significant risks that such opportunities may not ever be fully realized.

Plans for Del

It is expected that, immediately following the merger, Del’s operations and business will be conducted substantially as they are conducted currently. None of Del or any of the DLI affiliates has any present plans or proposals that relate to or would result in an extraordinary corporate transaction involving Del’s corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any material operations or sale or transfer of a material amount of assets. However, Del and the participating DLI affiliates will continue to evaluate Del’s business and operations after the merger from time to time, and may propose or develop new plans and proposals which they consider to be in the best interests of Del and its stockholders, including the disposition or acquisition of material assets, alliances, joint ventures and other forms of cooperation with third parties or other extraordinary transactions.

Financial Projections

Del does not as a matter of course make public projections as to future performance, revenues, earnings or other results. However, in connection with the discussions concerning the proposed merger and Kelso’s and Church & Dwight’s due diligence review, Del furnished to Kelso and Church & Dwight certain financial forecasts prepared by Del’s management, which are summarized below.

Del did not prepare the projections that were provided to Kelso and Church & Dwight with a view to public disclosure and they are included in this proxy statement only because this information was furnished to Kelso and Church & Dwight. Del did not prepare the projections that were provided to Kelso and Church & Dwight with a view to compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The information contained in such projections is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on the prospective financial information.

Neither Del’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the projections contained in this proxy statement, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, such projections.

The projections set forth below were prepared in June 2004 based on assumptions and conditions that existed at that time. The projections are or involve forward-looking statements and are based on estimates and assumptions made by our management with respect to industry performance, general business, economic, market and financial conditions, and other matters, all of which are inherently subject to significant uncertainties and contingencies and are difficult to predict, and many of which are beyond our control. See “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 7. The projections do not take into account any changes to the operations or capital structure of Del which may result from the merger. It is not possible to predict whether the assumptions made in preparing the projected financial information will be valid, and actual results may prove to be materially higher or lower than those contained in the projections. Accordingly, there can be no assurance that the projected results are indicative of the future performance of Del or that actual results will not differ materially from those presented in the projections. The inclusion of this information should not be regarded as an indication that Del, Kelso or anyone else who received this information considered it a reliable predictor of future events and this information should not be relied on as such.

Neither we nor any of our representatives has made, or makes, any representation to any person regarding the information contained in the projections, and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that all of the assumptions underlying the projections are shown to be in error.

None of Del, Kelso or any of their respective representatives, or the continuing investors, has made, or makes, any representation to any person regarding the information contained in the projections.

Consolidated Projected Income Statement
(Dollars in Millions)

	Fiscal Year Ended December 31,

	2004	2005	2006

Net Sales	$408.3	$437.9	$463.2
Cost of Goods Sold	195.8	209.3	219.0

Gross Profit	212.5	228.6	244.3
SG&A Expenses	170.3	183.8	193.1

Operating Income	42.2	44.7	51.2
Other Expense, Net	1.0	1.1	1.1
Interest Expense, Net	3.9	4.2	4.2
Pre-Tax Income	37.3	39.5	45.9
Income Taxes	14.4	15.5	18.2
Net Income Excluding Non-Recurring Items	22.9	23.9	27.7
Non-Recurring Items(1)	(0.0)	0.0	0.0

Net Income, As Reported	$ 22.8	$ 23.9	$ 27.7

Calculation of EBITDA
Operating Income (EBIT)	42.2	44.7	51.2
Depreciation and Amortization	7.7	7.8	7.8
EBITDA(2)(3)	$ 49.9	$ 52.5	$ 59.0
Margins
Gross Margin	52.0%	52.2%	52.7%
SG&A Expenses	41.7	42.0	41.7
EBITDA	12.2	12.0	12.7
EBIT	10.3	10.2	11.1
Net Income	5.6	5.5	6.0

(1)	Non-recurring items in 2004 consist of severance expense of $73,000.

(2)	EBITDA (earnings before interest, taxes, depreciation and amortization) is not a Generally Accepted Accounting Principles (“GAAP”) measurement, but is being included, as we believe it is a commonly used measure of operating performance in the Company’s industry. EBITDA was provided to enhance the understanding of our projected operating results. It should not be construed as an alternative to operating income as an indicator of operating performance or as an alternative to cash flows from operating activities as a measure determined in accordance with GAAP. Not all companies calculate EBITDA in the same manner. As a result, EBITDA as projected may not be comparable to EBITDA used by other companies. Operating income is a GAAP measure that may be considered comparable to EBITDA.

(3)	The amounts of EBITDA reflected in the table may differ from the amounts of EBITDA that may be calculated based on the line items set forth in the table because some of the line items set forth in the table have been rounded.

Financing of the Merger

Requirements

Completion of the merger and payment of related fees and expenses will require an aggregate amount of funds of approximately $500.7 million for the following uses:

•	the payment of the aggregate merger consideration, including the payment of consideration to Del’s stockholders for the outstanding common stock and outstanding stock options, which will be exchanged for cash and cancelled, of approximately $383 million;

•	the payment of fees (other than the fees and expenses of Del which are expected to be paid with any cash or cash equivalents on hand at Del at the effective time of the merger) and expenses related to the merger of approximately $25.1 million, including, without limitation, legal and accounting fees;

•	the payment of severance costs at the time of the merger of approximately $21.6 million; and

•	the repayment of existing indebtedness of approximately $71 million.

Source of Financing

DLI currently expects that the total funds necessary to finance the merger and pay related fees and expenses will be obtained from the following sources:

•	Common Equity: DLI has received, subject to certain conditions, written commitments from Kelso, to provide up to $138.7 million in equity financing for the merger.

•	Cash Equivalents: DLI plans to use any cash and cash equivalents on hand at Del at the effective time of the merger and estimates that there will be approximately $2.1 million of cash and cash equivalents at such time.

•	Senior Secured Credit Facilities: Kelso has received, subject to certain conditions, a written commitment letter (the “Senior Debt Letter”) from Bear, Stearns & Co. Inc., J.P. Morgan Securities Inc., Deutsche Bank Securities Inc., Bear Stearns Corporate Lending Inc., JPMorgan Chase Bank and Deutsche Bank AG Cayman Islands Branch (the “Commitment Parties”) pursuant to which (1) certain of the Commitment Parties commit to provide Del or the surviving corporation (either directly or through an affiliate) with approximately $260 million under senior secured credit facilities comprised of a $50 million revolving credit facility and a $210 million Term Loan B facility, and (2) certain of the Commitment Parties commit to act in various capacities to facilitate the financing under such credit facilities. It is intended that the $50 million revolving credit facility will be used to finance the continuing operations of the surviving corporation and its subsidiaries and for other general corporate purposes.

•	Senior Subordinated Notes: Kelso has received, subject to certain conditions, a written commitment letter (the “Subordinated Debt Letter”) from Bear, Stearns & Co. Inc., J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc. (the “Arrangers”) pursuant to which the Arrangers commit to purchase or place senior subordinated notes of Del or the surviving corporation for $150 million in cash proceeds in a public offering or private placement concurrently with the closing of the merger.

Equity Commitments

The commitments of Kelso to provide equity financing of up to $138.7 million are conditioned upon the following:

•	satisfaction of the conditions to closing set forth in the merger agreement; and

•	the credit facility and note financings set forth in the Senior Debt Letter and the Subordinated Debt Letter having been obtained on the terms and conditions set forth therein.

Debt Commitments

In connection with the merger, Kelso & Company, L.P. has received debt commitments pursuant to the Senior Debt Letter and Subordinated Debt Letter that are expected to consist of $260 million in senior secured credit facilities and $150 million in senior subordinated notes, as follows:

•	Revolving Credit Facility: Subject to the terms of the Senior Debt Letter, the Commitment Parties have agreed to provide Del or the surviving corporation with a $50 million, six-year revolving credit facility. The revolving credit facility will be available on a revolving basis during the period commencing on the closing date of the merger and ending on the sixth anniversary thereof. Del or the surviving corporation may elect that the loans under the facility bear interest at an annual rate equal to either (a) (1) the prime rate or the federal funds rate plus 0.5%, plus (2) between LIBOR plus 1.75% and LIBOR plus 2.25%, depending on the credit ratings of the credit facilities, subject to adjustment on a quarterly basis, or (b) (1)

the rate at which eurodollar deposits for one, two, three or six months, as selected by Del or the surviving corporation, are offered in the interbank eurodollar market, plus (2) between LIBOR plus 2.75% and LIBOR plus 3.25% per annum, depending on the credit ratings of the term loan facility and revolving credit facility, subject to adjustment on a quarterly basis.

•	Term B Loan Facility: Subject to the terms of the Senior Debt Letter, the Commitment Parties agreed to provide Del or the surviving corporation in the merger with a $210 million, seven-year amortizing Term B Loan Facility. The Term B Loan Facility and the loans thereunder will be repayable in quarterly installments equal to 0.25% of the original principal amount of the loans, with the balance payable at maturity. The term loans under the facility will be made in a single drawing upon the closing date of the merger. Del or the surviving corporation may elect that the loans under the facility bear interest at an annual rate equal to either (a) (1) the prime rate or the federal funds rate plus 0.5%, plus (2) between LIBOR plus 2.00% and LIBOR plus 2.50% per annum, depending on the credit ratings of the credit facilities, or (b) (1) the rate at which eurodollar deposits for one, two, three or six months, as selected by Del or the surviving corporation, are offered in the interbank eurodollar market, plus (2) between LIBOR plus 3.00% and LIBOR plus 3.50% per annum, depending on the credit ratings of the term loan facility and revolving credit facility.

•	Senior Subordinated Notes: Subject to the terms of the Subordinated Debt Letter, the Arrangers have agreed to purchase or place senior subordinated notes of Del or the surviving corporation for $150 million in cash proceeds in a public offering or private placement. It is anticipated that the notes will be issued in a private placement pursuant to Rule 144(a) under the Securities Act of 1933, and, outside the United States to persons other than U.S. persons, pursuant to Regulation S under the Securities Act of 1933 (rather than in a public offering). It is further anticipated that the notes will be due in 2012 (8 years from the date of their issuance), that the notes will bear cash interest at a fixed rate, payable semi-annually) and that the notes will be unsecured obligations of Del or the surviving corporation, subordinated to any senior indebtedness of Del or such surviving corporation, including the senior secured credit facilities. It is expected that the senior subordinated notes will contain covenants that are customary for this type of financing, including, without limitation, covenants restricting dividends, stock repurchases, liens, indebtedness, affiliates transactions, asset sales and mergers. It is further expected that, following the merger, the notes will be exchanged for registered, publicly tradable notes with substantially identical terms. This proxy statement is not an offering or registration of the notes under the Securities Act of 1933 or any state or other securities laws.

Conditions: In the event that DLI is unable to secure the necessary financing to consummate the merger, Del will continue to operate its business as it is currently operated and may continue to evaluate other strategic transactions in the future. The availability of the financings under the Senior Debt Letter and the Subordinated Debt Letter are conditioned upon the consummation of the merger and certain other conditions, including, without limitation, the following:

•	Execution of documents reasonably satisfactory to the Commitment Parties and Arrangers;

•	Satisfaction of the Commitment Parties, Arrangers and certain other parties participating in the debt financings that (a) no material adverse effect with respect to the transaction or Del has or could reasonably be expected to occur, (b) they have not become aware after July 1, 2004 of any information or other matter (including any matter related to financial models and underlying assumptions relating to certain projections provided by management and projected cost savings increasing projected EBITDA) affecting Del or the transaction, that in the lead Arranger’s reasonable judgment is inconsistent in a material and adverse manner with any such information or other matters previously disclosed, (c) no material disruption of or material adverse change in financial, banking or capital markets conditions generally or in the markets for new issuances of leveraged loans, in the case of the credit facilities, and high yield securities, in the case of the senior subordinated notes has occurred that would impair the financing, and (d) no disruptive, competing or interfering offering, placement or arrangement by DLI, Merger Sub or Del will occur prior to or during the financing;

•	Receipt by Del or the surviving corporation of the equity financing to be provided by Kelso;

•	The acquisition being consummated pursuant to the merger agreement;

•	The reasonable satisfaction of the Commitment Parties and Arrangers as to the form and scope of the following for Del: (a) audited financial statements for the last 3 fiscal years ended prior to the closing date for which such financial statements are available, (b) unaudited interim consolidated balance sheets, income and cash flow statements for the 6 months ended June 30, 2004 (and also through the 9 months ended September 30, 2004, if the senior subordinated notes are priced on or after November 15, 2004), (c) reviewed financial statements for 1999 and 2000, and (d) a consolidated pro forma balance sheet and income statement for the 6 months ended June 30, 2004 (and also through the 9 months ended September 30, 2004, if the senior subordinated notes are priced on or after November 15, 2004);

•	The Commitment Parties and Arrangers having received unaudited interim consolidated income and cash flow statements of Del for each fiscal month ended subsequent to June 30, 2004 for which such statements are available;

•	The reasonable satisfaction of the Commitment Parties and Arrangers that consolidated EBITDA of Del for the 12-month periods ended on the last day of the most recent fiscal quarter for which financial statements are available and on the last day of the most recent fiscal month for which financial statements are available, in each case without giving effect to the merger or any cost savings resulting therefrom in a manner reasonably satisfactory to the lenders, was not less than $46 million. If the closing occurred as of the date of this proxy statement using financial information at September 30, 2004, the Company believes that the minimum EBITDA level would be achieved. DLI’s financing sources are not required to confirm whether this condition has been satisfied until the closing. If the minimum EBITDA condition is not met or waived by the Commitment Parties and Arrangers, the Commitment Parties and Arrangers are under no obligation to fund the loans or purchase the senior subordinated notes. If the financing contemplated by the Senior Debt Letter or the Subordinated Debt Letter is not completed, DLI is obligated to use reasonable best efforts to obtain substitute financing on terms and conditions substantially equivalent to those set forth in the Senior Debt Letter and/or the Subordinated Debt Letter. If DLI does not succeed in securing such substitute financing, DLI has no obligation to consummate the merger, pursuant to the merger agreement; and

•	All governmental and third party approvals (including HSR Act clearance) necessary or advisable have been obtained.

Optional Prepayment/Optional Redemption: The Term B Loan Facility and revolving credit facility may be prepaid by the surviving corporation in minimum amounts to be agreed to without premium or penalty. The senior subordinated notes may not be redeemed by the surviving corporation until after the fourth anniversary of their issuance. Thereafter, the senior subordinated notes may be redeemed in whole or in part, at the option of the surviving corporation, at the prices set forth in the Subordinated Debt Letter.

Mandatory Prepayments and Commitment Reductions: The following amounts must be applied to prepay the Term Loan B Facility and revolving credit facility:

•	50% of the net proceeds of any sale or issuance of equity of parent or any holding company of DLI (subject to certain exceptions) or 100% of the net proceeds of any incurrence of certain indebtedness after the closing date by the surviving corporation or any of its subsidiaries.

•	100% of the net proceeds of any sale or other disposition by the surviving corporation or any of its subsidiaries of any assets (except for the sale of inventory in the ordinary course of business and certain other exceptions), subject to customary reinvestment provisions; and

•	A percentage of excess cash flow for each fiscal year of the surviving corporation, depending on the total leverage ratio with respect to such fiscal year.

The senior subordinated notes will not be subject to mandatory redemption.

Repayment of Indebtedness

DLI intends to repay the indebtedness incurred to effect the merger through cash flow from operations. There are no other specific plans or arrangements to refinance or repay any of that indebtedness.

Financial Advisory Agreement

Upon completion of the merger, DLI will (1) pay to Kelso a fee of $3.2 million and (2) enter into a financial advisory agreement with Kelso for services to be provided by Kelso to Del in return for financial advisory fees to be paid annually to Kelso by DLI. The amount of the annual advisory fee payable to Kelso will be $1.2 million. The financial advisory agreement will provide that DLI indemnify Kelso in connection with services rendered thereunder. It will also provide that DLI reimburse expenses of Kelso incurred in connection with the merger, including with respect to the financing of the merger and with respect to services to be provided by Kelso to DLI on a going-forward basis.

Material Federal Income Tax Consequences of the Merger

The following general discussion summarizes the material United States federal income tax consequences of the merger to holders of our employee stock options and our stockholders that hold their Del common stock as a capital asset (“holders” or “stockholders”) and to Del. It does not address all aspects of federal income taxation that may be relevant to a holder of our common stock in light of that holder’s particular circumstances or to a stockholder subject to special rules, such as:

•	a stockholder that is not a citizen or resident of the United States;

•	a financial institution or insurance company;

•	a mutual fund;

•	a tax-exempt organization;

•	a dealer or broker in securities or foreign currencies;

•	a trader in securities that elects to apply a mark-to-market method of accounting;

•	a stockholder that holds its Del common stock as part of a hedge, appreciated financial position, straddle or conversion transaction;

•	a stockholder that acquired its Del common stock pursuant to the exercise of options or otherwise as compensation; or

•	a holder that holds its options or Del common stock through a partnership or other pass-through entity.

This summary does not address the tax consequences to Kelso, its affiliates, or any person holding or deemed to be holding a direct or indirect interest in Kelso or its affiliates.

The tax treatment of a partner in a partnership that holds our options or common stock will depend on the status of the partner and the activities of the partnership. A partner in a partnership that holds our options or common stock should consult his, her or its tax advisor regarding the particular tax consequences to the partner.

The following discussion is based on the Internal Revenue Code of 1986, as amended, final, temporary and proposed Treasury regulations promulgated thereunder, judicial decisions and administrative rulings, each as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. The consequences under state, local, foreign, estate and gift tax laws are not addressed. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE MERGER.

Tax Consequences to Our Stockholders and Optionholders Other than Continuing Investors

For United States federal income tax purposes, holders of employee stock options to acquire Del common stock will recognize ordinary income equal to the gross amount of cash received upon cancellation of their options, determined as set forth above under the heading “The Merger Agreement—Treatment of Stock Options” on page 43.

Our stockholders’ receipt of cash pursuant to the merger (including pursuant to the exercise of dissenter’s rights of appraisal) will be a taxable transaction for U.S. federal income tax purposes. A Del stockholder will recognize taxable gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash received by the stockholder and the stockholder’s aggregate adjusted tax basis in its Del common stock converted into cash in the merger. Gain or loss will be calculated separately for each block of Del common stock (i.e., shares acquired at the same cost in a single transaction) converted into cash in the merger.

Gain or loss recognized by a Del stockholder will be capital gain or loss, and will be long-term capital gain or loss if such stockholder’s holding period for its shares of our common stock exceeds one year. Noncorporate stockholders may be eligible for a reduced U.S. federal income tax rate on long-term capital gains. Stockholders will also be subject to limits on the deductibility of any recognized capital losses.

Certain holders of our common stock may be subject to backup withholding tax at applicable rates with respect to payments received in connection with the merger. In addition, such payments received by stockholders that are not corporations, tax-exempt organizations or qualified nominees may be subject to information reporting requirements. Backup withholding may apply if the holder (i) fails to furnish its social security number or other taxpayer identification number (“TIN”), (ii) furnishes an incorrect TIN, (iii) fails properly to report interest or dividends, or (iv) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct and that the holder is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment of tax, which may be refunded to the extent it results in an overpayment of tax. Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions. A stockholder that does not provide a correct tax identification number may be subject to penalties imposed by the Internal Revenue Service.

Tax Consequences to Continuing Investors

To the extent that the continuing investors receive cash in exchange for a portion of their options to acquire Del common stock, they will recognize ordinary income equal to the gross amount of cash received upon cancellation of such options, determined as described above under “The Merger Agreement—Treatment of Stock Options” on page 43. For United States federal income tax purposes, cash received by a continuing investor in exchange for such continuing investor’s Del common stock will be taxed in the manner described above under “Special Factors—Material Federal Income Tax Consequences—Tax Consequences to Our Stockholders and Optionholders Other than Continuing Investors” on page 34. However, it is possible that a portion of such amount may be treated as a dividend for U.S. federal income tax purposes.

THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER IN LIGHT OF HIS, HER OR ITS PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. TAX MATTERS ARE COMPLEX AND MAY VARY DEPENDING ON YOUR PARTICULAR CIRCUMSTANCES. THEREFORE, WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS CONCERNING THE PARTICULAR TAX CONSEQUENCES TO YOU OF THIS MERGER, INCLUDING THE APPLICATION OF ANY FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

Tax Consequences to Del and Its Subsidiaries

It is not expected that the merger will have any material tax consequences to Del or its subsidiaries.

Anticipated Accounting Treatment

The merger will be accounted for as a purchase in conformity with Statement of Financial Accounting Standards No. 141, “Business Combinations” with the acquired assets and liabilities recorded upon the estimated fair values at the effective time of the merger. The transaction is expected to result in the recognition of identified intangible assets (i.e. trademarks and tradenames) and the excess purchase price over the acquired net tangible and identified intangible assets will result in the recognition of additional goodwill.

Regulatory Matters Relating to the Merger

The HSR Act prohibits us from completing the merger until we have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the required waiting period has ended. Both Del and DLI filed the required notification and report forms under the HSR Act on July 21, 2004. The merger may also be subject to review by regulatory authorities in certain foreign jurisdictions. Both Del and DLI will make any additional filings required by these foreign regulatory authorities.

We are not aware of any other material governmental or regulatory approval required for completion of the merger, other than compliance with the applicable corporate law of Delaware.

Appraisal Rights of Stockholders

If the merger is consummated, stockholders who do not vote “FOR” the adoption of the merger agreement, who hold shares of common stock of record on the date of making a written demand for appraisal as described below, who continuously hold shares of common stock through the closing of the merger, and who otherwise comply fully with Section 262 of the Delaware General Corporation Law (“Section 262”), will be entitled to a judicial determination of the fair value of their shares of common stock exclusive of any element of value arising from the accomplishment or expectation of the merger in accordance with the provisions of Section 262 and to receive from us payment of such fair value in cash together with a fair rate of interest, if any, as determined by such court. A proxy returned to us that does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger agreement or abstain from voting on the merger agreement.

Under Section 262, not less than 20 calendar days prior to the Special Meeting, we must notify each of the holders of our stock who was such on the record date for the meeting that such appraisal rights are available and include in each such notice a copy of Section 262. This proxy statement constitutes such notice to the holders of record of our common stock.

The following is a summary of the procedures to be followed under Section 262, the full text of which is attached as Annex C to this proxy statement. The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Annex C. Stockholders should read carefully the full text of Section 262 because failure to follow any Section 262 procedure may result in the loss of appraisal rights. Any stockholder who desires to exercise appraisal rights should carefully review Section 262 before electing or attempting to exercise appraisal rights.

Holders of record of shares of common stock who desire to exercise appraisal rights must not vote in favor of the merger or consent to the merger in writing (including by returning a signed proxy card without indicating any voting instructions as to the proposal) and must deliver a separate written demand for appraisal of such shares to us prior to the taking of the vote on the merger agreement. A holder of shares of common stock wishing to exercise appraisal rights must hold of record such shares on the date the written demand for appraisal is made and must continue to hold such shares of record through the effective time of the merger. The demand for appraisal will be sufficient if it reasonably informs us of the identity of the stockholder and that the stockholder intends to demand an appraisal of the fair value of shares of common stock.

If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand must be executed by or for the record owner, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be made by or for all owners of record. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a holder of record provided the agent identifies the record owner or owners and expressly discloses in such demand that the agent is acting as agent for the record owner or owners of such shares.

A record holder, such as a broker, who holds shares of common stock as a nominee for beneficial owners, some or all of whom desire to demand appraisal, must exercise appraisal rights on behalf of such beneficial owners with respect to the shares held for such beneficial owners. In such case, the written demand for appraisal should set forth the number of shares covered by such demand. Unless a demand for appraisal specifies a number of shares, the demand will be presumed to be applicable to all shares outstanding in the name of such record owner. If a stockholder holds shares of common stock through a broker which in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder. BENEFICIAL OWNERS WHO ARE NOT RECORD OWNERS AND WHO INTEND TO EXERCISE APPRAISAL RIGHTS SHOULD INSTRUCT THE RECORD OWNER TO COMPLY STRICTLY WITH THE STATUTORY REQUIREMENTS WITH RESPECT TO THE DELIVERY OF WRITTEN DEMAND FOR APPRAISAL. A DEMAND FOR APPRAISAL SUBMITTED BY A BENEFICIAL OWNER WHO IS NOT THE RECORD OWNER WILL NOT BE HONORED.

A proxy or vote against the adoption of the merger agreement will not constitute a demand for appraisal. Stockholders should not expect to receive any additional notice with respect to the deadline for demanding appraisal rights.

Any holder of record of common stock must deliver the written demand for appraisal prior to the taking of the vote on the merger agreement. All demands for appraisal should be mailed to Del Laboratories, Inc., 178 EAB Plaza, P.O. Box 9357, Uniondale, New York 11553–9357, Attention: Secretary or, if by overnight courier, to Del Laboratories, Inc., 178 EAB Plaza, 8th Floor, Uniondale, New York 11556, Attention: Secretary.

If the merger agreement is adopted, then within 10 days after the effective date of the merger, the surviving corporation will provide notice of the effective date of the merger to all stockholders who have complied with Section 262 and who have not voted in favor of or consented to the merger.

A stockholder may withdraw a demand for appraisal in writing within 60 days after the effective time of the merger and accept the terms of the merger. Thereafter, approval of the surviving corporation will be needed for such a withdrawal. In all events, if a petition for appraisal has been filed in the Delaware Court of Chancery, a stockholder may not withdraw without the approval of the Court.

Within 120 days after the effective date of the merger, in compliance with Section 262, any stockholder who has properly demanded an appraisal and who has not withdrawn his or her demand as provided above and the surviving corporation each has the right to file in the Delaware Court of Chancery a petition, with a copy served on the surviving corporation in the case of a petition filed by a dissenting stockholder, demanding a determination of the fair value of the shares held by all dissenting stockholders. If, within the 120-day period following the effective time of the merger, no petition shall have been filed as provided above, all rights to appraisal will cease and all dissenting stockholders who owned shares of common stock will become entitled to receive the merger consideration for each share of common stock held, without interest.

Any dissenting stockholder is entitled, within the 120-day period following the effective time of the merger and upon written request to the surviving corporation, to receive from the surviving corporation a statement setting forth:

•	the aggregate number of shares of common stock not voted in favor of the merger and with respect to which demands for appraisal have been received; and

•	the aggregate number of dissenting stockholders.

Such statement must be mailed within ten days after a written request for such statement has been received by the surviving corporation, or within ten days after the expiration of the period for delivery of demands for appraisal, as described above, whichever is later.

Upon the filing of a petition, the Delaware court is empowered to determine which dissenting stockholders have complied with the provisions of Section 262 and are entitled to an appraisal of their shares. The Delaware court may require that dissenting stockholders submit their share certificates for notation thereon of the pendency of the appraisal proceedings and the Delaware court may dismiss the proceedings as to any dissenting stockholder who does not comply with such requirement.

After determining the stockholders entitled to appraisal, the Delaware court will appraise shares of common stock owned by the dissenting stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the merger. In determining the fair value, the Delaware court is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air” price obviously requires consideration of all relevant factors involving the value of a company. The Delaware Supreme Court has stated, that in making this determination of fair value, the Delaware courts must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which could be ascertained as of the date of the merger and which “throw any light on future prospects of the merged corporation.”

The Delaware Supreme Court noted that Section 262 provides that fair value is to be determined “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value” but which applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court held that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should consider that the fair value of their shares determined by the Delaware court under Section 262 could be more than, the same as, or less than, the consideration payable pursuant to the merger agreement.

The Delaware court may also:

•	determine a fair rate of interest, if any, to be paid to dissenting stockholders in addition to the fair value of the shares;

•	determine the costs of the proceeding and assess such costs against the parties as the Delaware court deems equitable (however, costs do not include attorneys’ and expert witnesses’ fees); and

•	upon application of a dissenting stockholder, order all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

No appraisal proceedings in the Delaware court will be dismissed as to any dissenting stockholder without the approval of the Delaware court, and this approval may be conditioned upon terms which the Delaware court deems just.

Failure to take any required step in connection with appraisal rights may result in the loss of such rights. Any stockholder who loses such rights will only be entitled to receive the consideration offered in the merger without interest.

Estimated Fees and Expenses

Estimated fees and expenses to be incurred in connection with the merger are as follows:

Financial advisor fees and expenses	$12,500,000
Financing fees and expenses	$ 9,000,000
Legal, accounting and other professional fees	$ 3,500,000
SEC filing fees	$ 48,526
Proxy solicitation, printing and mailing costs	$ 75,000
Total	$25,123,526

Except as otherwise described in “The Merger Agreement — Termination Fee” on page 48 and except for costs and expenses incurred by the continuing investors, which will be paid by us, all costs and expenses incurred in connection with the merger shall be paid by the party incurring the expense.

Provisions for Unaffiliated Security Holders

No provisions have been made to grant unaffiliated stockholders of Del access to the corporate files of Del or any other party to the merger or to obtain counsel or appraisal services at the expense of Del or any other such party.

Conduct of the Business of Del If the Merger Is Not Completed

If the merger is not completed, Del’s Board expects to continue to operate the business of Del substantially as presently operated. Del’s Board would reassess the strategic alternatives available to Del to enhance stockholder value, including, among others, the possibility of a sale of Del and alternatives that would keep Del independent and publicly owned. In determining which strategic alternative is in the best interests of Del and Del stockholders, the Board would consider, among other things, Del’s obligation to pay a termination fee and expense reimbursement to DLI in connection with certain acquisition alternatives. See “The Merger Agreement—Termination Fee” on page 48, “The Merger Agreement—Expenses” on page 49 and “Questions and Answers About the Merger—What happens if the merger is not completed?” on page 4.

Interests of Certain Persons in the Merger

In considering the recommendations of the Board with respect to the merger, stockholders should be aware that some of our officers and directors, including all of the continuing investors, have interests in the merger that may be different from, or in addition to, the interests of our stockholders. The total amount to be received by each of Messrs. Wassong, McMenemy, Hinkaty and Alstodt in respect of shares and options to be “cashed-out” upon consummation of the merger is approximately $104,069,000, $6,019,000, $11,645,000, and $4,451,000, respectively. The continuing investors have further agreed in principle to exchange Del stock options having an aggregate value of approximately $4.5 million into stock options of DLI with an equivalent value immediately prior to the merger, with Messrs. McMenemy, Hinkaty and Alstodt exchanging options having a value of $2,000,000, $2,000,000 and $500,000, respectively.

Continuing Investors’ Investment in DLI

Each of the continuing investors has agreed in principle that he will enter into a separate exchange agreement with DLI under which he will exchange, immediately prior to the effective time of the merger, options to purchase Del common stock for options to purchase DLI common stock. Assuming these agreements are consummated as anticipated, the continuing investors would exchange Del stock options having an aggregate spread value of approximately $4.5 million for DLI stock options with an equivalent spread value. As a result of these exchange agreements, the continuing investors would hold options to purchase DLI stock after the merger representing in the aggregate approximately 6.3% of the fully diluted equity of DLI immediately after the merger. In addition, it is anticipated that the continuing investors will own, through the LLC, common stock of DLI representing, in the aggregate, less than 0.1% of the fully diluted equity of DLI.

Profit Interests in the LLC

In addition, it is anticipated that the continuing investors will be awarded profit interests in the LLC that, as currently contemplated, may entitle them to approximately 6% to 7%, in the aggregate, of any appreciation in the value of the assets of the LLC following the closing. One-third of the profit interests will vest in equal quarterly installments over three years, and the remaining profit interests will vest based on Kelso’s achievement upon an exit transaction of a certain internal rate of return and certain levels of return on its investment, with all vesting subject to such continuing investor’s continued employment with DLI. The continuing investors’ profit interests will be subject to customary transfer restrictions.

Stockholder Arrangements

DLI, the LLC, and the continuing investors expect to enter into a stockholders agreement and related agreements that will govern the terms of their relationship as stockholders of DLI following the completion of the merger. The expected terms of these arrangements include those described below:

•	Kelso will have the right to designate all directors of DLI (which initially will include at least one independent director and the three continuing investors).

•	Prior to an initial public offering of DLI, the continuing investors may transfer shares only under certain limited circumstances.

•	The continuing investors will have pro rata “tag-along” rights on certain sales by Kelso. Kelso will also have the right to “drag along”, on a pro rata basis, each of the continuing investors.

•	The continuing investors will have “put rights” and will be subject to “call rights” upon termination of their employment with DLI.

•	The LLC and the continuing investors will have “piggyback” registration rights with respect to their shares in the event of a registered offering by DLI, subject to DLI’s right to sell shares first.

•	The LLC and the continuing investors also have certain “piggyback” registration rights in the event that any demand rights are exercised.

“Cash-Out” of Del Stock Options

Pursuant to the terms of the 1994 Stock Plan, all outstanding unvested options to purchase Del common stock, including options held by the continuing investors, Mr. Vialardi and the other directors and members of Del management, will become fully vested and exercisable upon approval of the merger by our stockholders at the Special Meeting. To the extent any options are exercised prior to the merger, the shares acquired through the exercise will be cancelled in the merger and will entitle the holder to $35.00 per share. Stock options not exercised or exchanged for DLI stock options prior to the merger will be cancelled in exchange for a cash payment equal to the product of:

•	the excess, if any, of $35.00 over the exercise price of the stock option; and

•	the number of shares of common stock subject to the stock option, less any applicable income or employment tax withholding.

The Del stock options that have been granted to the directors and the continuing investors who are members of management were awarded as compensation in accordance with Del’s overall director and executive compensation policies and were not granted in anticipation of the merger.

The following table sets forth information as of September 30, 2004, as to the gross cash payments before taxes to be received upon cancellation of Del stock options that are to be “cashed-out” in connection with the merger by each director and executive officer of Del, including the continuing investors.

Gross
Aggregate Cash
Payment for
Continuing Investor; Executive Officer	Unexchanged Option
and/or Director	Shares

Robert A. Kavesh	$ 0
Steven Kotler	0
Marcela Maxwell	0
Martin E. Revson	0
Harvey P. Alstodt	1,208,357.40
Charles J. Hinkaty	2,350,805.66
William McMenemy	1,228,828.52
Enzo Vialardi	1,452,796.28
Dan K. Wassong	19,896,839.05

DLI Stock Incentive Plan

DLI will adopt a new stock incentive plan effective upon completion of the merger. The incentive plan will provide for two types of options:

•	Service options, which will generally become exercisable in up to four equal annual installments commencing on the first anniversary of the grant date; and

•	Exit options, which will generally become exercisable only if Kelso is able to sell its indirect equity investment in DLI at a price equal to at least two times its initial investment and achieve at least a 14% internal rate of return, subject to certain exceptions.

It is expected that the shares reserved for issuance under the incentive plan will represent approximately 5% to 6% of the outstanding shares of DLI common stock as of the effective date of the merger. It is also expected that 33% of the options under the incentive plan will be service options, and 67% will be exit options.

The exercise price of each option under the incentive plan will be determined by the compensation committee, provided that the exercise price cannot be less than the fair market value (as determined under the incentive plan) of the DLI common stock on the date of grant. It is anticipated that all options will be non-qualified stock options for federal income tax purposes.

Options are not transferable other than by will or by the laws of descent and distribution or, if permitted by the compensation committee. All of the shares acquired upon exercise of any option will be subject to the securityholder arrangements described above.

Annual Incentive Plan

Certain executive officers of Del (including the continuing investors, Mr. Wassong and Mr. Vialardi) are entitled to payments under the Annual Incentive Plan. Notwithstanding the Board’s authority to determine a pro rated bonus less than the maximum award payable under the Annual Incentive Plan for the year in which the merger occurs, Mr. Wassong’s employment agreement entitles him, in the event of his termination, to a payment equal to at least a pro rata portion of the last previous bonus paid to him prior to the merger. We expect that notwithstanding the terms of the plan, in connection with the merger, each participant in the plan (other than Mr. Wassong) will receive the maximum incentive award payable to that participant for the 2004 plan year. The maximum incentive awards for the 2004 plan year (other than for Mr. Wassong) are based on 160% of the participant’s base salary and aggregate approximately $3,050,000. In consideration for these payments, each participant will be required to waive his right to an accelerated payment of a pro rata portion of the maximum incentive award payable to that participant for the 2005 plan year, which he would have otherwise been entitled to receive in connection with the merger.

Employment and Severance Agreements

Dan K. Wassong

We have entered into a letter of understanding with DLI and Dan K. Wassong, Chairman of the Board of Directors, President and Chief Executive of Del, pursuant to which Mr. Wassong is to receive a lump sum cash payment equal to $18,500,000, less any bonus paid to him with respect to 2004 or 2005 and less applicable withholding, contemporaneous with his retirement from the Company upon consummation of the merger. This payment fully satisfies Mr. Wassong’s rights under his employment agreement with Del dated as of July 1, 1999 to: (i) certain compensation payments that would have been paid over the same number of months as the number of years of Mr. Wassong’s employment by Del since 1965, (ii) an additional lump sum payment, (iii) paid consultancy after his retirement, with office, secretarial and security services, (iv) a gross-up payment in respect of taxes incurred by Mr. Wassong upon forgiveness of certain indebtedness of Mr. Wassong to the Company, (v) reimbursement of certain expenses including certain legal and accounting fees, (vi) use of an automobile and driver, (vii) all salary and bonus due and owing to him and a pro-rated bonus for the year of his retirement, (viii) accrued vacation, (ix) payment of certain life insurance and health insurance premiums, and (x) participate in any employee benefit programs generally made available to senior executives of Del, except as otherwise provided below. Additionally, pursuant to this agreement, at the time of his retirement we will forgive the remaining outstanding principal balance on a loan from Del to Mr. Wassong as set forth in his employment agreement, and any collateral security related to the loan will be released. This agreement has no effect upon (a) Mr. Wassong’s rights to (i) vested benefits payable pursuant to any of our tax-qualified pension benefit plans (including, but not limited to, our Employee Stock Ownership Plan), (ii) vested benefits payable pursuant to our Supplemental Executive Retirement Plan, (iii) receive a cash payment in cancellation of his Del stock options or to receive a cash payment under the merger agreement for his shares of Del common stock, or (iv) indemnification pursuant to the merger agreement, his employment agreement, our certificate of incorporation and by-laws and applicable law; or (b) our obligation under Mr. Wassong’s employment agreement to continue to maintain “split dollar” life insurance on his behalf. As part of this agreement, Mr. Wassong also notified us that he will not exercise his right under his employment agreement to act as a consultant to us following his retirement. This agreement will terminate upon the termination of the merger agreement in accordance with its terms, and Mr. Wassong may terminate the agreement by written notice to us and DLI upon termination of the voting agreement between Mr. Wassong and DLI.

William McMenemy

Del is party to an employment agreement with William McMenemy, Executive Vice President, Marketing Cosmetics Division, North America, for a term expiring on December 31, 2006. If Mr. McMenemy is terminated without cause, he is entitled to receive severance at his then current salary for the longer of the remaining term of his employment agreement or 36 months.

Charles J. Hinkaty

Del is party to an employment agreement with Charles J. Hinkaty, Vice President and President of Del Pharmaceuticals, Inc., for a term expiring on December 31, 2006. If Mr. Hinkaty is terminated without cause, he is entitled to receive severance at his then current salary for the longer of the remaining term of his employment agreement or 24 months.

Harvey Alstodt

Del is party to an employment agreement with Harvey Alstodt, Executive Vice President, Sales Cosmetics Division, North America, for a term expiring on June 30, 2006. If Mr. Alstodt is terminated without cause, he is entitled to receive severance at his then current salary for the longer of the remaining term of his employment agreement or 24 months.

Enzo Vialardi

Del is party to an employment agreement with Enzo Vialardi, Executive Vice President, Chief Financial Officer, for a term expiring on September 30, 2006. If Mr. Vialardi is terminated without cause, he is entitled to receive severance at his then current salary for the longer of the remaining term of his employment agreement or 24 months.

Change in Control Agreements

Each of Messrs. McMenemy, Hinkaty, Alstodt, Vialardi, Hogan and Wexler and Ms. Monaghan is a party to a change in control agreement with Del. Under those agreements, if the executive is terminated without cause or leaves employment for good reason following the merger, he or she will be entitled to (among other things) severance payments equal, in the aggregate, to the executive’s base monthly compensation times a number of months equal to the greater of (i) the balance of the term of the executive’s employment agreement or (ii) in the case of Messrs. Hinkaty, Alstodt, Vialardi and Wexler, 24 months, in the case of Mr. McMenemy, 36 months, and in the case of Mr. Hogan and Ms. Monaghan, 12 months. These severance payments are payable over an 18-month period, in the case of the continuing investors and Mr. Vialardi, and a 12-month period in the case of Messrs. Hogan and Wexler and Ms. Monaghan.

New Employment Agreements

It is currently anticipated that, upon completion of the merger, new employment agreements will be entered into with Messrs. McMenemy, Hinkaty, Alstodt and Vialardi. It is anticipated that: (i) Mr. McMenemy will be the Chief Executive Officer of DLI and Del; (ii) Mr. Hinkaty will be Chief Operating Officer of DLI and Del; (iii) Mr. Alstodt will be President of Global Business of DLI and Del; and (iv) Mr. Vialardi will be Executive Vice President and Chief Financial Officer of DLI and Del. The terms of these agreements are the subject of ongoing negotiations.

Equity-Based Awards

Pursuant to the terms of 1994 Stock Plan, all unvested options to purchase our stock held by our employees, including executive officers, will become vested and exercisable upon approval of the merger with DLI by our stockholders at the Special Meeting.

As of September 30, 2004, the number of vested and unvested options held by our executive officers that will become vested in this manner is as follows:

	Number of	Number of	Weighted Avg.
Del Executive Officers	Vested Options	Unvested Options	Exercise Price

Harvey P. Alstodt	62,475	33,662	$17.23
Charles J. Hinkaty	190,180	62,948	$17.81
William McMenemy	142,367	58,340	$18.91
Enzo Vialardi	61,475	6,799	$13.72
Dan K. Wassong	841,071	210,548	$16.08

Directors’ And Officers’ Indemnification and Insurance

DLI has agreed that it and the surviving corporation in the merger will to the fullest extent permitted by applicable law indemnify our past and present directors, officers, employees and agents for acts or omissions occurring at or prior to the effective time of the merger. DLI also agreed to advance expenses to each party entitled to such indemnification to the fullest extent permitted by applicable law, so long as such party provides an undertaking to repay such advances in the event it is ultimately determined that such expenses cannot be reimbursed or indemnified under applicable law to the extent such undertaking is required under applicable law.

In addition, DLI agreed that it will include and cause to be maintained in effect in the certificate of incorporation and bylaws of the surviving corporation for a period of six years provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions contained in Del’s current certificate of incorporation and bylaws.

DLI is obligated to cause to be maintained for a period of six years after the merger the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (but the annual premiums for such insurance may not exceed 300% of the annual premiums currently paid by Del for such insurance).

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement. This summary does not purport to describe all the terms of the merger agreement and is qualified by the complete merger agreement which is attached as Annex A to this proxy statement and incorporated by reference. Our stockholders are urged to read the merger agreement carefully and in its entirety.

General

Under the merger agreement, Merger Sub, a wholly-owned subsidiary of DLI will merge with and into Del, with Del continuing as the surviving corporation and a wholly-owned subsidiary of DLI (other than common stock owned by Del or any subsidiary of Del, DLI or Merger Sub or any other subsidiary of DLI and other than any dissenting shares). Each share of our common stock will be converted into the right to receive $35.00 in cash, without interest.

Closing

Closing. The closing of the merger will take place not later than two business days after all closing conditions have been satisfied or waived, unless another time or date is agreed to in writing by the parties. See “The Merger Agreement—Conditions” below for a more complete description of the conditions that must be satisfied prior to closing.

Effective Time. As soon as practicable after the closing of the merger, the parties will file a certificate of merger or other appropriate documents as provided in Section 251 of the Delaware General Corporation Law. The merger will become effective when the certificate of merger is filed with the Delaware Secretary of State or at such later time as may be stated in the certificate of merger.

Consideration to be Received in the Merger

The merger agreement provides that each share of our common stock (other than common stock owned by Del, or any subsidiary of Del, DLI Merger Sub or any other subsidiary of DLI and other than any dissenting shares) issued and outstanding immediately prior to the effective time of the merger will be cancelled and converted into the right to receive $35.00 in cash, without interest, unless you are a dissenting stockholder and you perfect your appraisal rights pursuant to Delaware law. See “Special Factors—Appraisal Rights of Stockholders” on page 35.

Any shares of our common stock owned by Del, DLI, Merger Sub or any other subsidiary of DLI will be automatically cancelled and retired, and will not be exchanged for any consideration.

Treatment of Stock Options

We have agreed with DLI that we will take all reasonable steps or measures necessary to amend any plan pursuant to which there are holders of options or warrants to purchase shares granted by Del or stock appreciation rights with respect to shares of our common stock to provide, at the effective time of the merger, that each such holder of options, warrants or stock appreciation rights will receive, in settlement of each unexercised (vested or unvested) option, warrant or stock appreciation right, a cash amount (less applicable withholding taxes) equal to the product of (i) the amount (if any) by which the $35.00 per share merger consideration exceeds the exercise price of such option, warrant or stock appreciation right, and (ii) the number of underlying shares with respect to which the option, warrant or stock appreciation right had not been exercised prior to the effective time of the merger.

Exchange of Certificates in the Merger

Before the effective time of the merger, DLI will designate a federally insured bank or trust company to act as paying agent to handle the exchange of Del stock certificates for the payment of cash. As soon as reasonably practicable after the effective time of the merger, the exchange agent will send a letter of transmittal and instructions for use in exchanging Del stock certificates for the payment of cash, to each former Del stockholder. You should not return certificates with the enclosed proxy card.

Del stockholders who surrender their stock certificates, together with a properly completed letter of transmittal, will receive $35.00 in cash per share of our common stock, without interest.

Covenants and Agreements

We have undertaken certain covenants and agreements in the merger agreement concerning the conduct of our business between the date the merger agreement was signed and the completion of the merger. The following summarizes the more significant of these covenants and agreements:

The Board’s Covenant to Recommend. We have agreed, through our Board, to recommend that our stockholders vote in favor of the adoption and approval of the merger agreement and approval of the merger and that such recommendation shall be included in this proxy statement subject to the fiduciary out provisions contained in the non-solicitation covenant.

No Solicitation. We have agreed that neither we nor any of our subsidiaries nor any of our officers, directors or employees or of our subsidiaries shall, directly or indirectly, solicit, initiate, knowingly encourage or knowingly facilitate any discussions or negotiations with any person (other than DLI) concerning any offer or proposal that constitutes or is reasonably likely to lead to an “acquisition proposal” (as defined below).

As promptly as practicable after receipt of any acquisition proposal or any request for nonpublic information which we reasonably believe could lead to an acquisition proposal, we have agreed to provide DLI with oral and written notice of the material terms and conditions of such acquisition proposal, the identity of the person making such acquisition proposal and the fact that such request was made. We have agreed to keep DLI generally informed of the status of any material developments of any acquisition proposal that is reasonably likely to result in a superior proposal.

In the event that we receive an unsolicited, bona fide written acquisition proposal from a third party, prior to obtaining the stockholder approval solicited by this proxy statement, that the Board has determined in good faith (following consultation with our outside legal counsel and financial advisors) is, or is reasonably likely to result in, a superior proposal (as defined below), we may then take the following actions:

•	Furnish nonpublic information to the third party making such acquisition proposal, provided that (a) we receive from the third party a customary executed confidentiality agreement and (b) we promptly furnish such nonpublic information to DLI to the extent such nonpublic information has not been furnished previously; and

•	Participate in negotiations and discussions with the third party with respect to the acquisition proposal.

Mr. Wassong’s voting agreement with DLI does not restrict Mr. Wassong’s ability to participate in such negotiations or discussions.

Subject to the termination, termination fee and expense reimbursement provisions of the merger agreement, in response to the receipt of a superior proposal prior to obtaining the stockholder approval solicited by this proxy statement, the Board may withdraw or modify its approval or recommendation of the merger agreement and the merger, approve or recommend the superior proposal or terminate the agreement. We are required to notify DLI of any such determination.

An “acquisition proposal” means any of the following: any inquiry, proposal or offer from any person (other than DLI) relating to any direct or indirect acquisition or purchase of any shares of any class of our equity securities or any of our subsidiaries constituting 20% or more of our outstanding equity securities or the outstanding equity securities of any of our subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of our equity securities or the equity securities of any of our subsidiaries, any merger, reorganization, consolidation, share exchange, business combination, sale of all or substantially all of our assets, recapitalization, liquidation, dissolution or similar transaction involving us or any of our subsidiaries, other than the transactions contemplated by the merger agreement.

A “superior proposal” means any written proposal made by a third party to consummate a tender offer, exchange offer, merger, consolidation or similar transaction, which would result in (i) such third party (or its stockholders) owning, directly or indirectly, a majority of our common stock then outstanding (or of the surviving entity in a merger) or all or substantially all of our assets and our subsidiaries or (ii) the individuals comprising our Board prior to such transaction to not constitute a majority of the Board of Directors of the entity surviving or resulting from such transaction, on terms that our Board has concluded (following consultation with our outside legal counsel and financial adviser) (a) to be more favorable to our stockholders (in their capacities as stockholders) than the terms of the merger agreement and (b) are reasonably capable of being consummated without undue delay.

Operations of Del Pending Closing. We have undertaken a separate covenant that places restrictions on ourselves and our subsidiaries until the effective time of the merger. In general, we and our subsidiaries are required to conduct our operations in the ordinary and usual course consistent with past practice and in a manner not representing a new strategic direction for us and our subsidiaries and to use all commercially reasonable efforts to preserve intact our and their business organization and relationships with third parties.

In connection with the foregoing, we have agreed to:

•	not adopt or materially amend any bonus, compensation, termination, stock option, employment, trust, plan or other arrangement for our directors, officers or employees, or those of our subsidiaries;

•	restrictions with respect to sales, leases and encumbrances of our properties and assets;

•	restrictions with respect to the payment of dividends and the issuance, reclassification or redemption of shares of our capital stock;

•	restrictions with respect to the issuance or pledge of our securities and options;

•	a requirement that we not amend our governing documents;

•	restrictions with respect to acquisitions of assets, mergers and consolidations;

•	restrictions with respect to capital expenditures;

•	a requirement that we not pay, discharge or satisfy any claims, litigation, liabilities or obligations or waive any benefits of any agreement;

•	a requirement that we not change our method of reporting income or deductions for tax purposes; and

•	a requirement that we will not and will not permit any of our subsidiaries to agree or commit to do any of the foregoing actions.

Financing. DLI and Merger Sub are required to use their reasonable best efforts to obtain the merger financing set forth in the merger agreement but will be entitled to obtain substitute financing, provided that the substitute financing would not reasonably be expected to delay the consummation of the merger past January 31, 2005 and the leverage ratios required for DLI pursuant to the substitute financing agreements would not be materially higher than the leverage ratios in the financing arrangements set forth in the merger agreement without our consent, which will not be unreasonably denied. If DLI and Merger Sub fail to obtain the merger financing prior to January 31, 2005, then DLI and Merger Sub will be required to use their reasonable best efforts to obtain substitute financing, as described above, provided that such obligation shall be limited to obtaining substitute financing on terms and conditions substantially equivalent to those set forth in the merger financing agreements. DLI will provide prompt notice to us of any of the prospective lender’s or equity sponsor’s refusal to provide the financing described in the merger agreement. We will provide, cause our subsidiaries to provide and use our reasonable best efforts to cause our officers, employees, advisors and representatives to provide all necessary cooperation reasonably requested by DLI in connection with the arrangement of and the negotiation of agreements with respect to the merger financing, including any substitutions, replacements or refinancing thereof.

Reasonable Efforts Covenant. We and DLI have agreed to use all commercially reasonable efforts to take all actions and do all things advisable, proper or necessary under the merger agreement and applicable laws to consummate the merger and the other transactions contemplated by the merger agreement. Without limitation, this includes making the appropriate filing pursuant to the HSR Act.

Employees. DLI is required to maintain compensation, employee benefit plans and arrangements, other than equity-based or long-term incentive plans and programs, severance pay and other benefits for our employees that are, in the aggregate, substantially comparable to our policies and practices in effect as of the date of the merger agreement for at least one year following the closing. DLI is also required to give all employees full credit for their service to us for purposes of eligibility and vesting under any employee benefit plan arrangement maintained by DLI to the same extent that we would have recognized.

In addition, DLI will,

•	with respect to any life, health or long-term disability insurance plan, waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements of any welfare benefit plan established to replace any plan in which our employees may be eligible to participate after the merger is effective, other than limitations or waiting periods that are already in effect with respect to an employee and that have not been satisfied under any plan maintained for such employee prior to the time the merger becomes effective;

•	with respect to any health insurance plan, provide all employees with credit for any co-payments and deductibles paid prior to the effective date of the merger in satisfying any applicable deductible or out-of-pocket requirements under any plan in which the employees are eligible to participate after the merger is effective; and

•	with respect to any life or long-term disability plan, waive any medical certification otherwise required in order to assure the continuation of coverage at a level not less than that in effect immediately prior to the implementation of such plan, but subject to any overall limit on the maximum amount of coverage under such plans.

Other Covenants and Agreements

Meeting of Stockholders. We have agreed to call a stockholder meeting as soon as practicable following the execution of the merger agreement to approve the merger and the transactions contemplated by the merger agreement. The Board is required to recommend approval of the merger agreement by our stockholders, except in some cases in which a superior proposal has been made, as discussed on page 44.

Insurance and Indemnification. DLI has agreed that it and the surviving corporation in the merger will to the fullest extent permitted by applicable law indemnify our past and present directors, officers, employees and agents for acts or omissions occurring at or prior to the effective time of the merger. DLI also agreed to advance expenses to each party entitled to such indemnification to the fullest extent permitted by applicable law, so long as such party provides an undertaking to repay such advances in the event it is ultimately determined that such expenses cannot be reimbursed or indemnified under applicable law to the extent such undertaking is required under applicable law.

In addition, DLI agreed that it will include and cause to be maintained in effect in the certificate of incorporation and bylaws of the surviving corporation for a period of six years provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions contained in Del’s current certificate of incorporation and bylaws.

DLI is obligated to cause to be maintained for a period of six years after the merger the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (but the annual premiums for such insurance may not exceed 300% of the annual premiums currently paid by Del for such insurance).

Other Covenants. The merger agreement contains covenants relating to the cooperation between us and DLI in the preparation of this proxy statement and other governmental filings. The merger agreement also contains additional agreements relating to, among other things, public announcements, mutual notice of certain matters and access to information. In addition, we have agreed that we will not take any action that would, or that would reasonably be expected to, result in (i) any of the representations and warranties of Del set forth in the merger agreement that are qualified as to materiality becoming untrue or (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect.

Representations and Warranties

The merger agreement contains extensive representations and warranties by us, including representations and warranties relating to:

•	organization, good standing and qualification;

•	capitalization;

•	corporate authority; due authorization and binding obligation;

•	governmental filings; no conflicts, violations or breaches;

•	filings with the Securities and Exchange Commission; financial statements;

•	absence of certain changes or events; ordinary course of business;

•	lack of certain undisclosed liabilities;

•	information supplied in this proxy statement;

•	employee benefits;

•	litigation;

•	compliance with laws; permits;

•	taxes;

•	takeover statutes;

•	brokers; fees and expenses;

•	opinion of financial advisor;

•	intellectual property;

•	labor relations and employment;

•	change of control;

•	environmental matters;

•	material contracts;

•	real property; leases; and

•	insurance.

The merger agreement contains limited representations and warranties by DLI and Merger Sub, including representations and warranties relating to:

•	organization, good standing and qualification;

•	corporate authority; due authorization and binding obligation;

•	governmental filings; no conflicts, violations or breaches;

•	information supplied in proxy statement;

•	interim operations of Merger Sub;

•	financing; financing letters; and

•	brokers.

Conditions

The conditions to the consummation of the merger are:

•	approval of the merger is obtained from holders of not less than 80% of the outstanding shares of our common stock;

•	No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition is in effect restricting, preventing or prohibiting the consummation of the merger;

•	The applicable waiting periods under the HSR Act shall have expired or been terminated. This occurred on August 20, 2004;

•	Our representations and warranties set forth in the merger agreement shall be true and correct, except where the failure to be so true and correct would not have a material adverse effect on us;

•	We shall have performed in all material respects all obligations required to be performed under the merger agreement at or prior to the closing date;

•	We shall have received the financing proceeds under the financing letters, or any substitute financing, in either such case in the amounts and on the terms and conditions set forth in the financing letters or upon terms and conditions which are substantially equivalent thereto, as set forth in the merger agreement;

•	We shall have received, and delivered copies to DLI and Merger Sub of, valid resignations, effective as of immediately following the effective time of the merger, of each member of the Board and a certificate to the effect that we are not and have not been a U.S. real property holding corporation;

•	The representations and warranties of DLI and Merger Sub set forth in the merger agreement shall be true and correct, except where the failure to be so true and correct would not be reasonably likely to have a material adverse effect on the ability of DLI to consummate the merger in accordance with the merger agreement; and

•	Each of DLI and Merger Sub shall have performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the closing date.

Termination of Merger Agreement

The merger agreement may be terminated:

•	by mutual consent;

by either party if (a) the merger is not consummated by January 31, 2005, (b) stockholder approval is not obtained, (c) any governmental entity, the taking of action by which is a condition to the obligations of either Del or DLI to consummate the merger, shall have determined not to take such action, or any court of or other competent governmental entity shall have issued an order, decree or ruling or taken any other action making illegal or otherwise restricting, preventing or prohibiting the merger and such order shall have become final and nonappealable, or (d) the applicable waiting periods (and any extension thereof) under the HSR Act shall not have expired or been terminated as of October 31, 2004, provided that either party may only exercise this termination right by delivering written notice of termination to the other party not later than November 5, 2004;

•	by us,

if (a) prior to when stockholder approval has been obtained, any person has made a proposal relating to an acquisition proposal, or has commenced a tender or exchange offer for the shares of common stock, and the Board concludes that such proposal or tender or exchange offer if consummated would be a “superior proposal” or (b) prior to the effective time of the merger, either DLI or Merger Sub has materially violated or breached any representation, warranty, covenant or agreement and such violation or breach is not cured by DLI or Merger Sub within 10 days of notice thereof; or

•	by DLI,

if at any time prior to the time when the approval of our stockholders has been obtained, (a) the Board (i) fails to recommend to our stockholders the approval and adoption of the merger agreement, (ii) withdraws or modifies its approval or recommendation of the merger agreement or merger, (iii) approves or recommends an acquisition proposal or (iv) resolves to effect any of the foregoing, or (b) prior to the effective time of the merger, we have materially violated or breached any representation, warranty, covenant or agreement that (i) would cause any of our representations, warranties, covenants or agreements in the merger agreement to not be true or satisfied or any of our obligations not to be satisfied and (ii) cannot be cured within 30 days of notice thereof.

Termination Fee

The merger agreement provides for the payment by us to DLI of a termination fee as follows:

•	If we terminate the merger agreement because a person has made an acquisition proposal which the Board concludes constitutes a superior proposal, or if DLI terminates the merger agreement because the Board (i) fails to recommend to our stockholders the approval and adoption of the merger agreement, (ii) withdraws or modifies its approval or recommendation of the merger agreement or merger, (iii) approves or recommends an acquisition proposal or (iv) resolves to effect any of the foregoing, and, in either case, on or before the date of any such termination an acquisition proposal shall have been publicly announced, disclosed or otherwise communicated to the Board, then we shall pay to DLI all out-of-pocket expenses of Kelso and its affiliates, including fees and expenses of financial advisors, outside legal counsel and accountants, incurred in connection with the transaction contemplated hereby and fees and expenses incurred in connection with the proposed financing of the merger up to a maximum amount of expenses of $6,000,000, provided, however, that if within 12 months of such termination, we or a third party consummates, or we enter into a definitive agreement to consummate, an acquisition proposal, then we shall pay to DLI an additional amount equal to $12,000,000 less the amount of expenses previously paid to DLI;

•	If either party terminates the merger agreement because stockholder approval was not obtained, and, on or before the date of any such termination an acquisition proposal shall have been publicly announced, disclosed or otherwise communicated to the Board, and within 12 months of such termination, we or a third party consummates, or we enter into a definitive agreement to consummate, an acquisition proposal, we shall pay to DLI $12,000,000;

•	If either party terminates the merger agreement because the merger shall not have been consummated on or before January 31, 2005, and (x) DLI, at the time of such termination, was in compliance with its obligations under the merger agreement in all material respects and (y) on or before the date of any such termination an acquisition proposal shall have been publicly announced, disclosed or otherwise communicated to the Board and (z) within 12 months of such termination, we or a third party consummates, or we enter into a definitive agreement to consummate, an acquisition proposal, we shall pay to DLI the expenses, up to a maximum of $6,000,000 described above; or

•	If (x) DLI terminates the merger agreement because we materially violated or breached our no-solicitation covenant (see “The Merger Agreement—Covenants and Agreements” on page 44) and (y) DLI, at the time of such termination, was in compliance with its obligations under the merger agreement in all material respects and (z) within 12 months of such termination, we or a third party consummates, or we enter into a definitive agreement to consummate, an acquisition proposal, we shall pay to DLI $12,000,000.

The terms “acquisition proposal” and “superior proposal” are defined in the description of the covenants and agreements contained in the merger agreement on page 44.

Amendments and Waivers

Prior to obtaining stockholder approval for the merger and the merger agreement, the merger agreement may be amended by the parties at any time, by written agreement of executed and delivered by duly authorized officers of the respective parties. Thereafter, no amendment shall be made which by law requires further approval by the stockholders without obtaining such further approval. A condition to a party’s obligation to close the merger may be waived by such party.

Expenses

Whether or not the merger is consummated, all costs and expenses incurred in connection with the merger shall be paid by the party incurring the expense, except that the costs and expenses of printing and mailing this proxy statement, the paying agent and the continuing investors will be paid by us.

VOTING AGREEMENT

In connection with the merger agreement, DLI requested Mr. Wassong to enter, and Mr. Wassong entered, into a voting agreement with DLI. As of September 30, 2004 Mr. Wassong owned, outright and through grantor trusts and Del’s employee stock ownership plan, 2,390,814 shares of common stock of Del, which represents approximately 24.5% of the common stock outstanding as of September 30, 2004. Pursuant to the voting agreement, Mr. Wassong agreed, among other things, to vote all of his shares of common stock, and any additional shares he obtains by stock dividend or other similar transaction, (i) in favor of the merger agreement and the transactions contemplated thereby; (ii) against any other proposal or transaction that would reasonably expect to materially impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the merger agreement; (iii) against any change in the composition of Del’s Board, other than as provided in the merger agreement; and (iv) against any amendment to Del’s Certificate of Incorporation or By-laws, other than as provided in the merger agreement. However, the voting agreement does not restrict Mr. Wassong in his capacity as an officer or director of Del, and it provides that Mr. Wassong may participate in discussions or negotiations with persons making bona fide unsolicited acquisition proposals to the extent Del and its representatives are permitted to do so pursuant to the terms of the merger agreement described in “The Merger Agreement—Covenants and Agreements” on page 46. The voting agreement grants to DLI and each of its executive officers an irrevocable proxy that can be used to vote Mr. Wassong’s shares in the manner described above if Mr. Wassong fails to comply with the voting agreement.

Mr. Wassong also agreed, among other things, not to sell, sell short, transfer, pledge, encumber, assign or otherwise dispose of any shares of Del common stock or stock options unless the transferee executes a similar voting agreement and Mr. Wassong remains liable for any breach of such voting agreement by the transferee.

The voting agreement terminates upon the earlier to occur of the termination of the merger agreement, the closing of the Merger, an agreement of DLI and Mr. Wassong to terminate the voting agreement, Del’s withdrawal or modification of its approval or recommendation, or recommendation of a superior proposal, in accordance with the terms of the merger agreement following its receipt of a superior proposal, a decrease in the merger consideration or a modification to the treatment of the outstanding options in the merger that is adverse to Mr. Wassong and to which, in either case, Mr. Wassong has not consented.

OWNERSHIP OF VOTING STOCK BY CERTAIN BENEFICIAL OWNERS

The following table sets forth information as to each person who, to the knowledge of Del, was the beneficial owner of more than 5% of the issued and outstanding common stock as of September 30, 2004:

	Amount and
	Nature of
Name and Address of Beneficial	Beneficial	Percent of
Owner or Identity of Group	Ownership(1)	Class

Dan K. Wassong
Del Laboratories, Inc.
178 EAB Plaza, P.O. Box 9357
Uniondale, New York 11553-9357	3,231,885(2)	30.5%
DLI Holding Corp.
c/o Kelso & Company, L.P.
320 Park Avenue, 24th Floor
New York, New York 10022	3,231,885(3)	30.5%(3)
Martin E. Revson
Del Laboratories, Inc.
178 EAB Plaza, P.O. Box 9357
Uniondale, New York 11553-9357	1,239,376	12.7%
Del Laboratories, Inc. Employee Stock
Ownership Plan
178 EAB Plaza, P.O. Box 9357
Uniondale, New York 11553-9357	515,066	5.3%
Mario J. Gabelli
c/o Gabelli Asset Management Inc.
One Corporate Center
Rye, NY 10580-1435	574,314(4)	5.9%

(1)	Except as noted below, each beneficial owner has sole voting power and sole investment power.

(2)	Includes 1,269,882 shares owned individually by Mr. Wassong, 1,037,278 shares over which Mr. Wassong has voting power and which are held by four grantor retained annuity trusts of which Mr. Wassong is a beneficiary, 841,071 shares which Mr. Wassong may acquire through exercise of options (which are exercisable within 60 days) and 83,654 shares held for Mr. Wassong’s account under the ESOP as of December 31, 2003.

(3)	Pursuant to the voting agreement DLI entered into with Mr. Wassong, DLI filed a Schedule 13D on July 9, 2004, reporting that it may be deemed to have acquired beneficial ownership of the shares of Del common stock beneficially owned by Mr. Wassong. In its Schedule 13D, DLI expressly disclaims any beneficial ownership of the shares of Del common stock covered by such voting agreement.

(4)	Based on a Schedule 13D filed on July 19, 2004 by Mario J. Gabelli and various entities which he directly or indirectly controls or for which he acts as Chief Investment Officer.

OWNERSHIP OF VOTING STOCK BY MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Common Stock by (i) each director of Del, (ii) the chief executive officer and each of Del’s four most highly compensated executive officers who were serving as executive officers as of December 31, 2003 and (iii) all directors and executive officers as a group:

	Common Stock Owned as of September 30, 2004

	Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership(1)	Percent of Class

Outside Directors
Robert A. Kavesh	17,028	0.2%
Steven Kotler	107,270(2)	1.1
Marcella Maxwell	222	(3)
Martin E. Revson	1,239,376	12.7
Executive Officers
Harvey P. Alstodt	155,110(4)	1.6%
Charles J. Hinkaty	455,720(5)	4.6
William McMenemy	279,207(6)	2.8
Enzo Vialardi	76,669(7)	0.8
Dan K. Wassong	3,231,885(8)	30.5
All Directors and Executive Officers as a Group (10 persons)	5,584,537(9)	50.4%

(1)	Except as noted below, each beneficial owner has sole voting power and sole investment power.

(2)	Includes 2,080 shares of Common Stock owned by Mr. Kotler’s wife, and 190 shares owned by a pension trust for the benefit of Mr. Kotler.

(3)	Less than 0.1%.

(4)	Includes 62,475 shares which Mr. Alstodt may acquire through exercise of options (which are exercisable within 60 days) and 7,973 shares held for Mr. Alstodt’s account under the ESOP as of December 31, 2003.

(5)	Includes 190,180 shares which Mr. Hinkaty may acquire through exercise of options (which are exercisable within 60 days) and 9,342 shares held for Mr. Hinkaty’s account under the ESOP as of December 31, 2003. Mr. Hinkaty is also a director of Del.

(6)	Includes 142,367 shares which Mr. McMenemy may acquire through exercise of options (which are exercisable within 60 days) and 24,133 shares held for Mr. McMenemy’s account under the ESOP as of December 31, 2003.

(7)	Includes 61,475 shares which Mr. Vialardi may acquire through exercise of options (which are exercisable within 60 days) and 414 shares held for Mr. Vialardi’s account under the ESOP as of December 31, 2003.

(8)	Includes 1,269,882 shares owned individually by Mr. Wassong, 1,037,278 shares owned by four grantor retained annuity trusts for the benefit of Mr. Wassong, 841,071 shares issuable upon exercise of options (which are exercisable within 60 days) held by Mr. Wassong and 83,654 shares held for Mr. Wassong’s account under the ESOP as of December 31, 2003.

(9)	Includes (i) 1,319,618 shares which such persons have rights to acquire through the exercise of options (which are exercisable within 60 days), (ii) 125,579 shares held for the accounts of executive officers under the ESOP as of December 31, 2003, (iii) 1,037,278 shares owned by four grantor retained annuity trusts for the benefit of Mr. Wassong, (iv) 2,080 shares owned by Mr. Kotler’s wife, and (iv) 190 shares held by a pension trust for the benefit of Mr. Kotler.

MARKET PRICE AND DIVIDEND INFORMATION

Del’s common stock is traded on the American Stock Exchange (“AMEX”) under the symbol “DLI.” The following table shows, for the quarters indicated, the high and low sales prices of the common stock as reported by AMEX.

	High	Low

Fiscal Year 2002
Fourth Quarter (December 31)	$23.31	$15.47
Fiscal Year 2003
First Quarter (March 31)	$20.76	$16.29
Second Quarter (June 30)	$24.76	$17.98
Third Quarter (September 30)	$29.29	$21.67
Fourth Quarter (December 31)	$28.10	$22.48
Fiscal Year 2004
First Quarter (March 31)	$33.88	$25.00
Second Quarter (June 30)	$34.48	$27.70
Third Quarter (September 30)	$34.60	$30.70
Fourth Quarter (through November 9)	$33.80	$31.50

On July 1, 2004, the last full day of trading prior to the day on which the execution of the merger agreement was publicly announced, the closing price for the common stock on AMEX was $30.70.

On [___], 2004, the last trading day prior to the date of this proxy statement, the closing price for the common stock was $[__] per share.

No cash dividends were paid on the common stock during the quarters indicated. The merger agreement prevents Del from declaring or paying any dividends before completion of the merger.

The market price for Del common stock is subject to fluctuation and we urge you to obtain current market quotations for Del common stock in connection with the voting of your Del common stock.

TRANSACTIONS IN SHARES OF COMMON STOCK BY CERTAIN PERSONS

Except as described below in the following table, there were no purchases of Del common stock made by Del, DLI, Merger Sub, the LLC, Kelso Investment Associates VII, L.P., KEP VI, LLC, Kelso GP VII, L.P., Kelso GP VII, LLC, Messrs. McMenemy, Hinkaty, Alstodt or any of their respective subsidiaries, directors, executive officers, controlling persons or affiliates during any quarterly period since June 30, 2002, the range of prices paid for such shares, the number of shares purchased and the average purchase price for such shares for each quarterly period since June 30, 2002 (excluding information on any purchases of Del common stock made before such person became an affiliate of Del):

		Number of		Average
		Shares		Purchase
Purchaser	Quarterly Period	Purchased	Range of Prices(1)	Price

William McMenemy:	October 1 – December 31, 2002	25,091	$8.2767-$16.1714	$11.55467
	July 1 – September 30, 2003	12,863	$11.4512-$15.3524	$13.86689
	October 1 – December 31, 2004	7,060	$21.6262	$21.62620
Charles Hinkaty	April 1 – June 30, 2003	19,724	$13.9456	$13.9456
	July 1 – September 30, 2003	12,863	$10.2041	$10.2041
Harvey Alstodt	January 1 – March 31, 2003	41,935	$10.0771-$13.5173	$12.4073
	July 1 – September 30, 2003	17,736	$10.2041-$16.2857	$13.5983
	April 1 – June 30, 2004	34,333	$18.1478-$18.7528	$18.2964
Dan K. Wassong	July 1 – September 30, 2004	45,725	$24.1971-$24.1971	$24.1971

(1)	All prices reflect exercise prices on stock options.

There were no transactions in shares of Del common stock that were effected during the past 60 days by Del, DLI, Merger Sub, the LLC, Kelso Investment Associates VII, L.P., KEP VI, LLC, Kelso GP VII, L.P., Kelso GP VII, LLC, Messrs. McMenemy, Hinkaty, Alstodt or any of their respective subsidiaries, directors, executive officers, controlling persons or affiliates, except that on September 15, 2004, Dr. Kavesh, an outside director of Del, made a gift of 3,114 shares of Del common stock to a charitable institution, on September 21, 2004, Mr. Wassong exercised options to purchase 45,725 shares and on November 15, 2004, Mr. McMenemy exercised options to purchase 7,060 shares.

The market price for Del common stock is subject to fluctuation and we urge you to obtain current market quotations for Del common stock in connection with the voting of your Del common stock.

SELECTED HISTORICAL FINANCIAL INFORMATION

The following table sets forth selected historical consolidated financial data for Del as of and for each of the last two fiscal years. No separate financial information is provided for DLI or Merger Sub because each of DLI and Merger Sub is a special purpose entity formed in connection with the merger and has no independent operations. No pro forma data giving effect to the merger have been provided because Del does not believe that such information is material to stockholders evaluating the proposed merger and merger agreement because (1) the proposed merger consideration is all cash, (2) if the merger is completed, Del’s common stock would cease to be publicly traded and (3) if the merger is completed, stockholders (other than continuing investors) will not retain a continuing equity interest in Del.

The selected historical data set forth below has been derived from and should be read in conjunction with our consolidated financial statements, accompanying notes and other financial information included in Del’s annual report on Form 10-K for the years ended December 31, 2002 and 2003 and the quarterly report on Form 10-Q for the quarter and for the nine months ended September 30, 2004, which is incorporated herein by reference. The unaudited consolidated financial statements reflect, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations and financial condition for those periods. See “Additional Information for Stockholders—Incorporation by Reference” on page 57.

	Quarter Ended		Nine Months Ended		Fiscal Year Ended
	September 30		September 30		December 31

	2004	2003	2004	2003	2003	2002

	(dollars in thousands except for share and per share data)
Statement of Operations Data:
Net sales	$ 115,552	$ 99,716	$ 301,565	$ 291,055	$385,953,035	$350,667,475
Cost of goods sold	58,641	49,017	152,226	141,845	185,772,330	171,345,644

Gross profit	56,911	50,699	149,339	149,210	200,180,705	179,321,831
Selling, and administrative expenses	44,267	41,931	126,996	121,735	161,643,938	146,028,011
Severance expenses (a)	14	119	17	1,969	2,033,381	—

Merger expenses (b)	1,150	—	1,366	—	—	—

Operating income	11,480	8,649	20,960	25,506	36,503,386	33,293,820
Gain (loss) on sale of building and land	(105)	—	(146)	—	—	2,428,425
Interest expense, net	(812)	(954)	(2,561)	(3,008)	(3,943,445)	(4,402,315)
Other income (expense), net	336	(31)	(128)	(4)	338,381	(404,949)

Earnings before income taxes	10,899	7,664	18,125	22,494	32,898,322	30,914,981
Income taxes	4,437	3,013	7,226	8,578	12,524,258	11,412,034

Net Earnings	$ 6,462	$ 4,651	$ 10,899	$ 13,916	$ 20,374,064	$ 19,502,947

Earnings Per Share
Basic
Earnings per share	.66	.48	1.12	1.45	2.11	2.05
Weighted-average common shares outstanding	9,742,000	9,692,000	9,731,000	9,628,000	9,646,837	9,499,706
Diluted
Earnings per share	.62	.46	1.05	1.38	2.02	1.97
Weighted-average common shares outstanding	10,432,000	10,209,000	10,392,000	10,064,000	10,098,487	9,903,347
Ratio of earnings to fixed charges	8.4x	6.2x	5.0x	5.9x	6.4x	5.8x
Book Value per share (c)	12.02	10.21	12.02	10.21	10.87	8.65
Balance Sheet Data:
Cash and cash equivalents	2,365	2,252	2,365	2,252	2,112,993	500,953
Total current assets	196,951	168,452	196,951	168,452	180,474,074	143,727,744
Total assets	277,695	249,893	277,695	249,893	263,211,538	210,981,688
Total liabilities	160,525	150,947	160,525	150,947	157,640,813	128,083,485
Total stockholders’ equity	117,170	98,946	117,170	98,946	105,570,725	82,898,203

(a)	On May 30, 2003, the Company announced the formal plan for the transfer of its principal manufacturing operations, for both the Cosmetic and Pharmaceutical segments, to Rocky Point, North Carolina from Farmingdale, New York. Pursuant to the Company’s formal severance policy for non-union employees and, severance benefits due under the union contract resulting from the plant closure, a charge of $1,850 for

	severance costs and related benefits for approximately 360 union and non-union employees associated with this move was recorded during the six months ended June 30, 2003. Additional severance benefits earned by employees being terminated will be recognized as a charge in the financial statements as such severance benefits are earned. During the first quarter of 2004, a provision of $56 was recorded for such earned severance benefits, net of adjustments of $66 to the initial accrual, which resulted in a net recovery of $10. During the second quarter of 2004, a provision of $18 was recorded for such earned severance benefits, net of adjustments of $5 to the initial accrual, which resulted in a net provision of $13. During the third quarter of 2004, a provision of $12 was recorded for such earned severance benefits, plus adjustments of $2 to the initial accrual, which resulted in a total provision of $14. During 2004 and 2003, $135 and $127 , respectively, of relocation and other move related costs were expensed as incurred. The Company estimates that a total of approximately $3 (Cosmetic segment - $2; Pharmaceutical segment - $1), will be incurred for additional severance, relocation and other move related costs during the fourth quarter of 2004. As of September 30, 2004, 359 union and non-union employees have been terminated and $1,916 in severance benefits was paid.

	A summary of the activity in the accrual for the plant closure was as follows:

	Balance December 31, 2003	$ 1,714
	Provision	86
	Payments	(1,597)
	Adjustments	(69)

	Balance September 30, 2004	$ 134

(b)	Merger related expenses of $216 and $1.2 million related to legal and advisory fees were incurred in the second and third quarters of 2004, respectively, in connection with the merger described in this proxy statement.

(c)	For purposes of calculating book value per share, outstanding shares have been restated to reflect a 5% stock dividend distributed on December 29, 2003.

ADDITIONAL INFORMATION FOR STOCKHOLDERS

Stockholder Proposals

In the event that the merger is not consummated, we currently intend to hold our next annual meeting in May 2005. Stockholder proposals for inclusion in the proxy materials for the 2005 Annual Meeting of Stockholders must be received at Del’s offices at 178 EAB Plaza, P.O. Box 9357, Uniondale, New York 11553-9357 by December 30, 2004 (the one hundred twentieth (120th) day prior to the first anniversary of the date of this proxy statement).

In addition, stockholder proposals to be submitted outside of Rule 14a-8, as described above, for consideration at the next annual meeting of stockholders, but not to be included in our proxy materials must be received by Del, at the address set forth above, on or before March 14, 2005 in order to be considered timely. Those persons designated as proxies by Del will have discretionary voting authority with respect to any stockholder proposal for which Del did not receive timely notice.

Other Matters

Our Board of Directors currently is not aware of any business to be acted upon at the Special Meeting other than as described in this proxy statement. If, however, other matters are properly brought before the Special Meeting, in the absence of instructions to the contrary, persons appointed as proxies will have discretion to vote or act on the matters in their best judgment.

Incorporation by Reference

This proxy statement incorporates documents by reference that are not presented in it or delivered with it. The following documents filed by Del under the Securities Exchange Act of 1934, as amended, are incorporated into this proxy statement by this reference:

•	Del’s annual report on Form 10-K for the year ended December 31, 2003;

•	Del’s quarterly reports on Form 10–Q for the quarterly periods ended March 31, 2004, June 30, 2004, and September 30, 2004;

•	Del’s current reports on Form 8-K dated February 25, 2004; March 25, 2004; April 13, 2004; April 29, 2004; July 1, 2004; July 29, 2004; October 27, 2004; and December 8, 2004; and

•	Del’s annual report on Form 10-K/A for the year ended December 31, 2003, as filed on December 7, 2004.

All reports Del files with the Securities and Exchange Commission after the date of this proxy statement, but before the date of the Special Meeting, under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, are hereby incorporated by reference in this proxy statement.

Where You Can Find More Information

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the Securities and Exchange Commission’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Securities and Exchange Commission’s regional offices located at 233 Broadway, New York, New York 10279; 801 Brickell Ave., Suite 1800, Miami, Florida 33131; 175 W. Jackson Boulevard, Suite 900, Chicago, Illinois 60604; 1801 California Street, Suite 4800, Denver, Colorado 80202-2648 or 5670 Wilshire Boulevard, Suite 1100, Los Angeles, California 90036-3648. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the website maintained by the Securities and Exchange Commission at http://www.sec.gov.

You can also inspect reports, proxy statements and other information about Del at the offices of the American Stock Exchange LLC, 86 Trinity Place, New York, New York 10006.

WE HAVE AUTHORIZED NO ONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION ABOUT THE MERGER OR OUR COMPANY THAT DIFFERS FROM OR ADDS TO THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN THE DOCUMENTS DEL HAS PUBLICLY FILED WITH THE SEC. THEREFORE, IF ANYONE SHOULD GIVE YOU ANY DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.

THE INFORMATION CONTAINED IN THIS DOCUMENT SPEAKS ONLY AS OF THE DATE INDICATED ON THE COVER OF THIS DOCUMENT UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

With respect to the information contained in this document, we have supplied the information concerning our company, and the other parties to the proposed transaction have supplied the information concerning such respective other parties.

Annex A

AGREEMENT AND PLAN OF MERGER

among

DLI Holding Corp.,

DLI Acquisition Corp.

and

Del Laboratories, Inc.

Dated as of July 1, 2004

TABLE OF CONTENTS

   ____

i

ii

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of July 1, 2004, is among DLI Holding Corp., a Delaware corporation (“Parent”), DLI Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Sub”), and Del Laboratories, Inc., a Delaware corporation (the “Company”).

WHEREAS, the respective boards of directors of each of Parent, Sub and the Company have approved and declared advisable this Agreement and the merger of Sub with and into the Company on the terms and subject to the conditions set forth in this Agreement (the “Merger”) and have determined that the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interest of, their respective stockholders.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.03). Following the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

Section 1.02. Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m. (New York City time) on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (the “Closing Date”), at the offices of Cadwalader, Wickersham & Taft LLP, 100 Maiden Lane, New York, New York 10038, unless another date, time or place is agreed to in writing by the parties hereto.

Section 1.03. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger or other appropriate documents as provided in Section 251 of the DGCL (in any such case, the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL to effectuate the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as Sub and the Company shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).

Section 1.04. Effects of the Merger. The Merger shall have the effects set forth in the DGCL.

Section 1.05. Certificate of Incorporation and By-Laws. (a) The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

(b)	The by-laws of the Company as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

Section 1.06. Directors. From and after the Effective Time, the directors of Sub shall become the directors of the Surviving Corporation and shall serve on the Surviving Corporation’s board of directors, until their respective successors are duly elected and qualified.

Section 1.07. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

Annex A-1

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.01. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Sub:

(a)	Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $1.00 per share, of the Surviving Corporation.

(b)	Cancellation of Treasury Stock and Parent Owned Stock. Each share of Company Common Stock that is owned by the Company and each share of Company Common Stock that is owned by Parent, Sub or any other subsidiary of Parent shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)	Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding (other than shares of Company Common Stock to be canceled in accordance with Section 2.01(b) and any Dissenting Shares (as hereinafter defined)) shall be converted into the right to receive $35.00 in cash, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest upon surrender of such certificate in accordance with, or as otherwise contemplated by, Section 2.02.

(d)	Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Company Common Stock held by a person (a “Dissenting Stockholder”) who complies with all the provisions of Delaware law concerning the right of holders of Company Common Stock to dissent from the Merger and require appraisal of their shares of Company Common Stock (“Dissenting Shares”) shall not be converted as described in Section 2.01(c) but shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the laws of the State of Delaware. If, after the Effective Time, such Dissenting Stockholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right of appraisal, in any case pursuant to the DGCL, his shares of Company Common Stock shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration, without interest. The Company shall give Parent (i) prompt notice of any written demands for appraisal of shares of Company Common Stock received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

(e)	Withholding Tax. Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock outstanding immediately prior to the Effective Time such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock outstanding immediately prior to the Effective Time in respect of which such deduction and withholding was made.

Section 2.02. Exchange of Certificates.

(a)	Paying Agent. Prior to the Effective Time, Parent shall designate a federally insured bank or trust company reasonably acceptable to the Company to act as paying agent in the Merger (the “Paying Agent”), and, upon the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit with the Paying Agent, funds in amounts necessary for the payment of the Merger Consideration upon surrender of certificates representing shares of Company Common Stock pursuant to Section 2.01 (it being understood that any

Annex A-2

and all interest earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent).

(b)	Exchange Procedure. As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented shares of Company Common Stock (the “Certificates”), (i) a letter of transmittal in a form mutually agreed upon by Parent and the Surviving Corporation, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, Parent or the Surviving Corporation shall pay or cause to be paid, within three business days of receipt thereof (but in no event prior to the Effective Time), to the holder of such Certificate in exchange therefor the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.01, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.01. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate.

(c)	No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of Certificates in accordance with the terms of this Section 2.02 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(d)	Termination of Fund; No Liability. At any time following twelve months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any cash in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.04)), any such cash in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(e)	Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as

Annex A-3

indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto.

(f)	Adjustments to Prevent Dilution. In the event that prior to the Effective Time, solely as a result of a reclassification, stock split (including a reverse stock split), stock dividend or stock distribution which in any such event is made on a pro rata basis to all holders, there is a change in the number of shares of Company Common Stock outstanding or issuable upon the conversion, exchange or exercise of securities or rights convertible or exchangeable or exercisable for shares of Company Common Stock, then the Merger Consideration and the Cash Amount (as defined in Section 6.04) shall each be equitably adjusted to eliminate the effects of such event.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the schedules delivered to Parent in connection with the execution of this Agreement setting forth exceptions to the Company’s representations and warranties set forth herein (the “Company Disclosure Schedules”), the Company represents and warrants to Parent and Sub as set forth below. The Company Disclosure Schedules are arranged in sections corresponding to sections of this Agreement to be modified by such disclosure schedule, it being understood and agreed that matters disclosed pursuant to one section of the Company Disclosure Schedules or contained in the Company SEC Documents (as defined in Section 3.05) shall be deemed disclosed with respect to any other section of the Company Disclosure Schedules to the extent it is readily apparent that the matters so disclosed are applicable to such other section. As used in this Agreement, “knowledge” means, with respect to matters relating to the Company, actual knowledge of the Chief Executive Officer, President, Chief Financial Officer, Chief Legal Officer or any Executive Vice President of the Company.

Section 3.01. Organization.

(a)	The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to carry on its business as now being conducted, except where the failure to be so in good standing or to have such power and authority would not have a Material Adverse Effect (as defined in Section 9.04) on the Company. The Company is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger.

(b)	Each subsidiary of the Company is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization (to the extent such concept is recognized) and has all necessary powers required to carry on its business as now being conducted, except where the failure to be so in good standing or to have such power and authority would not have a Material Adverse Effect on the Company. All subsidiaries of the Company and their respective jurisdictions of organization are identified on Schedule 3.01.

Section 3.02. Capitalization.

(a)	The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Shares”). As of May 31, 2004, (i) 9,740,177 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) 259,823 shares of Company Common Stock were held by the Company in its treasury and (iv) 2,247,483 shares of Company Common Stock were reserved for issuance upon exercise of outstanding Options (as defined in Section 6.04). Set forth on Schedule 3.02 is a schedule as of May 31, 2004, setting forth the holder, exercise price, grant date, vesting dates(s) and expiration date of each outstanding Option. Except as set forth above, as of the date of this Agreement,

Annex A-4

no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which Company Stockholders may vote. Except as set forth above, or on Schedule 3.02, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which any of them is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are not any outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock or other equity securities of the Company.

(b)	All of the outstanding shares of capital stock of each subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable, and, except as set forth on Schedule 3.01, such shares are owned by the Company or by a subsidiary of the Company free and clear of any Liens or limitation on voting rights. Except as set forth on Schedule 3.02, there are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sale, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of any such subsidiaries.

(c)	Except as set forth on Schedule 3.07 and except for (i) Indebtedness (as defined in Section 9.04) set forth on, or described in, the balance sheet or the notes to the Company’s consolidated financial statements included in its Quarterly Report on Form 10-Q for the three months ended March 31, 2004, (ii) Indebtedness of the Company to any of its wholly owned subsidiaries or of any subsidiary of the Company to the Company, and (iii) prepayment penalties resulting from discharge of obligations arising under the agreements set forth on Schedule 3.04.

Section 3.03. Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby (other than the approval and adoption of the terms of this Agreement by the holders of more than 80% of the outstanding shares of Company Common Stock (the “Company Stockholder Approval”)). The execution, delivery and performance of this Agreement and the consummation by the Company of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated in each case, other than, with respect to the Merger, the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of Parent and Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

Section 3.04. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including the filing with the SEC of a proxy statement relating to any required approval by the Company Stockholders of this Agreement (the “Proxy Statement”), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the laws of the states in which the Company is qualified to do or is doing business, state takeover laws, Environmental Laws and foreign laws, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of the Company, (ii) require any filing with, or permit, authorization, consent or approval of, any Federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic, foreign or supranational (a “Governmental Entity”) (except where the failure

Annex A-5

to obtain such permits, authorizations, consents or approvals or to make such filings would not have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger), (iii) except as set forth on Schedule 3.04, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company is a party or by which any of them or any of their properties or assets may be bound (except for violations, breaches or defaults that would not have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger), or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of their properties or assets (except for violations, breaches or defaults that would not have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger). Notwithstanding clause (iii) above, certain contracts and agreements as set forth on Schedule 3.18 (A) provide for their termination or require consent upon a change of control of the Company or (B) contain provisions restricting their assignment.

Section 3.05. SEC Reports and Financial Statements. The Company has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it since December 31, 2001, pursuant to the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”) (such forms, reports, schedules, statements and other documents, including any financial statements or schedules included therein, are referred to as the “Company SEC Documents”). No subsidiary of the Company is required to file any forms, reports, schedules, statements and other documents with SEC. The Company SEC Documents, at the time filed, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. Except to the extent revised or superseded by a subsequently filed Company SEC Document, the Company SEC Documents, considered as a whole as of their date, do not contain an untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (it being understood that the foregoing does not cover future events resulting from public announcement of the Merger). The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles of the United States (“GAAP”), except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Forms 10-Q and 8-K of the SEC, and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of the Company and its respective consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

Section 3.06. Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement or on Schedule 3.06, since December 31, 2003, each of the Company and its subsidiaries has conducted its business only in the ordinary course, and there has not been any Material Adverse Change with respect to the Company. Except as disclosed in the Company SEC Documents or on Schedule 3.06, since December 31, 2003, there has not been (i) any granting to any officer of the Company or any of the Company’s subsidiaries of any increase in compensation, except in the ordinary course of business (including in connection with promotions) consistent with past practice, (ii) any granting to any such officer of any increase in severance or termination pay, except as part of a standard employment package to any person promoted or hired, (iii) except employment arrangements in the ordinary course of business consistent with past practice with employees other than any executive officer of the Company or of any of its subsidiaries, any entry by the Company or any of its subsidiaries into any employment, severance or termination agreement with any such employee or executive officer, (iv) any increase in or establishment of any bonus, insurance, deferred compensation, pension, retirement, profit-sharing, stock option (including the granting of stock options, stock appreciation rights, performance awards or restricted stock awards or the amendment of any existing stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan or agreement or arrangement, except in the ordinary course of business consistent with past practice or (v) any declaration, setting aside or payment of any dividend or other distribution (within cash, stock or property) with respect to Company Common Stock or the

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capital stock of any of the Company’s subsidiaries, except in the ordinary course of business consistent with part practice.

Section 3.07. No Undisclosed Liabilities. Except as and to the extent set forth in the Company SEC Documents and Schedule 3.07, since December 31, 2003, neither the Company nor any of its subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, that would have a Material Adverse Effect on the Company.

Section 3.08. Information Supplied. None of the written information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement, will at the time the Proxy Statement is first mailed to the Company Stockholders or at the time of the Stockholders Meeting (as defined in Section 6.01), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference therein.

Section 3.09. Benefit Plans. Except as set forth on Schedule 3.09, and except to the extent that the failure of the following to be true would not reasonably be expected to have a Material Adverse Effect:

(a)	Each “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (a “Pension Plan”), “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) (a “Welfare Plan”) and each other agreement, plan, or policy relating to employment, stock options, compensation, deferred compensation, bonuses, severance, fringe benefits or other employee benefits, in each case entered into, maintained or contributed to, or required to be maintained or contributed to, by the Company or any of its subsidiaries for the benefit of any present or former employee, officer or director (each of the foregoing, a “Benefit Plan”) has been administered in all material respects in accordance with its terms. The Benefit Plans, as well as the Company and all of its subsidiaries with respect to the Benefit Plans, are in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable laws. Schedule 3.09 sets forth a complete list of each Benefit Plan arrangement.

(b)	No Pension Plan subject to Title IV of ERISA or Section 412 of the Code and none of the Company or any of its subsidiaries or any other person that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, including the Company, a “Commonly Controlled Entity”): (i) currently has an obligation to contribute to, or during any time during the last six years had an obligation to contribute to, a Pension Plan subject to Title IV of ERISA or Section 412 of the Code, or (ii) has incurred any liability to the Pension Benefit Guaranty Corporation, which liability has not been fully paid. All contributions and other payments required to be made by the Company or any of its subsidiaries to any Pension Plan with respect to any period ending before the Closing Date have been made or reserves adequate for such contributions or other payments have been or will be set aside therefor and have been or will be reflected in financial statements.

(c)	Neither the Company nor any of its subsidiaries nor any Commonly Controlled Entity is required to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or has withdrawn from any multiemployer plan where such withdrawal has resulted or would result in any “withdrawal liability” (within the meaning of Section 4201 of ERISA) that has not been fully paid.

(d)	Each Benefit Plan (and its related trust) that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to qualify under such section (and the related trust, if any, has been determined to be exempt under Section 501(a) of the Code) and, to the knowledge of the Company, nothing has occurred to cause the loss of such qualified status.

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(e)	The Company has heretofore made available to Parent correct and complete copies of each of the following:

	(1)	Each Benefit Plan and all amendments thereto; the trust instrument and/or insurance contracts, if any, forming a part of such Benefit Plan and all amendments thereto;

	(2)	If applicable, the most recently filed Form 5500 and all schedules thereto, if any;

	(3)	The most recent determination letter issued by the IRS regarding the qualified status of each such Benefit Plan that is a Pension Plan;

	(4)	The most recent accountant’s report for each Benefit Plan, if any; and

	(5)	The most recent summary plan description for each Benefit Plan, if any.

Section 3.10. Litigation. Except as set forth on Schedule 3.10, there is no suit, claim, action, proceeding or investigation pending before any Governmental Entity or, to the knowledge of the Company, threatened against the Company or any subsidiary of the Company or any of their respective properties or any of their respective officers, employees or directors in their capacity as such or any other person with respect to which, in whole or in part, the Company or any subsidiary of the Company is liable or has agreed to indemnify such other person that would reasonably be expected to have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger. Neither the Company nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree that would reasonably be expected to have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger.

Section 3.11. Compliance with Applicable Law.

(a)	Except as set forth on Schedule 3.11, each of the Company and its subsidiaries holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of its business (the “Company Permits”), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals that would not have a Material Adverse Effect on the Company. Except as set forth on Schedule 3.11, each of the Company and its subsidiaries is in compliance with the terms of the Company Permits, except where the failure so to comply would not have a Material Adverse Effect on the Company. Except as disclosed in the Company SEC Documents, and except as set forth on Schedule 3.11, to the knowledge of the Company, the business of the Company and its subsidiaries is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, including (i) the Federal Food, Drug and Cosmetic Act, the Controlled Substances Act, 21 U.S.C. Section 801, et seq, or any other law, ordinance or regulation of the U.S. Food and Drug Administration, the U.S. Department of Justice or the Drug Enforcement Agency and (ii) the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such Sarbanes-Oxley Act of 2002 and the Exchange Act, except, in each case, for possible violations that would not have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger. Except as set forth on Schedule 3.11, as of the date of this Agreement, no investigation or review by any Governmental Entity with respect to the Company or any of its subsidiaries is pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct any such investigation or review, other than, in each case, those the outcome of which would not be reasonably expected to have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger.

(b)	The management of the Company has (i) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company and the Company’s subsidiaries is made known to the management of the Company by others within those entities, and (ii) has disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act), which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

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Section 3.12. Tax Matters. Except as set forth on Schedule 3.12, and except to the extent that the failure of the following (other than clauses (e) and (f)) to be true would not reasonably be expected to have a Material Adverse Effect:

(a)	The Company has timely filed, or has caused to be timely filed, all Tax Returns required to be filed by it or any of its subsidiaries and all such Tax Returns are true, complete and accurate. All Taxes shown to be due on such Tax Returns have been timely paid.

(b)	The most recent financial statements contained in the Company SEC Documents reflect an adequate reserve for all Taxes payable by the Company for all taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been asserted or assessed in writing against the Company, and no written requests for waivers of the time to assess any such Taxes are pending.

(c)	The Federal Income Tax Returns of the Company and its subsidiaries consolidated in such Returns have never been examined by the United States Internal Revenue Service. All assessments for Taxes due with respect to completed and settled examinations or any concluded litigation have been fully paid. No Tax Return of the Company or its subsidiaries is under audit or examination and no written notice of such an audit or examination has been received by the Company or any of its subsidiaries.

(d)	There are no Liens for material Taxes (other than Liens for current Taxes not yet due and payable) on the assets of the Company).

(e)	The transactions contemplated by this Agreement will not trigger any material income or gain for federal income tax purposes (i) that was previously deferred pursuant to the Treasury Regulations issued under Section 1502 of the Code or (ii) under Section 355(e) of the Code in respect of a distribution occurring prior to the Closing.

(f)	Neither the Company nor any of its subsidiaries has any material liability for the Taxes of any person other than the Company or any of its subsidiaries (i) under the Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as transferee or successor or (iii) by contract.

(g)	For purposes of this Agreement:

“Taxes” includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, Federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means all Federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

Section 3.13. State Takeover Statutes. No state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated by this Agreement.

Section 3.14. Brokers; Fees and Expenses. No broker, investment banker, financial advisor or other person, other than Peter J. Solomon Company Limited, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has provided Parent true and correct copies the engagement letter between the Company and Peter J. Solomon Company Limited.

Section 3.15. Opinion of Financial Advisor. The Company has received the opinion of Peter J. Solomon Company Limited to the effect that, as of the date of this Agreement, the consideration to be received by the holders of the outstanding shares of Company Common Stock (other than Parent or any of its direct or indirect subsidiaries or affiliates) in connection with the Merger is fair from a financial point of view to such holders, and a complete and correct signed copy of such opinion has been, or promptly upon receipt thereof will be, delivered to Parent.

Section 3.16. Intellectual Property. Except as set forth on Schedule 3.16, each of the Company and its subsidiaries owns all right, title and interest to, is licensed to use or otherwise possesses adequate rights to use (in

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each case, free and clear of any Liens other than Liens that do not materially impair the existing use of the Intellectual Property Right) all Intellectual Property Rights used or necessary to conduct the business of the Company and its subsidiaries, except where failure to own or possess such licenses or rights, individually or in the aggregate, has not had, and would not have, a Material Adverse Effect on the Company. Except as set forth on Schedule 3.16, to the knowledge of the Company, (a) the Intellectual Property Rights of the Company and its subsidiaries do not conflict with or infringe upon any Intellectual Property Rights of others, and (b) none of the Intellectual Property Rights owned by and/or licensed to the Company or its subsidiaries is being infringed or misappropriated by any third party; in each case except for such conflict, infringement or misappropriation, individually or in the aggregate, that would not have a Material Adverse Effect on the Company. The Company and its subsidiaries have taken all reasonably necessary actions to ensure protection of their Intellectual Property Rights under applicable law, including duly registering such Intellectual Property Rights with the appropriate filing office, and maintaining the secrecy of all confidential Intellectual Property Rights, except for such failures that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. For purposes hereof, “Intellectual Property Right” means any trademark, service mark, trade name, trade dress, domain name, copyright, patent, software, database, website, invention, process, design, formula, trade secret, know-how (including any registrations or applications for registration of any of the foregoing, and any renewals thereof); or any other similar type of proprietary intellectual property right.

Section 3.17. Labor Relations and Employment. Except as set forth on Schedule 3.17, (i) there is no labor strike, slowdown, stoppage or lockout actually pending, or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, which would reasonably be expected to have a Material Adverse Effect on the Company and (ii) neither the Company nor any of its subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization.

Section 3.18. Change of Control. Except as set forth on Schedule 3.18, the transactions contemplated by this Agreement will not require the consent from or the giving of notice to a third party, permit a third party to terminate or accelerate vesting, repayment or repurchase rights, or create any other detriment under the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound, except where the adverse consequences resulting from such change of control or where the failure to obtain such consents or provide such notices would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

Section 3.19. Environmental Matters.

(a)	Except as set forth on Schedule 3.19, each of the Company and its subsidiaries has been and is in compliance with all applicable Environmental Laws (as this term and the other terms in this section are defined below), except for such violations and defaults as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

(b)	The Company has provided to Parent complete and accurate copies of all Phase I and Phase II environmental reports which are in the possession or control of the Company or any of its subsidiaries in relation to real properties owned by the Company or its subsidiaries.

(c)	The Company and its subsidiaries possesses all required Environmental Permits; all such Environmental Permits are in full force and effect; there are no pending or threatened proceedings to revoke such Environmental Permits and each of the Company and its subsidiaries is in compliance with all terms and conditions thereof, except where the failure to possess or comply with such Environmental Permits or the failure for such Environmental Permits to be in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

(d)	Except as set forth on Schedule 3.19, and except for matters which would not, individually or in the aggregate, have a Material Adverse Effect on the Company, neither the Company nor any of its subsidiaries has received any written notification that the Company or such subsidiary as a result of any of the operations of the Business, or any property currently or formerly owned or leased in connection with the Business, is adversely affected by any proceeding, investigation, claim, lawsuit or order by any Governmental Entity or other person relating to (i) any Remedial Action that is needed to respond to a Release or threat of Release into the

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environment of Hazardous Materials, or (ii) any Environmental Liabilities and Costs imposed or potentially imposed on the Company.

(e)	Except as set forth on Schedule 3.19, there is not now and, to the Company’s knowledge, has not been at any time in the past, any circumstance, including, without limitation, any Release in connection with the current or former conduct of the Business for which the Company or any of its subsidiary is required to implement or pay for any Remedial Action, or to reimburse costs incurred by third parties with respect to any Remedial Action, or to incur Environmental Liabilities and Costs that would, individually or in the aggregate, have a Material Adverse Effect on the Company.

(f)	For purposes of this Agreement:

	(A)	“Business” means the businesses of the Company or its subsidiaries.

	(B)	“Environmental Laws” means all Laws as in effect on or prior to the date hereof relating to the protection of human health, safety, or welfare or the environment, including any emission, discharge, generation, manufacture, distribution, use, sale, receipt, processing, storage, treatment, disposal, abatement, existence, exposure to, Release, threatened Release, reporting, licensing, permitting, investigation, cleanup, mitigation, remediation, transportation, or other handling of any chemical, drug, device, or any other substance or item, including, but not limited to, the following federal laws as amended and their state counterparts (i) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601, et seq. (“CERCLA”), the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901, et seq., the Clean Water Act, 33 U.S.C. §§ 1251, et. seq., the Oil Pollution Act of 1990, 33 U.S.C. §§ 2701, et seq., the Clean Air Act, 42 U.S.C. §§ 7401, et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601, et. seq., the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §§ 301, et. seq., and (ii) all other requirements pertaining to protection of air, surface water, groundwater or land and subsurface, natural resources, human health, safety, or welfare.

	(C)	“Environmental Liabilities and Costs” means all damages, natural resource damages, claims, losses, expenses, costs, obligations, and liabilities (collectively, “Losses”) imposed by, under or pursuant to Environmental Laws, including, but not limited to, all Losses related to Remedial Actions, and all fees, capital costs, compliance costs, disbursements, penalties, fines and expenses of counsel, experts, contractors, personnel and consultants and expenditures necessary to cause any such property, the Company, any subsidiary of the Company or the Business to be in compliance with requirements of Environmental Laws.

	(D)	“Environmental Permits” means any federal, state, provincial or local permit, license, registration, consent, order, administrative consent order, certificate, approval, waiver or other authorization necessary for the conduct of the Business as currently conducted, and wherever it is currently conducted, under any applicable Environmental Law.

	(E)	“Governmental Entity” means any government or subdivision thereof, domestic, foreign or supranational or any administrative, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational.

	(F)	“Hazardous Materials” means any substance that (a) is defined, listed, identified or otherwise regulated under any Environmental Law (including, without limitation, “hazardous” and “toxic” substances and wastes, radioactive substances including radon gas, polychlorinated-biphenyls, asbestos and petroleum) or (b) requires investigation, remediation, or other protective measures under applicable Environmental Law.

	(G)	“Laws” or “laws” means all (A) constitutions, treaties, statutes, laws (including, but not limited to, the common law), rules, regulations, ordinances or codes of any Governmental Entity, (B) Environmental Permits, and (C) orders, decisions, injunctions, judgments, awards and decrees of any Governmental Entity.

	(H)	“Release” means any releasing, spilling, disposing or other discharging of Hazardous Materials into the environment (including air, soil, subsurface, surface water and groundwater).

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(I)	“Remedial Action” means all actions required by any Governmental Entity pursuant to Environmental Law or otherwise taken as necessary to comply with Environmental Law to (i) mitigate, clean up, remove, treat or in any other way remediate any Hazardous Materials, (ii) prevent the release or threatened release of Hazardous Materials so that they do not endanger or threaten to endanger public health or welfare or the environment or (iii) perform studies, investigations or monitoring in respect of any such matter.

Section 3.20. Material Contracts. (a) The Company has provided or made available to Parent (i) true and complete copies of all written contracts and agreements to which the Company or any of its subsidiaries is a party and which are material to the Company or such subsidiary (“Material Contracts”), and (ii) with respect to such Material Contracts that have not been reduced to writing, a written description thereof which is listed on Schedule 3.20. All Material Contracts are valid, binding and in full force and effect, except to the extent they have previously expired in accordance with their terms or to the extent the failure to be in full force and effect would not have a Material Adverse Effect. The Company is not, or has not received any notice or has any knowledge that any other party is, in default in any respect under any such Material Contract, except for those defaults which would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect with respect to the Company; and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a material default.

(b)	Except as set forth on Schedule 3.20, no officer or director of the Company, no shareholder of the Company related to any such officer or director, and no “associate” (as defined in Rule 14a-1 under the Exchange Act) of any of them, has any interest in any material contract or agreement of, or other business arrangement with, the Company, or in any material property (including any real property and any material personal property, tangible or intangible), used in or pertaining to the business of the Company.

Section 3.21. Property. Schedule 3.21 accurately identifies all real property, leases and other rights in real property, structures and other buildings of the Company and its subsidiaries. All properties and assets of the Company and its subsidiaries, real and personal, material to the conduct of its business are, except for changes in the ordinary course of business consistent with past practice since December 31, 2003, reflected in the most recent balance sheet of the Company included in the Company SEC Documents, and except as set forth on Schedule 3.21, each of the Company and its subsidiaries has good and marketable title to its real property set forth on Schedule 3.21 and to the personal property reflected on such balance sheet or acquired by it since the date of the balance sheet, free and clear of all mortgages, liens, pledges, encumbrances, charges, agreements, claims, restrictions and defects of title (collectively “Liens”). All real property, structures and other buildings and material equipment of the Company and its subsidiaries currently used in the operation of the business of the Company and its subsidiaries, are adequately maintained and are in satisfactory operating condition and repair for the requirements of the business of the Company and its subsidiaries as presently conducted.

Section 3.22. Insurance. All insurance policies carried by or covering the Company and its subsidiaries with respect to their business, assets and properties (the “Insurance Policies”) are in full force and effect, and no notice of cancellation has been received by the Company or any of its subsidiaries with respect to any material Insurance Policy which has not been cured by the payment of premiums that are due. All premiums due on the Insurance Policies have been paid in a timely manner and the Company and its subsidiaries have complied in all material respects with the terms and provisions of the Insurance Policies.

Section 3.23. No Other Representations and Warranties. Except for the representations and warranties contained in this Article III, none of the Company, any affiliate of the Company or any other Person makes any representations or warranties, and the Company hereby disclaims any other representations or warranties, whether made by the Company, any affiliate of the Company, or any of their officers, directors, employees, agents or representatives, with respect to the negotiation, execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure, in writing or orally, to the Parent, Sub or any of their officers, directors, employees, agents or representatives of any documentation or other information.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent and Sub jointly and severally represent and warrant to the Company as follows:

Section 4.01. Organization. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted, except where the failure to be so in good standing or to have such power and authority would not be reasonably expected to prevent or materially delay the consummation of the Merger.

Section 4.02. Authority. Parent and Sub have requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub and no other corporate proceedings on the part of Parent and Sub are necessary to authorize this Agreement or to consummate such transactions. No vote of Parent shareholders is required to approve this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Sub, as the case may be, and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Parent and Sub enforceable against them in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

Section 4.03. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, the DGCL, the laws of other states in which Parent is qualified to do or is doing business, state takeover laws and foreign laws, neither the execution, delivery or performance of this Agreement by Parent and Sub nor the consummation by Parent and Sub of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective certificate of incorporation or by-laws of Parent and Sub, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not be reasonably expected to prevent or materially delay the consummation of the Merger), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its subsidiaries or any of their properties or assets, except in the case of clauses (iii) and (iv) for violations, breaches or defaults which would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Merger.

Section 4.04. Information Supplied. None of the information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is first mailed to the Company Stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation is made by Parent or Sub with respect to statements made in any such Proxy Statement based upon information previously supplied by the Company or its subsidiaries to Parent or Sub.

Section 4.05. Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and, except for activities incidental to its organization and maintenance of corporate existence, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

Section 4.06. Financing. Parent and Sub have previously delivered to the Company the following: (i) a fully executed commitment letter (the “Senior Debt Letter”) from Bear, Stearns & Co. Inc., J.P Morgan Securities Inc., Deutsche Bank Securities Inc., Bear Stearns Corporate Lending Inc., JPMorgan Chase Bank and Deutsche Bank AG

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Cayman Islands Branch (the “Banks”) and accepted by Parent, providing the terms and conditions upon which the Banks have committed to provide the senior secured revolving credit portion of the financing required in connection with the Merger, (ii) a fully executed forward underwriting commitment (the “Subordinated Debt Letter”) from Bear, Stearns & Co. Inc., J.P Morgan Securities Inc. and Deutsche Bank Securities Inc. and accepted by Parent with respect to the placement of subordinated debt of the Surviving Corporation pursuant to an offering under Rule 144A of the Exchange Act, (iii) a fully executed letter (the “Kelso Equity Commitment Letter”) from Kelso & Company (“Kelso”) and accepted by Parent with respect to a portion of the equity financing required in connection with the Merger and (iv) a fully executed commitment letter from Church & Dwight Co., Inc. (the “Church & Dwight Letter”) and accepted by Parent with respect to a portion of the equity/debt financing required in connection with the Merger (the Church & Dwight Letter, together with the Senior Debt Letter, the Subordinated Debt Letter and the Kelso Equity Commitment Letter, the “Financing Letters”). The financing contemplated by the Financing Letters (the “Financing”) is sufficient to pay the aggregate Merger Consideration and Cash Amount and pay all fees and expenses (including, without limitation, legal, accounting and investment banking expenses, change of control payments, and repayment of indebtedness) to be paid by Parent, Sub, the Company or any of their respective affiliates related to the transactions contemplated hereby. The Financing Letters are in full force and effect as of the date hereof. The obligations to fund the commitments under the Financing Letters are not subject to any condition other than as set forth in the Financing Letters. All commitment and other fees required to be paid under the Financing Letters on or prior to the date hereof have been paid.

Section 4.07. Brokers. Except as set forth on Schedule 4.07, none of Parent, Sub, or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any broker or finder in connection with the transactions contemplated herein.

ARTICLE V

COVENANTS

Section 5.01. Conduct of Business of the Company. Except as contemplated by this Agreement or as expressly agreed to in writing by Parent, the Company will, and will cause its subsidiaries to, conduct its operations according to its ordinary and usual course of business and consistent with past practice and, subject to its obligations under Section 6.04(d), use its commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, advertisers, distributors and others having business dealings with it and to preserve goodwill. Without limiting the generality of the foregoing, and except as (x) otherwise expressly provided in this Agreement, (y) required by law, or (z) set forth on Schedule 5.01, the Company will not and will cause its subsidiaries not to, without the consent of Parent, which shall not be unreasonably withheld:

(i)	except with respect to bonuses or other incentive compensation made in the ordinary course of business consistent with past practice, adopt or amend in any material respect any bonus, profit sharing, compensation, severance, termination, stock option, stock purchase, stock appreciation right, pension, retirement, employment or other employee benefit agreement, trust, plan or other arrangement for the benefit or welfare of any director, officer or employee of the Company or any of its subsidiaries or increase in any manner the compensation or fringe benefits of any director, officer or employee of the Company or any of its subsidiaries (except, in each case, for normal annual increases and cost of living increases for the benefit of officers and employees of the Company or any of its subsidiaries) or pay any benefit not required by any existing agreement or place any assets in any trust for the benefit of any director, officer or employee of the Company or any of its subsidiaries (in each case, except in the ordinary course of business consistent with past practice);

(ii)	sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets other than immaterial properties or assets (or immaterial portions of properties or assets), except in the ordinary course of business consistent with past practice;

(iii)	(x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other

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securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except that the Company may withhold shares of Company Common Stock in order to pay any taxes due as a result of the exercise of Options;

(iv)	other than in connection with Options outstanding as of the date hereof, authorize for issuance, issue, deliver, sell or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including, without limitation, stock appreciation rights) other than issuances upon exercise of Options;

(v)	amend its certificate of incorporation or by-laws;

(vi)	acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (y) any assets, including real estate, except acquisitions of assets in the ordinary course of business consistent with past practice;

(vii)	make or agree to make any capital expenditure or expenditures, or enter into any agreement or agreements providing for payments in excess of $11 million for calendar year 2004.

(viii)	pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice without admission of liability or in accordance with their terms, of liabilities recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Documents or incurred since the date of such financial statements;

(ix)	make any change to its method of reporting income or deductions for Tax purposes; or

(x)	authorize, or commit or agree to take, any of the foregoing actions.

Section 5.02. No Solicitation.

(a)	The Company shall not, and shall not permit its subsidiaries or any of its or its subsidiaries’ officers, directors or employees to, directly or indirectly (including through intermediaries), solicit, initiate, knowingly encourage or knowingly facilitate any discussions or negotiations with any Person other than Parent, concerning any offer or proposal, which constitutes or is reasonably likely to lead to an Acquisition Proposal (as defined below); provided, however, that the Company may, in response to an unsolicited bona fide written Acquisition Proposal received subsequent to the date hereof but prior to obtaining Company Stockholder Approval, which the Company Board determines in good faith, after consultation with its independent financial and legal advisors, is reasonably likely to result in a Superior Proposal (as defined below), furnish information with respect to the Company to any Person making such Acquisition Proposal, and participate in discussions or negotiations regarding such Acquisition Proposal. Any information furnished to any Person in connection with an Acquisition Proposal shall be provided pursuant to a confidentiality agreement in customary form; provided that any non-public information concerning the Company or any of its subsidiaries provided to such Person that was not previously provided to Parent shall promptly be provided to Parent by the Company. The Company will promptly notify Parent orally and in writing (i) of any Acquisition Proposal, of the identity of the Person making such Acquisition Proposal and of the material terms and conditions thereof, and/or (ii) of the fact that any information is requested by any Person with respect to an Acquisition Proposal or which could lead to an Acquisition Proposal. The Company shall keep Parent generally informed of the status of and material developments respecting any Acquisition Proposal that is reasonably likely to result in a Superior Proposal.

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For purposes of this Agreement, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Parent) relating to any direct or indirect acquisition or purchase of any shares of any class of equity securities of the Company or any of its subsidiaries constituting 20% or more of the outstanding equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its subsidiaries, any merger, reorganization, consolidation, share exchange, business combination, sale of all or substantially all of the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement.

For purposes of this Agreement, “Superior Proposal” means any written proposal made by a third party to consummate a tender offer, exchange offer, merger, consolidation or similar transaction, which (i) would result in such third party (or its stockholders) owning, directly or indirectly, a majority of the shares of Company Common Stock then outstanding (or of the surviving entity in a merger) or all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, or which would result in the individuals comprising the Company Board prior to such transaction not constituting a majority of the board of directors (or other governing body) of the entity surviving or resulting from such transaction and (ii) is on terms which the Company Board determines in good faith (based on such matters as it deems relevant, but including the advice of its independent financial advisor and outside counsel) to be (a) more favorable to the Company’s stockholders entitled to receive Merger Consideration hereunder (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement and (b) reasonably capable of being consummated without undue delay.

(b)	If (i) the Company Board receives a proposal that the Company Board concludes in good faith, after consultation with its independent legal and financial advisors, is a Superior Proposal, and (ii) the Company Board concludes in good faith, after consultation with its independent legal advisors, that failure to take any of the following actions could result in a breach of the directors’ fiduciary duties under applicable law, then the Company Board may withdraw or modify its approval or recommendation of this Agreement or the Merger, approve or recommend the Superior Proposal or terminate this Agreement pursuant to Section 8.01(c) hereof and shall promptly notify Parent in writing of any such determination.

(c)	Nothing contained in this Section 5.02 shall prohibit the Company from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act or from making any disclosure to the Company Stockholders if, in the good faith judgment of the Company Board, failure so to disclose would be inconsistent with its obligations under applicable law.

Section 5.03. Other Actions. The Company shall not take any action that would, or that would reasonably be expected to, result in (i) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality becoming untrue or (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect.

Section 5.04. Notice of Certain Events. The Company and Parent shall promptly notify each other of:

(i)	any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

(ii)	any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement;

(iii)	any action, suits, claims, investigations or proceedings commenced or, to the actual knowledge of the executive officers of the notifying party, threatened against, relating to or involving or otherwise affecting such party, which would reasonably be expected to have a Material Adverse Effect on the Company;

(iv)	an administrative or other order or notification relating to any material violation or claimed material violation of law;

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(v)	the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date; and

(vi)	any material failure of any party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;

provided, however, that the delivery of any notice pursuant to this Section 5.04 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 5.05. Confidentiality. Notwithstanding anything to the contrary contained herein, any confidentiality obligations set forth herein or in any other agreement to which the parties hereto are parties or by which they are bound as they relate to the transactions contemplated by this Agreement shall not apply to the purported or claimed Federal income tax treatment of the transactions (the “Tax Treatment”) or to any fact that may be relevant to understanding the purported or claimed Federal income tax treatment of the transactions (the “Tax Structure”), and each party hereto (and any employee, representative, or agent of any party hereto) may disclose to any and all persons, without limitation of any kind, the Tax Treatment and Tax Structure of the transactions contemplated by this Agreement and any materials of any kind (including any tax opinions or other tax analyses) that relate to the Tax Treatment or Tax Structure. In addition, each party hereto acknowledges that it has no proprietary or exclusive rights to any tax matter or tax idea related to the transactions contemplated by this Agreement. The preceding sentence is intended to ensure that the transactions contemplated by this Agreement shall not be treated as having been offered under conditions of confidentiality for purposes of Treasury Regulation Section 1.6011-4(b)(3) or any successor provision of the Treasury Regulations promulgated under Section 6011 of the Code and shall be construed in a manner consistent with such purpose.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01. Proxy Statement; Stockholders’ Meeting. (a) As promptly as practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement, and the Company shall use all reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto and to cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable following the date of this Agreement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and the staff of the SEC, on the other hand, relating to the Proxy Statement. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on such document or response and (ii) shall include in such document or response all comments reasonably proposed by Parent. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC and/or mailing to stockholders of the Company such amendment or supplement.

(b)	The Company shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholders Meeting”) solely for the purpose of obtaining the Stockholder Approval. Subject to Section 5.02(b), the Company shall, through its Company Board, recommend that the Company’s stockholders vote in favor of the adoption and approval of this Agreement and approval of the Merger and shall include such recommendation in the Proxy Statement. Subject to Section 5.02(b), the Company will use all reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and approval of the Merger, and will take all other action necessary or advisable under applicable Law to secure Stockholder Approval. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Stockholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment

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to the Proxy Statement is provided to its stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Stockholders’ Meeting; provided that any Stockholders Meeting so adjourned or postponed shall be held as promptly as permitted by the organizational documents of the Company.

Section 6.02. Access to Information. Upon reasonable notice, and except as may otherwise be required by applicable Law, the Company shall give Parent and Sub, their potential financing sources, counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Company and its subsidiaries during normal business hours, will furnish to Parent and Sub, their counsel, financial advisors, financial institutions, auditors and other authorized representatives such financial and operating data and other information as such may be reasonably requested and will instruct the employees of the Company and its subsidiaries, their respective counsel and financial advisors to cooperate with Parent and Sub in their investigation of the business of the Company and its subsidiaries; provided, however, that the Company may restrict the foregoing access to the extent that (A) in the reasonable judgment of the Company, any law, treaty, rule or regulation of any Governmental Entity applicable to the Company requires the Company or its subsidiaries to restrict or prohibit access to any such properties or information, (B) in the reasonable judgment of the Company, the information is subject to confidentiality obligations to a third party, (C) such disclosure would result in disclosure of any trade secrets of third parties, or (D) disclosure of any such information or document could result in the loss of attorney-client privilege; provided, further, however, that with respect to this clause (D), the Company and/or its counsel shall use their reasonable efforts to enter into such joint defense agreements or other arrangements, as appropriate, so as to avoid the loss of attorney-client privilege; provided, further, that, subject to Section 5.05, any information provided to Parent and/or Sub pursuant to this Section 6.02 shall be subject to the confidentiality agreement, dated as of December 9, 2003 (the “Confidentiality Agreement”), the terms of which shall continue to apply and which shall be binding upon Parent, Sub and their respective shareholders and affiliated companies, except as otherwise agreed by the Company, notwithstanding termination of this Agreement. Subject to Section 5.05, in the event of any conflict between the terms of this Section 6.02 and the terms of the Confidentiality Agreement, the terms of the Confidentiality Agreement shall control.

Section 6.03. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, tax ruling requests and other documents and to obtain as promptly as practicable all consents, clearances, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement (provided that the Company shall not agree to any material modification to any Material Contract (including, without limitation, any increase in amounts payable under such Material Contract or extension of the term thereof) in connection with obtaining any such consents, clearances, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations without the prior approval of such modification by Parent) and (ii) taking all reasonable steps as may be necessary to obtain all such material consents, clearances, waivers, licenses, registrations, permits, authorizations, tax rulings, orders and approvals. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and any other Regulatory Law (as defined in Section 6.03(b) below) with respect to the transactions contemplated hereby as promptly as practicable after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other Regulatory Law and to use reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. If necessary to obtain any regulatory approval pursuant to any Regulatory Law, or if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted by a Governmental Entity), challenging the Merger or any other transaction contemplated by this Agreement as violative of any Regulatory Law, each of Parent and the Company shall cooperate with each other with respect to obtaining such approval or

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responding to such administrative or judicial action. Notwithstanding anything to the contrary contained in this Section 6.03, Parent and Sub shall have no obligation to (a) hold separate (or agree to hold separate) any portion of the assets of the Company or the Parent or any of their respective affiliates, (b) conduct the business of the Company or the Parent or any of their respective affiliates in a substantially different manner, (c) dispose (or agree to dispose) of any assets or businesses of the Company or the Parent or any of their respective affiliates, (d) defend any litigation commenced by any third party or Governmental Entity against the Company or Parent or any of their respective affiliates, or (e) materially alter the economic or governance rights of Parent’s stockholders with respect to Parent (except with respect to the composition of Parent’s board of directors, if necessary) or the Company or any of their respective affiliates and each of their respective businesses and brands.

(b)	To the extent permissible under applicable law or any rule, regulation or restriction of a Governmental Entity, each of Parent and the Company shall, in connection with the efforts referenced in Section 6.03(a) to obtain all requisite material approvals, clearances and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Regulatory Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, (iii) permit the other party, or the other party’s legal counsel, to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person and (iv) give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, “Regulatory Law” means the Sherman Act, as amended, Council Regulation No. 4064/89 of the European Community, as amended (the “EC Merger Regulation”), the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate (i) foreign investment or (ii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

Section 6.04. Options. (a) The Company shall take all reasonable steps or measures to amend, or cause to be amended, (or to obtain consents or waivers from optionees, if necessary, with respect to) any stock option plan and any other program or arrangement (collectively, the “Stock Option Plans”) pursuant to which there are holders of options or warrants to purchase shares granted by the Company or stock appreciation rights with respect to shares of Company Common Stock (each, an “Option”) to provide that, at the Effective Time, each such holder shall receive, in settlement of each unexercised (vested or unvested) Option held by such holder, a “Cash Amount” (less any applicable withholding taxes) equal to the product of (i) the amount (if any) by which the Merger Consideration exceeds the Option exercise price, and (ii) the number of underlying shares with respect to which the Option had not been exercised prior to the Effective Time, unless such holder and Parent shall have consented to a different treatment. The Company shall use commercially reasonable efforts to amend the Stock Option Plans to provide that each Option shall terminate as of the Effective Time upon the making of such payments.

(b)	The Company shall provide notice to participants in the Stock Option Plans and other holders of Options to purchase shares of Company Common Stock granted by the Company that the Company proposes to merge into another corporation; that the participant under the plans or program may exercise his Options in full with respect to shares not theretofore purchased by him prior to the Effective Time; and that the plans and program have been amended to provide that to the extent a participant does not exercise such Options prior to the Effective Time, such Options shall terminate at the Effective Time and the participant shall receive, in settlement of each Option held by the participant, the “Cash Amount” described in the preceding paragraph.

(c)	Prior to the Effective Time, the Company shall take all actions necessary to amend the Stock Option Plans as provided in this Section 6.04.

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(d)	Except as may be otherwise agreed to by Parent or Sub and the Company, the Company’s Stock Option Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall be deleted as of the Effective Time.

(e)	Notwithstanding anything to the contrary herein, if it is determined that compliance with any of the foregoing would cause any individual subject to Section 16 of the Exchange Act to become subject to the profit recovery provisions thereof, any Options held by such individual will be canceled or purchased, as the case may be, at the Effective Time or at such later time as may be necessary to avoid application of such profit recovery provisions and such individual will be entitled to receive from the Company or the Surviving Corporation an amount in cash or other consideration satisfactory to the Surviving Corporation and such individual equal to the excess, if any, of the Merger Consideration over the per share exercise price of such Option, multiplied by the number of underlying shares subject thereto (less any applicable withholding taxes), and the parties hereto will cooperate and take any and all necessary actions so as to achieve the intent of the foregoing without giving rise to such profit recovery.

Section 6.05. Indemnification; Directors’ and Officers’ Insurance.

(a)	Following the Effective Time, Parent and the Surviving Corporation shall, jointly and severally (i) indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers, employees and agents of the Company and its Subsidiaries and all other Persons who may presently serve or have served at the Company’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (the “Indemnified Parties”) (A) to the same extent such individuals are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company pursuant to the certificate of incorporation and bylaws of the Company and indemnification agreements, if any, in existence on the date hereof with, or for the benefit of, any directors, officers and employees of the Company and its Subsidiaries or any other Persons and (B) without limitation to subclause (A) above, to the fullest extent permitted by law, in each case for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), (ii) include and cause to be maintained in effect in the certificate of incorporation and bylaws of the Surviving Corporation (or any successor to the Surviving Corporation) for a period of six years after the Effective Time, provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are, in the aggregate, no less advantageous to the intended beneficiaries than the corresponding provisions contained in the current certificate of incorporation and bylaws and (iii) cause to be maintained for a period of six years after the Effective Time the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance with one or more reputable unaffiliated third-party insurers maintained by the Company (provided that Parent (or any successor thereto) may substitute therefor one or more policies with one or more reputable unaffiliated third-party insurers of at least the same coverage and amounts containing terms and conditions that are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 300% of the annual premiums currently paid by the Company for such insurance if the board of directors of Parent as constituted after the Effective Time shall have so determined; and, provided further that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with at least the greatest coverage available for a cost not exceeding such amount. In determining whether an Indemnified Party is entitled to indemnification under this Section 6.05(a), if requested by such Indemnified Party, such determination shall be made in a written opinion by independent counsel selected by Parent and reasonably approved by the Indemnified Party, which counsel shall not have, at the time of such determination, otherwise performed services for the Surviving Corporation, Parent or their respective affiliates during the preceding three years.

(b)	Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.05, upon receiving written notification of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent and the Surviving Corporation thereof, but the failure to so notify shall not relieve Parent and

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the Surviving Corporation of any liability they may have to such Indemnified Party except if, and only to the extent that, such failure materially and irreversibly prejudices Parent or the Surviving Corporation, as applicable. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent and the Surviving Corporation shall pay the fees and expenses of counsel selected by the Indemnified Party, promptly after statements therefor are received, and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred; provided that prior thereto the Indemnified Party provides to Parent and the Surviving Corporation an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification from Parent and the Surviving Corporation, (ii) Parent and the Surviving Corporation will cooperate in the defense of any such matter, and (iii) any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under applicable Law shall be made by independent counsel mutually acceptable to Parent, the Surviving Corporation and the Indemnified Party; provided, however, that (A) Parent and the Surviving Corporation shall be obligated pursuant to this Section 6.05(b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between the positions of such Indemnified Party and any other Indemnified Party or Indemnified Parties, in which case each Indemnified Party with a conflicting position on a significant issue shall be entitled to retain separate counsel mutually satisfactory to Parent, the Surviving Corporation and such Indemnified Party, (B) the Indemnified Parties shall cooperate in the defense of any such matter and (C) Parent and the Surviving Corporation shall not be liable for any settlement effected without its prior written consent (which consent may not be unreasonably withheld or delayed).

(c)	If Parent or the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.05.

(d)	The rights of each Indemnified Party under this Section 6.05 shall be in addition to any right such Person might have under the certificate of incorporation or by-laws of the Company or any of its Subsidiaries, or under applicable Law (including the DGCL) or under any agreement of any Indemnified Party with the Company or any of its Subsidiaries. The provisions of this Section 6.05 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their respective heirs and representatives.

(e)	The obligations of Parent and the Surviving Corporation under this Section 6.05 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.05 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 6.05 applies shall be third-party beneficiaries of this Section 6.05).

(f)	The Company (or, after the Effective Time, the Surviving Corporation and Parent) shall indemnify any Indemnified Party against all reasonable costs and expenses (including reasonable attorneys’ fees and expenses), such amounts to be payable in advance upon request as provided in this Section 6.05, relating to the enforcement of such Indemnified Party’s rights under this Section 6.05 or under the certificate of incorporation or by-laws or existing indemnification agreements, but only to the extent that such Indemnified Party is ultimately determined to be entitled to indemnification hereunder or thereunder. Any amounts due pursuant to the preceding sentence shall be payable upon request by the Indemnified Party.

Section 6.06. Employees. (a) For not less than one year following the Effective Time, Parent shall maintain, or shall cause the Surviving Corporation and its subsidiaries to maintain, compensation and employee benefit plans and arrangements for employees of the Company (“Affected Employees”) that are, in the aggregate, substantially comparable to the compensation arrangements and Benefit Plans as in effect on the date hereof (excluding, for all purposes, any equity-based or long-term incentive plans or programs). Without limiting the generality of the foregoing, for not less than one year following the Effective Time, Parent shall provide, or cause the Surviving

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Corporation and its subsidiaries to provide, severance pay and benefits to each Affected Employee as of the Effective Time that are not less favorable than under the Benefit Plans and current policies or practices of the Company as in effect as of the date of this Agreement.

(b)	Parent shall, or shall cause the Surviving Corporation to, honor all Benefit Plans and other contractual commitments in effect immediately prior to the Effective Time between the Company and Affected Employees or former employees of the Company, including, without limitation, the Change in Control Agreements set forth on Schedule 6.06(b). Without limiting the generality of the foregoing, Parent shall, or shall cause the Surviving Corporation to, honor all vacation, holiday, sickness and personal days accrued by Affected Employees and, to the extent applicable, former employees of the Company (“Former Employees”) as of the Effective Time.

(c)	Parent shall, or shall cause the Surviving Corporation to, give all Affected Employees full credit for purposes of eligibility, and vesting under any employee benefit plan arrangement maintained by Parent or the Surviving Corporation or any subsidiary thereof for such Affected Employees’ service with the Company (or any prior employer) to the same extent recognized by the Company or any Benefit Plan immediately prior to the Effective Time.

(d)	Parent shall, or shall cause the Surviving Corporation to, (i) with respect to any life, health or long-term disability insurance plan, waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements of any welfare benefit plan established to replace any Benefit Plan in which such Affected Employees may be eligible to participate after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such Affected Employee and that have not been satisfied as of the Effective Time under any Welfare Plan maintained for the Affected Employee immediately prior to the Effective Time, (ii) with respect to any health insurance plan, provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any such plan that such Affected Employees are eligible to participate in after the Effective Time and (iii) with respect to any life or long-term disability plan, waive any medical certification otherwise required in order to assure the continuation of coverage at a level not less than that in effect immediately prior to the implementation of such plan (but subject to any overall limit on the maximum amount of coverage under such plans).

Section 6.07. Transfer Taxes. Except as provided in Section 2.02(b), all stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement shall be paid by either Sub or the Surviving Corporation, and the Company shall cooperate with Sub and Parent in preparing, executing and timely filing any Tax Returns with respect to such Transfer Taxes.

Section 6.08. Calculation of Section 280(G) Excise Taxes and Cutbacks. The Company shall, promptly after execution of this Agreement, request that the Audit Committee of the Company Board approve the retention by the Company of an independent accounting firm with expertise in calculating excise taxes under Code Section 4999 on “parachute payments” under Section 280(G) of the Code. Such accounting firm shall promptly review the Change in Control Agreements listed on Schedule 6.06(b) and calculate (a) the amount, if any, of excise taxes that must be withheld by the Company from monies due to each applicable executive as a result of any “parachute payments” (as defined in Section 280(G) of the Code) that would be payable to such executive as a result of the transactions contemplated by this Agreement and (b) the amount, if any, that monies due to any executive as “parachute payments” must be reduced as a result of the “cut-back” provisions in such executive’s Change in Control Agreement, which calculations shall promptly be provided to Parent.

Section 6.09. State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to the transactions contemplated hereby, the Company, Parent and Sub shall each take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

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Section 6.10. Financing.

(a)	Parent and Sub shall use their reasonable best efforts to obtain the Financing as set forth in the Financing Letters. Notwithstanding anything in this Agreement to the contrary, (i) Parent and Sub shall be entitled at any time to obtain substitute financing (“Substitute Financing”) on conditions pursuant to which the Substitute Financing would not reasonably be expected to delay the consummation of the Merger past January 31, 2005, provided that the leverage ratios required for Parent under the agreements and documentation for such Substitute Financing shall not be materially higher than the leverage ratios set forth in the Financing Letters without the consent of the Company, which consent shall not be unreasonably withheld and (ii) should Parent and Sub fail to obtain the Financing as set forth in the Financing Letters prior to January 31, 2005, then Parent and Sub shall use their reasonable best efforts to obtain Substitute Financing, provided that such obligation shall be limited to obtaining Substitute Financing on terms and conditions substantially equivalent to those set forth in the Financing Letters.

(b)	Parent shall provide prompt written notice to the Company of (i) the Banks’ refusal or stated intent to refuse to provide the financing described in the Senior Debt Letter, (ii) the refusal of or stated intent to refuse by any of Bear, Stearns & Co. Inc., J.P Morgan Securities Inc. and Deutsche Bank Securities Inc. to provide the financing described in the Subordinated Debt Letter, (iii) Kelso’s refusal or stated intent to refuse to provide the financing described in the Kelso Equity Commitment Letter, (iv) Church & Dwight Co., Inc.’s refusal or stated intent to refuse to provide the financing described in the Church & Dwight Letter, and/or (v) any other lender’s stated intent to refuse to provide the financing contemplated by any Substitute Financing, and, in each case, the stated reasons therefor.

(c)	The Company agrees to provide and to cause its subsidiaries to provide, and will use its reasonable best efforts to cause its officers, employees, advisors and representatives to provide, all necessary cooperation reasonably requested by Parent in connection with the arrangement and the negotiation of agreements with respect to, the Financing (and any substitutions, replacements or refinancing thereof). Such cooperation will include (i) to the extent reasonably requested, the making available to Parent, the lenders providing the Financing, their respective representatives, and the rating agencies of personnel, documents and information of the Company and its subsidiaries, (ii) to the extent reasonably requested, requiring the senior management of the Company to participate in meetings, due diligence sessions and road shows and helping to prepare offering memoranda; and (iii) requesting the Company’s accountants to provide their reasonable cooperation in connection with the Financing, including (x) granting consents to the inclusion of their auditors’ reports in relevant offering documents and any related governmental filings, (y) granting consents to references to them as experts in a customary manner in any such offering materials and related governmental filings and (z) issuing comfort letters covering such matters as are reasonably requested by Parent, the Company or any initial purchaser or underwriter, as the case may be.

ARTICLE VII

CONDITIONS

Section 7.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Closing Date of each of the following conditions:

(a)	Company Stockholder Approval. If required by applicable law, the Company Stockholder Approval shall have been obtained.

(b)	No Injunctions or Restraints. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition restricting, preventing or prohibiting the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

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(c)	HSR Approvals. The applicable waiting periods (and any extension thereof) under the HSR Act shall have expired or been terminated.

Section 7.02. Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger shall be subject to the satisfaction or waiver by Parent at or prior to the Effective Time of each of the following conditions:

(a)	Representations and Warranties. The representations and warranties of the Company set forth in this Agreement, without giving effect to any exception or qualification as to materiality or Material Adverse Effect, shall be true and correct as of the date hereof and as of the Closing Date, as if such representations and warranties were made as of the date hereof and as of the Closing Date (except as to any such representation or warranty which speaks as of a specific date, which must be true and correct as of such specific date) except where the failure to be so true and correct would not, individually or in the aggregate with all such failures, be reasonably likely to have a Material Adverse Effect.

(b)	Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)	Officer’s Certificate. Parent shall have received a certificate signed by an executive officer of the Company, dated the Closing Date, to the effect that the conditions set forth in Sections 7.02(a) and 7.02(b) have been satisfied or waived.

(d)	Financing. The Company shall have received the Financing proceeds under the Financing Letters (other than any portion of the Financing under the Kelso Equity Commitment Letter and the Church & Dwight Letter), or the Financing proceeds of any Substitute Financing, in either such case in the amounts and on the terms and conditions set forth in the Financing Letters or upon terms and conditions which are substantially equivalent thereto, and to the extent any of the terms and conditions are not as so set forth or as substantially equivalent, on terms and conditions reasonably satisfactory to Parent and the Company.

(e)	Resignations. The Company shall have received, and delivered copies to Parent and Sub of, valid resignations, effective as of immediately following the Effective Time, of each member of the Company Board.

(f)	FIRPTA. The Company shall have furnished to Parent and Sub a certification in accordance with Treasury Regulations § 1.1445-2(c) certifying that stock in the Company is not a real property interest because the Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

Section 7.03. Conditions to Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction or waiver by the Company at or prior to the Effective Time of each of the following conditions:

(a)	Representations and Warranties. The representations and warranties of Parent and Sub set forth in this Agreement, without giving effect to any exception or qualification as to materiality or Material Adverse Effect, shall be true and correct as of the date hereof and as of the Closing Date, as if such representations and warranties were made as of the date hereof and as of the Closing Date (except as to any such representation or warranty which speaks as of a specific date, which must be true and correct as of such specific date) except where the failure to be so true and correct would not, individually or in the aggregate with all such failures, be reasonably likely to materially adversely affect the ability of Parent to effect the Merger in accordance with this Agreement.

(b)	Performance of Obligations of Parent and Sub. Each of Parent and Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)	Officer’s Certificate. The Company shall have received certificates signed by an executive officer of each of Parent and Sub, dated the Closing Date, to the effect that the conditions set forth in Sections 7.03(a) and 7.03(b) have been satisfied or waived.

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ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the terms of this Agreement by the Company Stockholders:

(a)	by mutual written consent of Parent and the Company, by action of their respective boards of directors;

(b)	by either the Company or Parent, if:

(i) the Company Stockholder Approval shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof; or

(ii) any Governmental Entity, the taking of action by which is a condition to the obligations of either the Company or Parent to consummate the transactions contemplated hereby, shall have determined not to take such action and all appeals of such determination shall have been taken and have been unsuccessful, or any court of competent jurisdiction or other competent Governmental Entity shall have issued an order, decree or ruling or taken any other action making illegal or otherwise restricting, preventing or prohibiting the Merger and such order shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement shall have used its reasonable efforts to remove or lift such order, decree, ruling or other action;

(c)	by the Company, if, prior to when Company Stockholder Approval has been obtained, any Person has made a proposal relating to an Acquisition Proposal, or has commenced a tender or exchange offer for the shares of Company Common Stock, and the Company Board concludes that such proposal or tender or exchange offer if consummated would be a Superior Proposal;

(d)	by Parent, if, prior to when Company Stockholder Approval has been obtained, the Company Board or any committee thereof shall have (i) failed to recommend to the Company Stockholders that they approve and adopt this Agreement (the “Stockholder Acceptance”), (ii) withdrawn or modified its approval or recommendation of this Agreement or the Merger, (iii) approved or recommended an Acquisition Proposal or (iv) resolved to effect any of the foregoing;

(e)	by Parent, at any time prior to the Effective Time, whether before or after the time when Company Stockholder Approval has been obtained, if there has been a material violation or breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that (i) would give rise to the failure of the conditions set forth in Section 7.02(a) or 7.02(b) and (ii) cannot be cured by the Company within thirty (30) days after written notice reasonably describing such breach; or

(f)	by the Company, at any time prior to the Effective Time, whether before or after the time when Company Stockholder Approval has been obtained, if there has been a material violation or breach by Parent or Sub of any representation, warranty, covenant or agreement contained in this Agreement (which violation or breach is not cured by Parent or Sub within ten (10) days after written notice reasonably describing such breach);

(g)	by either the Company or Parent, if the Merger shall not have been consummated on or before January 31, 2005; or

(h)	by either the Company or Parent, if as of October 31, 2004, the condition specified in Section 7.01(c) shall not have been satisfied, provided that either party may only exercise this termination right by delivering written notice of termination to the other party not later than November 5, 2004, and if such notice shall not have been delivered by such date, the parties’ right to terminate this agreement pursuant to this Section 8.01(h) shall thereafter expire.

Section 8.02. Effect of Termination.

(a)	In the event of a termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of Parent, Sub or the

Annex A-25

Company or their respective officers or directors, except with respect to the last proviso of the first sentence of Section 6.02, this Section 8.02 and Article IX; provided, however, that nothing herein shall relieve any party for liability for any breach hereof prior to such termination.

(b)	(i)	If this Agreement is terminated pursuant to Section 8.01(c) or Section 8.01(d), and, in either case, on or before the date of any such termination an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the Company Board, then the Company shall pay to Parent all out-of-pocket expenses of Kelso and Church & Dwight, Co., Inc. and their respective affiliates, including fees and expenses of financial advisors, outside legal counsel and accountants, incurred in connection with the transaction contemplated hereby and fees and expenses incurred in connection with the proposed financing of the Merger up to a maximum amount of Expenses of $6,000,000 (such out-of-pocket expenses, up to such maximum amount, the “Expenses); provided, however, that if within twelve months of such termination, the Company or a third party consummates, or the Company enters into a definitive agreement to consummate, an Acquisition Proposal, then the Company shall pay to Parent an additional amount equal to $12,000,000 less the amount of Expenses previously paid to Parent pursuant to this clause (i);

	(ii)	If this Agreement is terminated pursuant to Section 8.01(b)(i), and, on or before the date of any such termination an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the Company Board, and within twelve months of such termination, the Company or a third party consummates, or the Company enters into a definitive agreement to consummate, an Acquisition Proposal, the Company shall pay to Parent $12,000,000;

	(iii)	If this Agreement is terminated pursuant to Section 8.01(g), and (x) Parent, at the time of such termination, was in compliance with its obligations under this Agreement in all material respects and (y) on or before the date of any such termination an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the Company Board and (z) within twelve months of such termination, the Company or a third party consummates, or the Company enters into a definitive agreement to consummate, an Acquisition Proposal, the Company shall pay to Parent the Expenses;

	(iv)	If (x) this Agreement is terminated pursuant to Section 8.01(e) with respect to a material violation or breach by the Company of any of the provisions of Section 5.02 and (y) Parent, at the time of such termination, was in compliance with its obligations under this Agreement in all material respects and (z) within twelve months of such termination, the Company or a third party consummates, or the Company enters into a definitive agreement to consummate, an Acquisition Proposal, the Company shall pay to Parent $12,000,000.

(c)	Any payment required to be made pursuant to Section 8.02(b) shall be made (i) concurrently with a termination by the Company giving rise to the payments provided for in Section 8.02(b) or (ii) in the case of a termination by Parent, not more than three business days after the occurrence of the conditions for such payment pursuant to Section 8.02(b). All payments under this Section 8.02 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment.

Section 8.03. Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after obtaining the Company Stockholder Approval (if required by law), but, after any such approval, no amendment shall be made which by law requires further approval by such shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.04. Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed

Annex A-26

on behalf of such party. The failure of any party hereto to assert any of its rights hereunder or otherwise shall not constitute a waiver of those rights.

ARTICLE IX

MISCELLANEOUS

Section 9.01. Nonsurvival of Representations and Warranties. The representations and warranties in this Agreement or in any instrument delivered pursuant hereto shall terminate at the Effective Time, unless the survival thereof is provided for by their terms.

Section 9.02. Assumption of Obligations. Effective upon the Closing, Parent unconditionally assumes, jointly and severally with the Company, all obligations of the Company under the Letter Agreement, between Peter J. Solomon Company Limited and the Company, dated as of July 10, 2003.

Section 9.03. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed), sent by overnight courier (providing proof of delivery) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Sub, to:
c/o Kelso & Company
320 Park Avenue, 24th Floor
New York, New York 10022
Attention: James J. Connors II, Esq.
Telecopy No.: (212) 223-2379

and

Church & Dwight Co., Inc.
469 North Harrison Street
Princeton, New Jersey 08543
Attention: General Counsel
Telecopy No.: (609) 497-7177

with copies (which shall not constitute notice) to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention: Margaret A. Davenport, Esq.
Telecopy No.: (212) 909-6836

and

Dechert LLP
4000 Bell Atlantic Tower
1717 Arch Street
Philadelphia, Pennsylvania 19103
Attention: John D. LaRocca, Esq.
Telecopy No.: (215) 994-2222

and

Annex A-27

(b)	if to the Company, to:
Del Laboratories, Inc.
178 EAB Plaza
P.O. Box 9357
Uniondale, New York 11556
Attention: General Counsel
Telecopy No.: (516) 844-2942

with a copy to:

Cadwalader, Wickersham & Taft LLP
100 Maiden Lane
New York, New York 10038
Attention: Dennis J. Block, Esq.
Telecopy No.: (212) 504-6666

Section 9.04. Interpretation. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. As used in this Agreement, “Person” or “person” means an individual, corporation, limited liability company, partnership, joint venture, trust or other entity. As used in this Agreement, “Subsidiary” or “subsidiary” of (x) the Company, means another person, of which an amount of voting securities or voting partnership interests that is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests) is owned directly or indirectly by the Company, provided that either (i) the assets of such person exceed 10% of the total assets of the Company on a consolidated basis as of the end of the Company’s last completed fiscal year, (ii) for the most recently ended four fiscal quarter period such person had revenues constituting 10% or more of the consolidated revenues of the Company for such period, as determined in accordance with GAAP or (iii) such person is any of the following entities: Del Pharmaceuticals, Inc., 565 Broad Hollow Realty Corp., Parfums Schiaparelli, Inc., Royce & Rader, Inc., Del Laboratories (Canada) Inc., Pharmaceutics (Canada) Inc. or Del Professional Products, Inc., and (y) any person other than the Company, means another person, of which an amount of voting securities or voting partnership interests that is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests) is owned directly or indirectly by such first person. As used in this Agreement, “Material Adverse Change” or “Material Adverse Effect” means, when used in connection with the Company, any change or effect on the Company (or, where applicable, an affected subsidiary of the Company) that, individually or in the aggregate, is, or is reasonably likely to be, materially adverse to the business, liabilities, financial condition or assets of the Company and its subsidiaries taken as a whole. Notwithstanding the foregoing, a Material Adverse Change or Material Adverse Effect shall not include any material adverse change or material adverse effect caused by (i) any failure by the Company to meet analysts’ published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement, (ii) other than in connection with the use of the defined term Material Adverse Effect specifically in Section 3.04, any adverse change resulting from the Merger, or the announcement or pendancy of or any costs or expenses associated with the Merger, including a decline in the trading price of Company Common Stock, (iii) any adverse changes in general market and economic conditions, (iv) any adverse changes affecting the Company’s industry generally (but only to the extent any such change does not disproportionately affect the Company relative to other companies in such industry), (v) any adverse regulatory or legislative changes affecting the Company or companies in general and (vi) any adverse change relating to changes in GAAP which the Company is required to adopt. As used in this Agreement, the term “material” refers to the Company and its subsidiaries taken as a whole. As used in this Agreement, “Indebtedness” means, without duplication, (i) any indebtedness of the Company or its subsidiaries for borrowed money, whether current, short-term, or long-term, secured or unsecured, (ii) any purchase price money indebtedness of the Company or its subsidiaries

Annex A-28

for purchases of property or assets, (iii) any lease obligations of the Company or its subsidiaries under leases which are capital leases in accordance with GAAP, (iv) any financing of the Company or its subsidiaries effected through “special purpose entities” and any synthetic leases and project financing, (v) any obligations of the Company or its subsidiaries in respect of banker’s acceptances or letters of credit, (vi) any liability of the Company or its subsidiaries with respect to interest rate swaps, collars, caps and similar hedging obligations, (vii) any indebtedness referred to in clauses (i) through (vi) above of any person other than the Company which is either guaranteed by, or secured by any Lien upon any property or assets owned by, the Company or any of its subsidiaries and (viii) any prepayment penalties resulting from the discharge of any of the foregoing obligations which are or will be actually prepaid pursuant to a pre-existing contractual arrangement as a result of the transactions contemplated hereby; provided, however, that the foregoing definition of Indebtedness shall not include ordinary course trade payables and accrued expenses (other than interest).

Section 9.05. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, including delivery by facsimile, it being understood that all parties need not sign the same counterpart.

Section 9.06. Entire Agreement; Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Sections 6.04 and 6.05 is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 9.07. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law.

Section 9.08. Publicity. Except as otherwise required by law or by obligations pursuant to the rules of any security exchange, for so long as this Agreement is in effect, neither the Company nor Parent shall, or shall permit any of its subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

Section 9.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 9.10. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York or Delaware or in a New York or Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit to the personal jurisdiction of any Federal court located in the States of New York or Delaware or any New York or Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that such party will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a Federal court sitting in the State of New York or Delaware or a New York or Delaware state court and (iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

Section 9.11. Fees and Expenses. Except as otherwise specifically provided for herein, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

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(b)	The prevailing party in any legal action undertaken to enforce this Agreement or any provision hereof shall be entitled to recover from the other party the costs and expenses (including attorneys’ and expert witness fees and expenses) incurred in connection with such action.

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IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

DLI Holding Corp.

By:  /s/ James J. Connors, II
       Name: James J. Connors, II
       Title: Vice President and Secretary

DLI Acquisition Corp.

By:  /s/ James J. Connors, II
       Name: James J. Connors, II
       Title: Vice President and Secretary

Del Laboratories, Inc.

By:  /s/ Dan K. Wassong
        Name: Dan K. Wassong
        Title: Chairman, President & CEO

Annex A-31

Annex B

PETER J.
SOLOMON
COMPANY
520 Madison Avenue New York, New York 10022 TEL: 212 508-1600 FAX: 212 508-1633 info@pjsolomon.com

July 1, 2004

Board of Directors Del Laboratories, Inc.
178 EAB Plaza
P.O. Box 9357
Uniondale, New York 11556

Ladies and Gentlemen:

You have asked us to advise you as to whether the consideration proposed to be received by the holders of common stock, par value $1.00 per share (“Company Common Stock”), of Del Laboratories, Inc. (the “Company”) pursuant to the terms of the Agreement and Plan of Merger (the “Agreement”), among the Company, DLI Holding Corp. (“Parent”) and DLI Acquisition Corp., a wholly owned subsidiary of Parent (“Sub”) is fair from a financial point of view to such holders (other than Parent or any of its direct or indirect subsidiaries or affiliates).

We understand that the Agreement provides for the merger of Sub with and into the Company (the “Merger”), pursuant to which each share of Company Common Stock, other than shares owned by the Company, Parent, Sub or any other subsidiary of Parent or shares as to which dissenter’s rights have been perfected, outstanding immediately prior to the Merger will be converted into the right to receive $35.00 in cash without interest, subject to the limitations set forth in the Agreement.

For purposes of the opinion set forth herein, we have:

(i)	reviewed certain publicly available financial statements and other information of the Company;

(ii)	reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

(iii)	reviewed certain financial projections for the Company prepared by the management of the Company;

(iv)	discussed the past and current operations, financial condition and prospects of the Company with management of the Company;

(v)	reviewed the reported prices and trading activity of the Company Common Stock;

(vi)	compared the financial performance and condition of the Company and the reported prices and trading activity of Company Common Stock with those of certain other comparable publicly traded companies;

(vii)	reviewed publicly available information regarding the financial terms of certain transactions comparable, in whole or in part, to the Merger;

(viii)	participated in certain discussions among representatives of each of Parent and the Company;

(ix)	reviewed the final form of the Agreement; and

(x)	performed such other analyses and taken into account such other matters as we have deemed appropriate.

Annex B-1

We have assumed and relied upon the accuracy and completeness of the information discussed with or reviewed by or for us for the purposes of this opinion and we have not assumed any responsibility for independent verification of such information. With respect to the financial projections, we have assumed that the financial projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. We express no opinion with respect to such financial projections. We have further assumed that the final form of the Agreement will be substantially the same as the final form of the Agreement reviewed by us. We have not assumed any responsibility for any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or off balance sheet assets or liabilities) of the Company or any of its subsidiaries, nor have we been furnished with any such valuation or appraisal. We have not evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have not reviewed any of the books and records of the Company, or assumed any obligation to conduct any physical inspection of the properties or facilities of the Company.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, June 30, 2004. For purposes of rendering this opinion we have assumed, in all aspects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and complete, that each party to the Agreement will perform all of the covenants and agreements required to be performed by such party thereunder and that all conditions to the consummation of the Merger will be satisfied without waiver thereof.

We have acted as financial advisor to the Company in connection with this transaction and will receive a fee for our services. In the past, we have provided financial advisory services to affiliates of Parent and have received fees for rendering these services. We also may provide financial advisory services to the Company or Parent or their respective affiliates in the future.

This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger and does not constitute a recommendation to any holder of Company Common Stock as to how any such holder should vote on the Merger. This letter may not be used for any other purpose without our prior written consent, except that this letter may be included in its entirety in any proxy or registration statement filed with the Securities and Exchange Commission in connection with the Merger.

We are not expressing any opinion herein as to the prices at which the Company Common Stock will trade following the announcement of the Merger. In addition, the opinion does not address the Company's underlying business decision to proceed with the Merger or the solvency of the Company or any other entity following the consummation of the Merger or at any time.

Based on, and subject to, the foregoing, we are of the opinion that on the date hereof, the consideration to be received by the holders of Company Common Stock (other than Parent or any of its direct or indirect subsidiaries or affiliates) in the Merger is fair from a financial point of view to such holders of Company Common Stock.

Very truly yours, /s/ Peter J. Solomon Company, L.P. PETER J. SOLOMON COMPANY, L.P.

Annex B-2

Annex C

Delaware General Corporation Law
8 Del. C. § 262 (2004).

§ 262. Appraisal rights

(a)	Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)	Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

	(1)	Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

	(2)	Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

		a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

		b.	Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

		c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

		d.	Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

	(3)	In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

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(c)	Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)	Appraisal rights shall be perfected as follows:

	(1)	If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

	(2)	If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

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(e)	Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)	Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)	At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)	After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)	The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the

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corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)	The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)	From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)	The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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Annex D

VOTING AGREEMENT

This VOTING AGREEMENT (the “Agreement”), dated as of July 1, 2004, is entered into by and among DLI Holding Corp., a Delaware corporation (“Holding”), and Dan K. Wassong (the “Stockholder”).

WHEREAS, concurrently with the execution and delivery of this Agreement, Holding, DLI Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Holding (“Acquisition Sub”), and Del Laboratories, Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger (the “Merger Agreement”), which Merger Agreement has been unanimously approved by the Company Board and which provides, among other things, for a merger of Acquisition Sub with and into the Company, with the Company remaining as the surviving corporation (the “Merger”);

WHEREAS, as of the date hereof, the Stockholder is the beneficial owner of 3,176,757 shares (such shares, after excluding any shares deemed to be beneficially owned through Options, the “Shares”) of common stock of the Company, par value $1.00 per share (the “Common Stock”) and is the owner of options to acquire 1,097,344 shares of Common Stock (each, an “Option”), of which 793,738 are exercisable within 60 days of the date hereof and included in the share number recited above;

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Holding has required that the Stockholder agree, and the Stockholder is willing to agree, to the matters set forth herein; and

WHEREAS, capitalized terms used but not otherwise defined herein shall have the respective meanings attributed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the agreements set forth below, the parties hereto agree as follows:

1. Voting of Shares.

1.1. Voting Agreement. From the date hereof, and until the termination of this Agreement pursuant to Section 10, the Stockholder hereby agrees to vote (or cause to be voted) all of the Shares which the Stockholder has the right to so vote at the Stockholders Meeting in favor of the approval of the Merger Agreement, the transactions contemplated thereby (including, without limitation, the Merger) and any actions required in furtherance thereof. In addition, from the date hereof and until the termination of this Agreement pursuant to Section 10, the Stockholder hereby agrees to vote (or cause to be voted) at any annual, special or other meeting of the stockholders of the Company, and at any adjournment or adjournments thereof, or pursuant to any consent in lieu of a meeting or otherwise, all of the Shares which the Stockholder has the right to so vote:

(i)	against any action or agreement that would reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under this Agreement, the Merger Agreement, or any other agreement contemplated hereby or thereby;

(ii)	against any Acquisition Proposal and against any other proposal for action or agreement that is intended, or would reasonably be expected, to materially impede, interfere with, delay, postpone or adversely affect the consummation of the transactions contemplated by the Merger Agreement;

(iii)	against any change in the composition of the Company Board, other than as contemplated by the Merger Agreement or as recommended by a majority of the Company Board; and

(iv)	against any amendment to the Certificate of Incorporation or by-laws of the Company, other than as contemplated by the Merger Agreement.

1.2. Irrevocable Proxy. Stockholder constitutes and appoints Holding and each of its executive officers, from and after the date hereof until the earlier to occur of the Effective Time and the termination of this Agreement pursuant to Section 10 hereof (at which point such constitution and appointment shall automatically be revoked) as Stockholder’s attorney, agent and proxy (such constitution and appointment, the “Irrevocable Proxy”), with full

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power of substitution, to vote and otherwise act with respect to all Stockholder’s Shares at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting), and in any action by written consent of the stockholders of the Company, on the matters and in the manner specified in Section 1.1. THIS PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST AND, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, SHALL BE VALID AND BINDING ON ANY PERSON TO WHOM STOCKHOLDER MAY TRANSFER ANY OF ITS SHARES IN BREACH OF THIS AGREEMENT. Stockholder hereby revokes all other proxies and powers of attorney with respect to all of Stockholder’s Shares that may have heretofore been appointed or granted, and no subsequent proxy or power of attorney shall be given (and if given, shall not be effective) by Stockholder with respect thereto on the matters covered by Section 1.1. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of Stockholder and any obligation of Stockholder under this Agreement shall be binding upon the heirs, personal representatives, successors and assigns of Stockholder. It is understood and agreed that Holding will not use such Irrevocable Proxy unless the Stockholder fails to comply with Section 1.1 hereof and that, to the extent Holding uses such Irrevocable Proxy, it will only vote such Shares with respect to the matters specified in, and in accordance with the provisions of, Section 1.1 hereof.

1.3. Fiduciary Responsibilities. Subject to Section 5 hereof, notwithstanding any other provision of this Agreement to the contrary, nothing contained in this Agreement shall limit the rights and obligations of the Stockholder in his capacity as a director or officer of the Company from taking any action in his capacity as a director or officer of the Company, and no action taken by the Stockholder in any such capacity shall be deemed to constitute a breach of any provision of this Agreement.

2. Representations and Warranties of the Stockholder.

The Stockholder represents and warrants to Holding as follows:

2.1 Binding Agreement. The Stockholder has the capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Stockholder has duly and validly executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

2.2 No Conflict. Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the performance of the Stockholder’s obligations hereunder, will (a) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under any material contract, agreement, instrument, commitment, arrangement or understanding to which the Stockholder is a party, or result in the creation of a security interest, lien, charge, encumbrance, equity or claim with respect to the Stockholder’s Shares or Options, (b) require any material consent, authorization or approval of any person other than a governmental entity, or (c) violate or conflict with any writ, injunction or decree applicable to the Stockholder or the Stockholder’s Shares or Options.

2.3 Ownership of Shares. The Stockholder is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, which meaning will apply for all purposes of this Agreement) of, and has the sole power to vote and dispose of, the Shares and is the owner of the number of Options set forth in the recitals hereto, in each case free and clear of any security interests, liens, charges, encumbrances, equities, claims, options or similar limitations or restrictions (including any restriction on the right to vote, sell or otherwise dispose of the Shares), except for (a) 20,867 Shares (the “Collateral Shares”) which are pledged as collateral for the Stockholder’s indebtedness to the Company (provided that the Stockholder has the right to vote such Collateral Shares) and (b) in each case, as may exist by reason of this Agreement or pursuant to applicable law. Except as provided for or disclosed in this Agreement, the Merger Agreement and the transactions and other agreements contemplated hereby and thereby, there are no outstanding options or other rights to acquire from the Stockholder, or obligations of the Stockholder to sell or to dispose of, any Shares or Options. As of the date of this Agreement, the number of shares set forth in the recitals hereto represents all of the shares of capital stock of the Company beneficially owned by the Stockholder.

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3. Representations and Warranties of Holding.

Holding represents and warrants to the Stockholder as follows:

3.1 Binding Agreement. Holding is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Holding and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Holding, and no other corporate proceedings on the part of Holding are necessary to authorize the execution, delivery and performance of this Agreement by Holding and the consummation of the transactions contemplated hereby. Holding has duly and validly executed this Agreement and this Agreement constitutes a legal, valid and binding obligation of Holding, enforceable against Holding in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

3.2 No Conflict. Neither the execution and delivery of this Agreement, the consummation by Holding of the transactions contemplated hereby, nor the compliance by Holding with any of the provisions hereof, will (a) conflict with or result in a breach of any provision of its certificate of incorporation or by-laws, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under any contract, agreement, instrument, commitment, arrangement or understanding, (c) require any material consent, authorization or approval of any person other than a governmental entity, or (d) violate or conflict with any writ, injunction or decree applicable to Holding.

4. Transfer and Other Restrictions.

Until the termination of this Agreement pursuant to Section 10:

4.1 Certain Prohibited Transfers. The Stockholder agrees not to, except as provided for in the Merger Agreement;

(a)	sell, sell short, transfer (including gift), pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any Shares or Options or any interest contained therein (each a “Transfer”), other than pursuant to this Agreement or pursuant to the exercise of Options, in each case unless (i) the Stockholder provides prior notice to Holding of such Transfer; (ii) the transferee executes a voting agreement in the form of this Agreement and acknowledges the proxy set forth in Section 1.2 hereof; and (iii) the Stockholder remains liable for any breach of such voting agreement by such transferee.

(b)	grant any proxies or power of attorney or enter into a voting agreement or other arrangement relating to the matters covered by Section 1.1, with respect to any Shares or Options other than this Agreement; or

(c)	deposit any Shares or Options into a voting trust.

4.2 Additional Shares. Without limiting any provisions of the Merger Agreement, in the event (i) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of the Company on, of or affecting the Stockholder’s Shares or (ii) the Stockholder shall become the beneficial owner or record owner of any additional shares of capital stock of the Company, including pursuant to the exercise of Options, or other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 1.1 hereof, in each case, then the terms of this Agreement shall apply to the shares of capital stock or other securities of the Company held by the Stockholder immediately following the effectiveness of the events described in clause (i), or the Stockholder becoming the beneficial or record owner thereof, as described in clause (ii), as the case may be. The Stockholder hereby agrees, while this Agreement is in effect, to notify Holding of the number of any new Shares or Options acquired by the Stockholder, if any, after the date hereof.

5. No Solicitation.

During the term of this Agreement, the Stockholder shall not solicit, initiate, knowingly encourage or knowingly facilitate any discussions or negotiations with any Person other than Parent, concerning any offer or proposal, which

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constitutes or is reasonably likely to lead to an Acquisition Proposal, except to the extent that the conditions set forth in the proviso to the first sentence of Section 5.02(a) of the Merger Agreement have been satisfied.

6. Brokerage.

Except for any of the following contemplated by the Merger Agreement, the Stockholder represents and warrants that there are no claims for finder’s fees or brokerage commissions or other like payments in connection with this Agreement or the transactions contemplated hereby pursuant to arrangements made by the Stockholder.

7. Public Announcements.

Neither Holding or any of its affiliates nor the Stockholder shall issue, or cause the publication of, any press release or other public announcement with respect to the terms of this Agreement without the prior approval of the other party, except to the extent required by law or by any listing agreement with, or the policies of, a national securities exchange and, in any such event, after reasonable prior notice to the other party.

8. Waiver of Appraisal Rights.

The Stockholder hereby irrevocably waives any and all rights of appraisal pursuant to Section 262 of the DGCL that such Stockholder may have with regard to the Merger.

9. Specific Enforcement.

The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the terms hereof or were otherwise breached and that each party shall be entitled to specific performance of the terms hereof in addition to any other remedy which may be available at law or in equity.

10. Termination.

This Agreement shall terminate on the earliest to occur of (i) the termination of the Merger Agreement in accordance with its terms, (ii) an agreement of Holding and the Stockholder to terminate this Agreement, (iii) the Company taking any of the actions set forth in Section 5.02(b) of the Merger Agreement in accordance with its terms, (iv) the consummation of the transactions contemplated by the Merger Agreement and (v) a decrease in the Merger Consideration or a modification to the treatment of the outstanding Options in the Merger that is adverse to the Stockholder and, in each of the two cases under this clause (v), to which the Stockholder has not consented. The termination of this Agreement in accordance with this Section 10 shall not relieve any party from liability for any intentional breach of its obligations hereunder committed prior to such termination.

11. Survival.

The representations, warranties and agreements of the parties contained in this Agreement shall not survive any termination of this Agreement, provided, however, that (i) the representations contained in Section 6 shall survive the expiration of this Agreement and shall remain in full force and effect and (ii) no such termination shall relieve any party hereto from any liability for an intentional breach of this Agreement.

12. Notices.

All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement to any party hereunder shall be in writing and deemed given if addressed as provided below (or at such other address as the addressee shall have specified by notice actually received by the addressor) and if either (a) actually delivered in fully legible form, to such address, (b) in the case of any nationally recognized express mail service, one (1) day shall have elapsed after the same shall have been deposited with such service, or (c) if by fax, on the day on which such fax was sent, provided that a copy is sent the same day by overnight courier or express mail service.

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If to Holding, to:

DLI Holding Corp.

c/o Kelso & Company, L.P.
320 Park Avenue, 24th Floor
New York, New York 10022
Attention: James J. Connors II, Esq.
Facsimile: (212) 223-2379

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attn: Margaret A. Davenport, Esq.
Facsimile: (212) 909-6836

If to the Stockholder, to:

Dan K. Wassong
The Carlyle Hotel
35 East 76th Street
New York, New York 10021

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, New York 10036
Attention: Michael Mitchell, Esq.
Telecopy No.: (212) 735-2000

13. Certain Events.

The Stockholder agrees that this Agreement and the obligations hereunder shall, to the extent permitted by law, attach to the Stockholder’s Shares and Options and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares or Options shall pass, whether by operation of law or otherwise.

14. Entire Agreement.

This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

15. Consideration.

This Agreement is granted in consideration of the execution and delivery of the Merger Agreement by the Company, Holding and Acquisition Sub.

16. Amendments.

This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

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17. Successors and Assigns.

This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto, except that Holding may assign its rights under this Agreement to any affiliate of Holding. This Agreement will be binding upon, inure to the benefit of and be enforceable by each party and such party’s respective heirs, beneficiaries, executors, representatives and permitted assigns.

18. Counterparts.

This Agreement may be executed by facsimile and in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

19. Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof).

20. Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

21. Headings.

The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

22. Further Assurances.

The Stockholder shall, upon request of Holding, execute and deliver any additional documents and take such actions as may reasonably be necessary to carry out the provisions hereof.

23. Stop Transfer.

The Stockholder agrees with, and covenants to, Holding that he shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Stockholder’s Shares, unless such transfer is made in compliance with this Agreement. The Stockholder agrees, with respect to any Shares in certificated form, that he will tender to the Company, within ten business days after the date hereof, the certificates representing such Shares and the Company will inscribe upon such certificates the following legend:

“THE SHARES OF DEL LABORATORIES, INC. (THE “COMPANY”) REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A VOTING AGREEMENT DATED AS OF JULY 1, 2004, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED, EXCEPT IN ACCORDANCE THEREWITH. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY.”

Annex D-6

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by a duly authorized officer of Holding and the Stockholder, on the day and year first written above.

DLI HOLDING CORP. By: /s/ James J. Connors, II Name: James J. Connors, II Title: Vice President and Secretary /s/ Dan K. Wassong Dan K. Wassong

Annex D-7

                             DEL LABORATORIES, INC.
                                      PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

     THE UNDERSIGNED  HEREBY  APPOINTS ENZO J. VIALARDI AND GENE L. WEXLER,  AND
EACH OF THEM, AS PROXIES,  EACH WITH THE POWER TO APPOINT THEIR SUBSTITUTE,  AND
HEREBY  AUTHORIZES  THEM TO REPRESENT  AND TO VOTE AS  DESIGNATED  BELOW ALL THE
SHARES  OF  COMMON  STOCK  OF DEL  LABORATORIES,  INC.,  HELD OF  RECORD  BY THE
UNDERSIGNED ON [____________], 2004 AT THE SPECIAL MEETING OF STOCKHOLDERS TO BE
HELD AT 350 PARK AVENUE, 4TH FLOOR, NEW YORK, NEW YORK, ON [__________], 2005 AT
11:00 A.M., AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Change of Address

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PLEASE MARK YOUR VOTES AS INDICATED IN THIS EXAMPLE [X]

PLEASE VOTE BY RETURNING THE ATTACHED PROXY CARD

     1. Proposal to adopt the Agreement and Plan of Merger,  dated as of July 1,
2004, among DLI Corporation,  DLI Acquisition Corp. and Del Laboratories,  Inc.,
and approve the merger contemplated by that agreement.

            FOR                      AGAINST                    ABSTAIN
            [_]                        [_]                        [_]

     2. Proposal to adjourn the Special  Meeting (if an  insufficient  number of proxies has been received at the time of the Special Meeting to approve Proposal
1) so as to permit further solicitation of proxies.

            FOR                      AGAINST                    ABSTAIN
            [_]                        [_]                        [_]

[_]  CHECK IF YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON.

Vote, sign and date this Proxy and return it promptly in the enclosed  envelope.
No postage is required if mailed in the United States.

[_]  CHANGE OF ADDRESS ON REVERSE SIDE

THIS PROXY, WHEN PROPERLY EXECUTED,  WILL BE VOTED AS DIRECTED OR IF NO CONTRARY
DIRECTION IS INDICATED  WILL BE VOTED AS MANAGEMENT  RECOMMENDS ON THESE AND ANY
OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT(S) OR
POSTPONEMENT(S)  THEREOF.  PLEASE  SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE
ENVELOPE PROVIDED.

Signature __________________________________         Dated_______________

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign.
When signing as attorney, executor,  administrator,  trustee or guardian, please give full title as such.

If time warrants, improperly signed cards will be returned for correction.

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                                   Annex E-2

              DEL LABORATORIES, INC. EMPLOYEE STOCK OWNERSHIP PLAN

                        CONFIDENTIAL VOTING INSTRUCTIONS

           INSTRUCTIONS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                   Special Meeting of Stockholders, [ ], 2005

     The undersigned hereby instructs the Trustee of the Del Laboratories,  Inc.
Employee Stock Ownership Plan ("ESOP") to vote all shares of Common Stock of Del
Laboratories,  Inc. allocated to the undersigned's account under the ESOP at the
Special Meeting of Stockholders  to be held at 350 Park Avenue,  4th Floor,  New
York,  New York,  on  [________],  2005 at 11:00am,  and at any  adjournment  or postponement thereof, in accordance with the instructions below.

PLEASE MARK YOUR VOTES AS INDICATED IN THIS EXAMPLE [X]

PLEASE VOTE BY RETURNING THE ATTACHED PROXY CARD

     1. Proposal to adopt the Agreement and Plan of Merger,  dated as of July 1,
2004, among DLI Corporation,  DLI Acquisition Corp. and Del Laboratories,  Inc.,
and approve the merger contemplated by that agreement.

            FOR                      AGAINST                    ABSTAIN
            [_]                        [_]                        [_]

     2. Proposal to adjourn the Special  Meeting (if an  insufficient  number of proxies has been received at the time of the Special Meeting to approve Proposal
1) so as to permit further solicitation of proxies.

            FOR                      AGAINST                    ABSTAIN
            [_]                        [_]                        [_]

[_]  CHANGE OF ADDRESS ON REVERSE SIDE

Signature __________________________________         Dated_______________

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign.
When signing as attorney, executor,  administrator,  trustee or guardian, please give full title as such.

If time warrants, improperly signed cards will be returned for correction.

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ADDRESS CHANGE/COMMENTS (MARK THE CORRESPONDING BOX ON THE REVERSE SIDE)

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                                   Annex E-2